United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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Filed by a Party other than the Registrant	[ ]

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[x] Definitive Proxy Statement

[  ] Definitive Additional Materials

[  ] Soliciting Material Pursuant to § 240.14a-12

RETAIL OPPORTUNITY INVESTMENTS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

[x] No fee required

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[  ] Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 25, 2022

To the Stockholders of Retail Opportunity Investments Corp.:

The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Retail Opportunity Investments Corp., a Maryland corporation (the “Company”), will be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, on April 25, 2022, at 1:30 p.m., Eastern time, to consider and vote on the following matters:

(1)	the election of nine directors to serve on the Company’s board of directors until the Company’s 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualify;
(2)	the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022;
(3)	the resolution to approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the accompanying proxy statement;
(4)	the approval of the Company’s Second Amended and Restated 2009 Equity Incentive Plan; and
(5)	the transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The close of business on March 1, 2022 has been fixed by our board of directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments thereof.

We hope that all stockholders who can do so will attend the Annual Meeting in person. Whether or not you plan to attend, in order to assure proper representation of your shares of our common stock, par value $0.0001 per share (“Common Stock”), at the Annual Meeting, we urge you to submit your proxy voting instructions to the Company. By submitting your proxy voting instructions promptly, you can help the Company avoid the expense of follow-up mailings and ensure the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting, you may, if so desired, revoke your prior proxy voting instructions and vote your shares in person.

If you are a registered holder of shares of Common Stock as of the close of business on the record date, you may vote your shares of Common Stock in person at the Annual Meeting or by submitting your proxy voting instructions to the Company by following the instructions on your proxy card. If you hold shares of Common Stock in “street name” through a broker or other financial institution as of the close of business on the record date, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to authorize a proxy to vote your shares of Common Stock.

Your proxy is being solicited by our board of directors. Our board of directors recommends that you vote “FOR” each nominee for director named in the accompanying proxy statement and “FOR” proposals 2, 3 and 4.

By Order of the Board of Directors

Stuart A. Tanz President and Chief Executive Officer San Diego, California March 25, 2022	Michael B. Haines Chief Financial Officer, Treasurer and Secretary

TABLE OF CONTENTS

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held April 25, 2022. The Proxy Statement and our 2021 Annual Report to Stockholders are available at: http://www.viewproxy.com/roireit/2022

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 25, 2022

GENERAL MEETING INFORMATION

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the board of directors of Retail Opportunity Investments Corp., a Maryland corporation (the “Company,” “ROIC,” “we,” “our” or “us,”), for use at the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, on April 25, 2022, at 1:30 p.m., Eastern time, or at any postponements or adjournments thereof.

If you are a registered holder of shares of our common stock, par value $0.0001 per share (“Common Stock”), as of the close of business on March 1, 2022 (the “Record Date”), you may vote your shares of Common Stock in person at the Annual Meeting or by submitting your proxy voting instructions to us by following the instructions on your proxy card. If you hold shares of Common Stock in “street name” through a broker or other financial institution you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to authorize a proxy to vote your shares of Common Stock.

Shares of Common Stock represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies. Any stockholder of record submitting voting instructions or a proxy retains the power to revoke such instructions or proxy at any time prior to its exercise at the Annual Meeting by (i) delivering prior to the Annual Meeting a written notice of revocation to Michael B. Haines, our Secretary, at Retail Opportunity Investments Corp., 11250 El Camino Real, Suite 200, San Diego, California 92130, (ii) submitting a later dated proxy card, (iii) authorizing a proxy via the Internet or by telephone at a later date or (iv) by voting in person at the Annual Meeting. A stockholder submitting a notice of revocation by mail should provide sufficient time for delivery. Attending the Annual Meeting will not automatically revoke a stockholder’s previously submitted voting instructions or proxy unless such stockholder votes in person at the Annual Meeting. If your shares are held in “street name” and you desire to change your vote, you should contact the nominee holding shares for you (i.e., a brokerage firm, bank, broker-dealer or other intermediary) for instructions on how to do so.

If a proxy is properly authorized without specifying any voting instructions and not revoked prior to the Annual Meeting, the shares of Common Stock represented by such proxy will be voted FOR the election of the director nominees named in this Proxy Statement to serve on our board of directors until our 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualify, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, FOR the advisory resolution on the compensation of our named executive officers as disclosed in this Proxy Statement and FOR the approval of the Company’s Second Amended and Restated 2009 Equity Incentive Plan. As to any other business which may properly come before the Annual Meeting or any postponements or adjournments thereof, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

This Proxy Statement, the Notice of the 2022 Annual Meeting of Stockholders and the related proxy card are first being sent and made available to stockholders on or about March 25, 2022.

Annual Report

This Proxy Statement is accompanied by our Annual Report to Stockholders for the year ended December 31, 2021, including financial statements audited by Ernst & Young LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2021, and their report thereon, dated February 17, 2022.

Voting Securities and Record Date

Stockholders will be entitled to cast one vote for each share of Common Stock held of record at the close of business on the Record Date with respect to (i) the election of nine directors to serve on our board of directors until our 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualify, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, (iii) the resolution to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, (iv) the approval of the Company’s Second Amended and Restated 2009 Equity Incentive Plan and (v) any other proposal for stockholder action that may properly come before the Annual Meeting or any postponements or adjournments thereof.

Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a broker) does not vote on a particular proposal because such nominee does not have discretionary voting power for that particular matter and has not received voting instructions from the beneficial owner. If you hold your shares in “street name” through a broker or other financial institution it is critical that you cast your vote if you want it to count in the election of directors, the advisory resolution to approve the compensation of our named executive officers as disclosed in this Proxy Statement or the approval of the Company’s Second Amended and Restated 2009 Equity Incentive Plan. Under the rules of the New York Stock Exchange (“NYSE”), the only item to be acted upon at the Annual Meeting with respect to which a broker or nominee will be permitted to exercise voting discretion is the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Although our Common Stock trades on the NASDAQ Stock Market (“NASDAQ”), the NYSE rules affect us because most of the shares of Common Stock held in “street name” are held with NYSE member-brokers. Therefore, if you hold your shares of Common Stock in “street name” and you do not give the broker or nominee specific voting instructions on the election of the directors, the advisory resolution to approve the compensation of our named executive officers or the approval of the Company’s Second Amended and Restated 2009 Equity Incentive Plan, your shares will not be voted on those items, and a broker non-vote will occur.

Abstentions and broker non-votes will have no effect on the election of directors, the ratification of the appointment of Ernst & Young LLP, the advisory vote on the compensation of our named executive officers or the approval of the Company’s Second Amended and Restated 2009 Equity Incentive Plan as disclosed in this Proxy Statement. Because directors are elected by a plurality of the votes cast in the election of directors, and no additional nominations may properly be presented at the Annual Meeting, “withhold” votes will have no effect on the election of directors.

The presence, in person or by proxy, of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum. The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes: (i) for the election of a director, a plurality of all the votes cast in the election of directors at the Annual Meeting; (ii) for the ratification of the appointment of our independent registered public accounting firm, a majority of all the votes cast on the matter at the Annual Meeting; (iii) for the advisory resolution on the compensation of our named executive officers, a majority of all the votes cast on the matter at the Annual Meeting; and (iv) for the approval of the Company’s Second Amended and Restated 2009 Equity Incentive Plan, a majority of all the votes cast on the matter at the Annual Meeting.

As of the Record Date, we had 123,134,008 shares of Common Stock and 8,693,957 OP units (as defined below) of our operating partnership, Retail Opportunity Investments Partnership, L.P. (our “operating partnership”), issued and outstanding.

2022 PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement and does not encompass all the information that you should consider. This Proxy Statement should be read in its entirety before voting.

Fiscal 2021 Performance Highlights

During 2021, the Company delivered another year of strong operating and financial performance. We continued the disciplined execution of our strategy focused on necessity-based community and neighborhood shopping centers on the West Coast, which resulted in the following:

•	Exceptional operational performance in the retail REIT industry:
-	$53.5 million of net income attributable to common stockholders ($0.44 per diluted share)
-	$127.9 million in funds from operations (“FFO”)(1)
-	97.5% of our gross leasable area (including 100% of anchor space) was leased at December 31, 2021, the 9th consecutive year above 96.0%
-	3.0% increase in same-center cash net operating income (2021 vs. 2020)
-	1.4 million square feet of leases were executed, representing the 11th consecutive year of leasing approximately double the square footage originally scheduled to expire
-	$122.4 million of grocery-anchored shopping center acquisitions
-	$69.7 million of property dispositions (completed exit of Sacramento market)
-	Achieved growth in same-space cash rents of 14.9% on new leases and 4.3% on renewals
-	Awarded 2021 Green Lease Leader (highest “Gold” level designation) by U.S. Department of Energy
•	Maintained our strong balance sheet:
-	100% of debt effectively fixed-rate and zero balance on credit facility at year-end
-	Maintained 3.3x interest coverage
-	$48.7 million reduction in year-end principal debt outstanding (2021 vs. 2020)
-	$69.6 million of common equity raised through ATM program
•	Continued execution of strategic growth:
-	Continued focus on densification initiatives
-	Continued development of our Environmental, Social and Governance (“ESG”) programs
-	Continued focus on acquiring shopping centers where our team has the opportunity to build value

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(1)	For a description of FFO, see “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation.”
(2)	Represents indebtedness that bears interest at a fixed-rate or is subject to interest rate swap agreements pursuant to which the Company makes fixed-rate payments.

We believe that the value creation produced from an investment in real estate should be assessed over a long-term period and our strategy has focused on and continues to focus on long-term value creation. During 2021, in addition to creating value through our property operations and leasing activities, we continued to enhance the long-term competitive position and intrinsic value of our portfolio through the implementation of strategic initiatives. These initiatives include our densification initiatives and development of our ESG programs. The economic benefits of our activities in these areas during 2021 will not be realized until subsequent years. However, we believe these initiatives, when combined with the strength of our in-place portfolio of necessity-based neighborhood shopping centers on the West Coast that we have assembled over the past decade, will help position us to continue to generate attractive returns for stockholders over the long-term. The following table sets forth our total stockholder return (“TSR”) performance over the one, three, five and seven-year periods ended December 31, 2021.

Total Stockholder Return(1)				ROIC:	Retail Opportunity Investments Corp.
1-Year	3-Year	5-Year	7-Year	DJRE:	Dow Jones U.S. Real Estate Retail Index
				MSCI:	MSCI US REIT Index
DJRE 56.73%	MSCI 66.39%	MSCI 66.84%	MSCI 85.75%	Peers(2):	Executive Compensation Peer Group Median
Peers 54.98%	ROIC 35.00%	ROIC 9.87%	ROIC 49.14%
ROIC 50.63%	Peers 18.25%	DJRE -10.63%	DJRE -8.37%
MSCI 43.06%	DJRE 5.75%	Peers -19.70%	Peers -18.75%

____________________________

(1)	The table above compares the total return on our Common Stock over the one, three, five and seven-year periods ended December 31, 2021 to the total return of comparable indices and our executive compensation peer group, assuming a $100 investment on January 1, 2014 and all dividends have been reinvested.
(2)	For more information about our executive compensation peer group, see “Executive Compensation—Compensation Discussion and Analysis—Setting Executive Compensation—Peer Group.”

Stockholder Outreach and Engagement

We believe that fostering long-term relationships with our stockholders and maintaining their trust is a key ROIC objective, and we recognize the value of listening to and understanding their views about our business. During 2021, we continued our stockholder outreach activities, dialoguing and meeting with key institutional stockholders, in an effort to proactively address important issues.

•	Our Chief Executive Officer, Stuart A. Tanz, and other members of our senior management team were in regular contact with stockholders during 2021 and conducted 268 scheduled investor meetings to discuss a broad range of topics, including executive compensation.

•	We considered our executive compensation program implemented by the Compensation Committee of our board of directors (the “Compensation Committee”) and the results of recent non-binding, advisory votes on the compensation of our named executive officers.

•	Based on feedback received during the year and the continued support that stockholders showed for our executive compensation program in the 2021 advisory “say on pay” vote, the Compensation Committee maintained the principal elements of our executive compensation program when setting compensation for 2022.

Board Refreshment

In 2021, long-term refreshment of our board of directors continued to be one of the top priorities of the Nominating and Corporate Governance Committee of our board of directors (the “Nominating and Corporate Governance Committee”).

•	During 2021, our board of directors appointed three new independent directors: Angela K. Ho, Zabrina M. Jenkins and Adrienne B. Pitts. These new directors collectively bring deep finance, legal, accounting, public company reporting, risk management and corporate expertise to our board of directors.

•	After years of distinguished service, Edward H. Meyer retired from our board of directors in April 2021 and in December 2021 Charles J. Persico advised our board of directors that he would not stand for re-election at the Annual Meeting upon expiration of his current term.

•	Taking these changes into account, among the nine current directors on our board of directors nominated to stand for re-election to our board of directors at the Annual Meeting: 78% are independent, 44% are female, 33% are racially/ethnically diverse, and the average board tenure is 9.2 years compared to 12.6 years as of January 1, 2021.

Executive Compensation Highlights

We are pleased that stockholders continued to support our executive compensation program in the 2021 advisory “say on pay” vote, with approximately 83.9% of the votes cast approving our advisory resolution. We attribute this result to the Compensation Committee’s commitment to designing and implementing an executive compensation program that aligns executive compensation with Company performance and the creation of sustainable stockholder value, and view it as an indication that stockholders are supportive of the Compensation Committee’s approach to executive compensation and our responsiveness to investor concerns.

Our executive compensation program includes the following key features which have been implemented by the Compensation Committee as follows:

What We Do		Highlights
Formulaic annual cash incentive bonus program tied to rigorous objective performance criteria	-	For 2022, 80% of our Chief Executive Officer’s annual cash incentive bonus opportunity will be based solely on the achievement of objective Company performance criteria, with 20% determined at the Compensation Committee’s discretion based on a subjective review of overall Company and individual performance
	-	Use Company performance criteria that emphasize the achievement of operating and financial metrics that drive stockholder value creation, including FFO per share
Equity compensation program linked to long-term performance and designed to promote retention	-	Allocate 50% of stock grants to performance-based equity awards and 50% to time-based equity awards
	-	Vesting criteria for performance-based equity awards for 2021 to retain incorporation of achievement of ESG milestones
Strong corporate governance standards	-	Require a “double trigger” for severance payments upon a change in control
	-	No excise tax gross-up provisions
	-	Prohibit hedging or pledging of Company securities
	-	Maintain stock ownership guidelines for our named executive officers and directors
	-	Employ a majority voting policy for the election of directors in uncontested elections
	-	Use an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent directors
	-	Prohibit the repricing of stock options without stockholder approval

For a detailed description of our executive compensation program, see “Executive Compensation—Compensation Discussion and Analysis.”

ESG HIGHLIGHTS

Our long-standing commitment to operating responsibly and sustainably is evidenced by our exceptional performance as a retail REIT and the strong relationships we have fostered in our neighborhoods and communities. To exemplify this commitment, we were selected as a Green Lease Leader by the U.S. Department of Energy and responded to the Global Real Estate Sustainability Benchmark (“GRESB”) for the first time in 2021.

We published our second annual Environmental, Social and Governance (“ESG”) Report in 2021 which can be found on our website www.roireit.net. This report contains expanded data and information about our approach to ESG management and performance, including details of our progress against environmental targets and details on our ESG initiatives. The report is aligned with the Sustainability Account Standards Board (“SASB”) and Task Force on Climate-related Financial Disclosures (“TCFD”) frameworks. No information contained on our website is part of or incorporated into this Proxy Statement.

Governance Practices

Our board of directors takes an active role in overseeing our ESG strategy, initiatives, and programs. In 2019, we formalized our commitment to integrate ESG and sustainability into our wider business strategy through the establishment of an ESG Management Committee reporting to the Nominating and Corporate Governance Committee. We are actively implementing ESG initiatives that we believe will have the greatest impact on our business and stakeholders

Board Oversight of ESG

Our board of directors oversees our ESG strategy, initiatives, and programs. As a committee of our board of directors, the Nominating and Corporate Governance Committee oversees ESG strategy development and takes our stockholders’ and other stakeholders’ perspectives into consideration when formulating ESG practices. Our ESG Management Committee includes members from our executive, investor relations, special projects, and information technology teams. The ESG Management Committee is responsible for implementing our ESG strategy and providing updates to the Nominating and Corporate Governance Committee. The ESG Committee met regularly, at least once per month, throughout 2021.

ESG Milestones in Executive Compensation

The Compensation Committee considered the design and implementation of our ESG strategy and decided to incorporate the achievement of ESG milestones into the vesting criteria for performance-based equity awards. The Compensation Committee determined that the achievement of ESG milestones would replace the attainment of densification entitlements for performance-based equity awards in respect of performance for the year ended December 31, 2019 (granted in 2020). We retained this metric for performance-based equity awards in respect of performance for the years ended December 31, 2020 (granted in 2021) and December 31, 2021 (granted in 2022) and have included new ESG milestones. For a detailed description of our executive compensation program, see “Executive Compensation—Compensation Discussion and Analysis.”

ESG Plans and Policies Document

Released in 2020 and available on our website, our ESG Plans and Policies document strives to act as a compendium of our ESG goals while also highlighting specific considerations within our ESG program. Specific examples include stakeholder engagement and property highlights, greenhouse gas (“GHG”) emissions management considerations, climate change adaptation, property acquisition criteria and more.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to our directors, officers and employees. The Code of Conduct was designed to assist directors, officers and employees in complying with the law, and in resolving moral and ethical issues that may arise in complying with our policies and procedures. Some areas addressed by the Code of Conduct include: conflicts of interest; confidentiality; internal accounting controls, fair dealing, discrimination and harassment; health and safety; and confidential, 24/7 access to reporting hotlines. Our Code of Business Conduct and Ethics is more fully described below under “Corporate Governance—Code of Business Conduct and Ethics.”

Policy Against Money Laundering

Adopted in 2020 and available on our website, our Policy Against Money Laundering exhibits our commitment to minimizing the risk of our operations being used by money launderers and to preventing any financing of terrorism. We comply with all applicable anti-money laundering laws and we will not knowingly do business with anyone who we suspect of being connected with criminal or terrorist activity or who is subject to applicable trade sanctions. Our employees, officers and directors are required to immediately report any suspicious activities to our Compliance Officer.

Policy on Human Rights

Pursuant to our Human Rights Policy, adopted in 2020 and available on our website, we aim to conduct operations that are consistent with the United Nations Universal Declaration of Human Rights and the United Nations Guiding Principles on Business and Human Rights which encompasses three pillars: i) the state duty to protect human rights; ii) the corporate responsibility to protect human rights; and iii) the need for greater access to remedy victims of business-related abuse. We are compliant with the employment and labor laws in the U.S. and in every state in which we operate. In addition to respect for human rights, the policy touches upon the important topics of diversity and inclusion, safe and healthy workplace considerations, workplace security and more.

Cybersecurity

With increasing risks and a constantly changing cyber environment, we ensure we have a well-formulated architecture for protection and maintenance of our information technology (“IT”) resources – to safeguard the operations of our business as well as the safety and privacy of our employees and our tenants. Critical components we employ to safeguard our IT environment include: perimeter security with next generation firewalls and physical security, email and web filtering services, endpoint protection, access controls, backups and data redundancy, multifactor authentication on critical systems, and formal training programs for our employees concerning IT security. Our management team reports quarterly, or more frequently if necessary, to our board of directors regarding IT security matters. In addition, the Compensation Committee determined that cybersecurity assessment management would comprise a portion of the annual incentive bonus plan for Messrs. Haines and Schoebel for the years ended December 31, 2021 and 2022. For a detailed description of our executive compensation program, see “Executive Compensation—Compensation Discussion and Analysis.”

Environmental Stewardship and Risk Management

We recognize the environmental impact of our operations as a diverse portfolio of necessity-based retail properties. We are committed to developing a process to track and review our environmental impact from landlord-controlled common areas and, to the extent feasible, encouraging tenants to reduce their environmental footprints and to operate sustainably.

•	Environmental Management System: Our Environmental Management System (“EMS”) formalizes our Plan-Do-Check-Act approach to managing environmental issues at both the corporate and property level. The EMS establishes a baseline through which we can enhance environmental stewardship and community impact, while also driving financial value.

•	Sustainable Buildings: A large part of our sustainability strategy includes aiming to achieve green building certifications for applicable, high-performance properties. Specifically, we have placed a strong emphasis on attaining IREM® Certified Sustainable Property certifications. While certification is an ongoing focus and goal, we have already made necessary progress. As of December 31, 2021, nine percent of our portfolio by square footage consists of green properties driving positive environmental and social impacts.

•	Property Acquisition Criteria: We include several ESG considerations in our property acquisition criteria. Some topics covered in our information request include: building safety; energy efficiency; GHG emissions; water supply and efficiency; access to public transportation; and compliance with regulatory requirements.

•	Energy management: Energy management measures that have been implemented and/or are planned include LED lighting upgrades in common areas and the solicitation of bids to install on-site renewable energy (solar with battery storage where feasible) at selected properties. As of December 31, 2021, ROIC had agreements to install rooftop solar for nine properties that represent 19% of our portfolio by GLA.

•	Electric vehicle (“EV”) charging stations: We currently have 51 EV charging stations at five properties and we are working with a number of anchor tenants that have lease rights to parking spaces to add an additional 32 EV charging stations across seven properties.

•	Waste management: We encourage our employees and third-party contractors to engage in sound waste management practices, covering issues such as hazardous and non-hazardous waste generation, reuse, recycling, composting, recovery, incineration, landfill, and on-site storage that complies with local laws and codes. We aim to address common area waste and encourage tenants to adopt similar practices.

•	Water management: Approximately 50% of our portfolio (by square footage) is located in regions with extremely high or high baseline water stress, and therefore we are committed to implementing water stewardship best practices across properties in these regions as well as across the rest of our portfolio. We encourage employees and third-party contractors to actively engage in sound water management practices. We aim to address common area water usage through efforts such as installing efficient irrigation systems and water-efficient fixtures.

•	Biodiversity and habitat: We aim to minimize any potential impact our operations may have on wildlife, endangered species, ecosystems services, and habitat management through implementing strategies directly or through third-party contractors. Some strategies include managing snow and ice in ways that limit degradation of water quality, maintaining vegetative cover to prevent erosion, and reducing fertilizer use to only as needed for plant health applications based on soil testing.

•	Indoor and outdoor environmental quality: We strive to maintain healthy indoor and outdoor environments at the properties we own and operate by, among others, preventative maintenance, green cleaning, and no smoking policies.

•	Procurement and sourcing: We consider adopting sustainable procurement and material sourcing practices for common areas, on a property-by-property basis for existing, as well as, new construction and major renovation projects.

Environmental Performance and Targets

In 2020, we set measurable and time-bound reduction targets for common area energy, water, waste, and GHG emissions. We sourced a data software platform to support us in tracking our environmental metrics and began collecting metrics for our common areas and corporate office. We will continue to report our progress against these targets in future communications.

In 2020, across like-for-like properties, ROIC saw:

•	5% reduction in year over year (“YOY”) energy consumption;

•	3% reduction in YOY water consumption; and

•	7% reduction in total YOY GHG emissions.

Calendar year 2020 GHG emissions, energy, waste, and water inventories were verified at the limited assurance level by an independent third party. Looking forward, we aim to collect more waste data across our properties and collect tenant data in addition to data for managed spaces.

Approach to Climate Change

We are committed to considering ways to prepare for long-term change in climatic conditions or climate related events. We strive to reduce these risks on our business and capture opportunities that may arise. To demonstrate this commitment, we have aligned our approach with the recommendations of the TCFD. Risk management is integrated into how we conduct business and a critical element of how we approach climate; in 2021, we identified physical and transition risks in line with TCFD. We have a comprehensive Disaster Recovery/Business Resumption Plan in place that includes how to respond to extreme weather events, such as floods, fires, and earthquakes, and to pandemics. Our operations and properties are subject to various federal, state and local laws and regulations concerning the protection of the environment, including air and water quality, hazardous or toxic substances and health and safety.

Social Responsibility

Supporting our employees, our tenants, and our communities is at the heart of our business model. Our properties provide essential services and places to gather people in meaningful ways and we strive to impact all of our stakeholders positively through engagement and dialogue.

●	Diversity, Equity, and Inclusion (“DEI”): One of our highest priorities is promoting a diverse and inclusive workplace for all of our employees. Our long-term incentive plan’s ESG metrics include holding diversity and inclusion training for employees annually and all employees attend DEI training covering topics including diversity in the workplace, racial and ethnic identity and creating a culture of inclusion.

●	Harassment Training: We offer harassment prevention trainings for supervisors and non-supervisors on topics including hostile work environments, abusive conduct and bullying.

●	Employee Benefits: We are heavily invested in the recruitment and retention of diverse and qualified talent which is why we ensure that our employee benefits are not only in-line, but competitive with industry peers. Benefits include health, dental and vision insurance, paid vacation, holiday and sick leave and a 401(k) program.

●	Employee Training and Development Initiatives: We support our employees with several education and training opportunities to help them advance their professional skills and build our internal capacity for growth and development.

●	Tenants and Communities: ROIC is committed to ongoing tenant engagement and encourages several avenues for engagement, such as hosting and/or sponsoring free or not-for-profit led community events, such as a beach clean-up day.

Human Capital Management – Diversity Metrics

We have disclosed enhanced diversity metrics aligned with EEO-1 reporting, which is a report filed with the Equal Employment Opportunity Commission by certain employers and includes data about the racial, ethnic and gender composition of a workforce. The graphic below sets forth such EEO-1 data regarding our management and workforce.

COVID-19

As an owner and operator of shopping centers with essential services, during COVID-19, we have been committed to serving the needs of our employees, tenants, and their customers to prioritize their business continuity and health. Some of the actions we have taken include:

●	Safety: New safety protocols and procedures at all properties, including cleaning protocols, physical distance procedures, and adding an ultraviolet system to all HVAC units at our properties.

●	Employees: Employees began working from home beginning March 16th, 2020 and safely returned to the office in the summer of 2021. Throughout, we followed health and safety stay-at-home orders per the Centers for Disease Control and Prevention guidelines.

●	Tenants: Commenced rent deferment discussions with our tenants and assisted tenants in identifying local, state and federal resources that may be available to support their business and employees during the pandemic, including stimulus funds or relief packages implemented by local, state or federal governments. Additionally, we offered aid to expand outdoor operations (in accordance with state guidelines) into space for tenants to operate all while procuring key items needed to create outdoor usable spaces for tenants, including umbrellas, partitions, space heaters and wind barriers.

●	Operations: We successfully executed our business continuity plan with no disruption to our core financial, operational, and IT systems.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

Our board of directors is currently comprised of ten directors: Richard A. Baker, Angela K. Ho, Michael J. Indiveri, Zabrina M. Jenkins, Lee S. Neibart, Charles J. Persico, Adrienne B. Pitts, Laura H. Pomerantz, Stuart A. Tanz and Eric S. Zorn. In accordance with our charter (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), each director holds office until our next annual meeting of stockholders and until his or her successor has been duly elected and qualifies, or until the director’s earlier resignation, death or removal.

On December 15, 2021, our board of directors elected Ms. Zabrina M. Jenkins and Ms. Adrienne B. Pitts to become new independent directors effective December 15, 2021 and we announced that Mr. Charles J. Persico, a long-tenured independent director, had advised our board of directors that he would not stand for re-election at the Annual Meeting upon expiration of his current term. In connection with this election and this announcement, our board of directors temporarily increased the size of our board of directors by two directors until the Annual Meeting when Mr. Persico does not stand for re-election.

Upon the recommendation of the Nominating and Corporate Governance Committee, with the exception of Mr. Persico who is not standing for re-election to our board of directors, each of our current directors, Messrs. Baker, Indiveri, Neibart, Tanz and Zorn, and Mses. Ho, Jenkins, Pitts and Pomerantz, has been nominated by our board of directors to stand for election as directors by the stockholders at the Annual Meeting to serve until our 2023 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify.

We seek to have a board of directors representing diverse educational backgrounds and different work and life experiences that provide a range of insights into the financial, governmental or legal matters that are relevant to our business and to our status as a publicly owned company. We believe that, as a group, the nominees bring a diverse range of perspectives that contribute to the effectiveness of our board as a whole and the oversight that our board of directors provides to our senior management team. The procedures and considerations of the Nominating and Corporate Governance Committee in recommending qualified director candidates are described below under “Corporate Governance—Identification of Director Candidates” in this Proxy Statement. The Nominating and Corporate Governance Committee and our board of directors concluded that each of our director nominees should be nominated for election based on the qualifications and experience described in the biographical information below under “Nominees for Election as Directors.”

It is intended that the shares of Common Stock represented by properly submitted proxies will be voted by the persons named therein as proxy holders FOR the election of Messrs. Baker, Indiveri, Neibart, Tanz and Zorn, and Mses. Ho, Jenkins, Pitts and Pomerantz as directors, unless otherwise instructed. If the candidacy of Messrs. Baker, Indiveri, Neibart, Tanz or Zorn, or Mses. Ho, Jenkins, Pitts or Pomerantz should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidates (if any) as shall be nominated by our board of directors. Our board of directors has no reason to believe that, if elected, Messrs. Baker, Indiveri, Neibart, Tanz and Zorn, and Mses. Ho, Jenkins, Pitts and Pomerantz will be unable or unwilling to serve as directors.

Nominees for Election as Directors

The following information is furnished regarding the nominees for election as directors as of the date of this Proxy Statement.

Richard A. Baker, 56, has served as one of our directors since our inception in 2007, as Executive Chairman of our board of directors between 2009 and 2012 and as Non-Executive Chairman of our board of directors from 2012 until present. Mr. Baker is the Chief Governour and Executive Chairman of the Hudson’s Bay Company, a diversified North American retail organization, which owns and operates Saks, Inc., and the Hudson’s Bay Company. Since 1988, Mr. Baker has served in various capacities, including President, Chief Operating Officer and Senior Vice President and is now Chairman of National Realty & Development Corp., a real estate development company. National Realty & Development Corp. owns and manages a real estate portfolio which includes shopping centers and corporate business centers located in 20 states. National Realty & Development Corp.’s tenants include prominent retailers such as Walmart, Kohl’s, Lowe’s, The Home Depot, Sears, Staples, Supervalu and T.J. Maxx. Mr. Baker received a B.S. in Hotel Administration from Cornell University and serves on the Dean’s Advisory Board of the hotel and real estate program and as a Trustee of the university. We believe Mr. Baker’s significant prior experience as a founder, an executive officer and a director of numerous real estate companies makes him qualified to serve as a director.

Angela K. Ho, 38, has served as one of our directors since March 2021. Ms. Ho has served as Senior Vice President and Chief Accounting Officer of OceanFirst Bank since 2016. From 2012 to 2016, she served as Vice President and Controller at Northfield Bank and from 2010 to 2012 she served as Accounting Policy Manager at Signature Bank. Prior to that she worked at KPMG in the New York Financial Services Practice from 2006 to 2010. Ms. Ho is a New York Certified Public Accountant and a Chartered Global Management Accountant. She is an active member of the American Institute of Certified Public Accountants (AICPA) and currently serves on the AICPA Governing Council. Ms. Ho has been awarded American Banker’s 2020 Most Powerful Women in Banking: Next List, Asian American Business Development Center’s 2018 Outstanding 50 Asian Americans in Business, and New Jersey Bankers Association’s 2015 New Leaders in Banking. Ms. Ho received a B.S. in Accounting from University of Massachusetts Amherst and an M.B.A. from The Wharton School of the University of Pennsylvania. The Company believes that Ms. Ho’s extensive experience in the banking and accounting industries makes her qualified to serve as a director.

Michael J. Indiveri, 69, has served as one of our directors since our inception in 2007. He is a principal of Michael J. Indiveri, CPA LLC, a licensed certified public accounting firm that provides senior level accounting services to public and private financial institutions. From June 2011 to December 2011, Mr. Indiveri provided these financial and accounting consulting services through The Indiveri Group, LLC, a real estate investment firm, where he has served as President since 2007. He was an Executive Vice President and Chief Financial Officer of Hudson Valley Holding Corp. (NYSE: HVB) and its principal subsidiary Hudson Valley Bank from May 2013 to June 2015. From 2007 to 2011, Mr. Indiveri served as Executive Vice President and Chief Financial Officer of Amalgamated Bank in New York. From 1997 until 2007, Mr. Indiveri served as the Executive Vice President & Chief Financial Officer of City & Suburban Federal Savings Bank, where he was also a director. From 1994 to 1997, Mr. Indiveri served as Senior Vice President & Chief Financial Officer of New York Federal Savings Bank. Mr. Indiveri received a B.A. in Political Science from Rutgers University and an M.B.A. from Fordham University. We believe Mr. Indiveri’s experience at Hudson Valley Holding Corp. and his prior experience at Amalgamated Bank in New York, including as Executive Vice President and Chief Financial Officer, Chairman of the Investment Committee and Chairman of the Asset Liability Management Committee, makes him qualified to serve as a director.

Zabrina M. Jenkins, 51, has served as one of our directors since December 2021. Ms. Jenkins has served as Senior Vice President and Deputy General Counsel of Starbucks Corporation since February 2020 (NASDAQ: SBUX). In this role she leads a diverse cross-functional team responsible for legal strategy, real estate, intellectual property, employment, commercial transactions, and litigation. From January 2019 to February 2020, Ms. Jenkins served as Vice President and Interim Chief Ethics and Compliance Officer and from April 2016 to January 2019 she served as Managing Director at Starbucks Corporation. Ms. Jenkins joined Starbucks Corporation in 2005 and prior to that was an attorney in private practice. Additionally, Ms. Jenkins serves as an Executive Champion of the Starbucks Black Partner Network, advises the Inclusion and Diversity Committee for the Law & Corporate Affairs department, and provides legal counsel to the Audit Committee of the Starbucks Corporation Board of Directors. Ms. Jenkins also currently serves as a member of the Board of Trustees for Central Washington University and as a member of the Advisory Board of Washington Leadership Institute and the Board of Directors of the Loren Miller Bar Foundation. Ms. Jenkins was selected as a 2019-2020 fellow of the International Women’s Forum. Ms. Jenkins received a B.S. in Business Administration, Finance from Central Washington University, an M.S. in Higher Education Administration from Syracuse University School of Education, and a J.D. from Syracuse University College of Law. The Company believes Ms. Jenkins’ extensive legal and corporate experience makes her qualified to serve as a director.

Lee S. Neibart, 71, has served as one of our directors since our inception in 2007 and, until 2009, served as our President. Mr. Neibart is a founder of NRDC Real Estate Advisors, LLC and NRDC Equity Partners LLC. Mr. Neibart has been the Chief Executive Officer of HBS Global Properties, Inc. since 2013. Mr. Neibart has also been the Chairman and a Senior Partner of Trinity Investments since September 2016. From 2013 until June 2018, he was a Senior Partner and the Chairman of the Real Estate Group of Ares Management LLC. From 1993 until July 2013, Mr. Neibart was the Global Chief Executive Officer of AREA Property Partners, formerly Apollo Real Estate Advisors. From 1979 to 1993, Mr. Neibart worked at the Robert Martin Company, a real estate development and management firm, most recently as Executive Vice President and Chief Operating Officer. Mr. Neibart is a director of Hudson’s Bay Company. Mr. Neibart serves on the Advisory Board of The Real Estate Institute of New York University. He is a past President of the New York Chapter of the National Association of Industrial and Office Parks. Mr. Neibart received a B.A. from the University of Wisconsin and an M.B.A. from the New York University School of Business. We believe Mr. Neibart’s significant prior experience as a founder, an executive officer and a director of numerous real estate companies makes him qualified to serve as a director.

Adrienne B. Pitts, 53, has served as one of our directors since December 2021. Ms. Pitts has served as Managing Director and General Counsel for Loop Capital, LLC since July 2016, and was recently appointed Corporate Secretary. In this role, she manages all legal concerns for the firm’s multiple financial services units, including real estate investments, corporate and public finance, its infrastructure fund, its growing real estate platform, as well as other asset and investment management matters. She works with these business units to assess risks related to M&A, capital and debt raising, and the firm’s other financial offerings and investments. Prior to that, from 1995 to 2015, Ms. Pitts was an attorney in private practice, elected to partner or principal at three international law firms where she served as both a litigator and transactional lawyer and represented large public and private companies in the areas of antitrust, banking, corporate governance, M&A, securities regulatory compliance, as well as white-collar criminal defense. Ms. Pitts also currently serves on the Finance and Audit Committees of the Francis W. Parker School in Chicago, as well as on World Business Chicago’s Legal Advisory Board. Ms. Pitts received a B.A. in Economics from the University of Pennsylvania, and a J.D. from Boston University School of Law. We believe Ms. Pitts’ extensive legal and corporate experience makes her qualified to serve as a director.

Laura H. Pomerantz, 74, has served as one of our directors since our inception in 2007. In 2014, Ms. Pomerantz was appointed Vice Chairman and Head of Strategic Accounts at Cushman & Wakefield. Ms. Pomerantz is a Principal and founding partner of Laura Pomerantz Real Estate, LLC, founded in April of 2013, and has been an executive in the Real Estate industry for over 27 years. She was a Founding Partner and Principal at PBS Gould Venture, LLC, d/b/a PBS Real Estate, LLC (“PBS Real Estate”), a boutique firm offering commercial real estate advisory solutions to both tenants and landlords. Prior to joining PBS Real Estate in 2001, Ms. Pomerantz was a Senior Managing Director at Newmark & Company Real Estate. Prior to joining Newmark & Company Real Estate in 1996, Ms. Pomerantz was Executive Managing Director of S.L. Green (NYSE: SLG) and prior to that she was the Executive Vice President of The Leslie Fay Companies, Inc., having responsibility for supervising several of its upscale fashion divisions. She was with The Leslie Fay Companies, Inc. for over 18 years and served on its Board of Directors. She is a director at the Richard Tucker Foundation and G-III Apparel Group, Ltd. (NASDAQ: GIII) and is a former director as well as a former member of the Nomination & Governance and Compensation Committees of Mack-Cali Realty Corporation (NYSE: CLI). Ms. Pomerantz received an A.B.A. in Business Administration from Miami Dade Community College. We believe Ms. Pomerantz’s significant prior experience as a Principal at PBS Real Estate and at other real estate and retail companies makes her qualified to serve as a director.

Stuart A. Tanz, 63, has served as our President and Chief Executive Officer and one of our directors since 2009. Mr. Tanz was the Chief Executive Officer of United Income Properties, Inc. from 2006 to 2009 and its Chief Operating Officer and President from 1988 to 1992. United Income Properties, Inc. was a privately owned retail real estate development company in Southern California which developed, owned and operated various shopping centers in Southern California and now owns, manages and operates approximately 1,150 self-storage units and an apartment property. From 1997 to 2006, Mr. Tanz was the Chairman, Chief Executive Officer and President of Pan Pacific Retail Properties, Inc., during which period its total market capitalization increased by 795% from $447 million to over $4 billion. Mr. Tanz oversaw and administered all aspects of Pan Pacific Retail Properties, Inc.’s business, management, finance and personnel and led its $146 million initial public offering on the NYSE and ultimately in the sale of the company for $4.1 billion to Kimco Realty Corp. (NYSE: KIM) in November 2006. From 1992 to December 1996, Mr. Tanz was a director of Revenue Properties Company Limited and was the Co-Chief Executive Officer from May 1996 to August 1997. Revenue Properties Company Limited was a publicly traded company on the Toronto Stock Exchange that was the parent company of Pan Pacific Development Corp., where Mr. Tanz was the President and Chief Operating Officer from 1992 to 1997. From 1982 to 1988, Mr. Tanz was the Director of Acquisitions of Southern California at Bramalea Limited, based in Toronto, Canada, and Bramalea California Inc. Mr. Tanz is a member of the Advisory Council for the University of Southern California Lusk Center for Real Estate and Chairman of the Advisory council for the Tanz Centre for Research in Neurodegenerative Diseases. Mr. Tanz is a member of International Council of Shopping Centers and Young Presidents Organization. In 1998, National Real Estate Investors named Mr. Tanz as one of the country’s top real estate executives under the age of 40 and in 2001 Mr. Tanz was awarded San Diego’s Ernst & Young Real Estate Entrepreneur of the Year in real estate. Mr. Tanz received a B.S. in Business Administration from the University of Southern California, Marshall School of Business. We believe Mr. Tanz’s significant prior public company experience as the Chairman, Chief Executive Officer and President of Pan Pacific Retail Properties, Inc. makes him qualified to serve as a director.

Eric S. Zorn, 73, has served as one of our directors since March, 2012. Mr. Zorn is currently Chairman of ESZ LLC, which is an International Real Estate Consulting Firm. It performs work for clients around the globe. From 2012 to 2015, Mr. Zorn served as a consultant to Wal-Mart Stores, Inc. and was engaged in Walmart’s Asian growth strategy. Until retiring in 2012, Mr. Zorn had served as President of Walmart Realty since 2002 and as an Executive Vice President of Wal-Mart Stores, Inc. since 2005. He led teams responsible for new store growth, store remodeling and property management, merchandise planning, procurement and allocation of capital among markets targeted for growth. Over a 15-year period, Mr. Zorn oversaw the opening of more than 3,200 Walmart stores in the United States, and also oversaw the strategy for disposition of excess real estate. Mr. Zorn joined Walmart in 1993 as Regional Vice President of Operations, becoming a Senior Vice President of Walmart Realty in 1995, after spending 22 years at the Jamesway Corporation, including nine years as Senior Vice President and Chief Administrative Officer. Mr. Zorn is on the Executive Committee of the Board of Visitors for MD Anderson Cancer Center. Mr. Zorn previously served as Trustee of the International Council of Shopping Centers, and has served several other organizations in various capacities, including the Foundation Board of Trustees for Mercy Hospital in Rogers, Arkansas, Professional Women in Construction (New York chapter) and the Susan G. Komen Foundation (NWA Chapter). Mr. Zorn studied history at Fairleigh Dickinson University. We believe that Mr. Zorn’s extensive experience, including leadership of real estate acquisitions and property management for Walmart Realty, makes him qualified to serve as a director.

Our board of directors recommends a vote FOR the election of Messrs. Baker, Indiveri, Neibart, Tanz and Zorn, and Mses. Ho, Jenkins, Pitts and Pomerantz as directors.

A plurality of all of the votes cast in the election of directors at the Annual Meeting at which a quorum is present is necessary to elect a director. Proxies solicited by our board of directors will be voted FOR the election of Messrs. Baker, Indiveri, Neibart, Tanz and Zorn, and Mses. Ho, Jenkins, Pitts and Pomerantz, unless otherwise instructed. Because directors are elected by a plurality of the votes cast in the election of directors, and no additional nominations may properly be presented at the Annual Meeting, “withhold” votes will have no effect on the result of the vote on this proposal. Abstentions and broker non-votes are not votes cast and will have no effect on the result of the vote on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

We have a majority voting policy for the election of directors. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation to our board of directors. The Nominating and Corporate Governance Committee is required to promptly consider the resignation and make a recommendation to our board of directors with respect to the tendered resignation. Our board of directors is required to take action with respect to this recommendation. Any director who tenders his or her resignation to our board of directors will not participate in the Nominating and Corporate Governance Committee’s consideration or action by our board of directors regarding whether to accept such tendered resignation. The policy is more fully described below under “Corporate Governance—Corporate Governance Guidelines—Majority Voting Policy.”

In accordance with our Charter and Bylaws, vacancies occurring on our board of directors, as a result of death, resignation, removal of a director, an increase in the authorized number of directors or otherwise, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

There are no family relationships, as defined under Securities and Exchange Commission (the “SEC”) regulations, among any of our directors or executive officers.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Our board of directors is requesting that our stockholders ratify this appointment of Ernst & Young LLP.

The report of Ernst & Young LLP on our consolidated financial statements as of and for the fiscal years ended December 31, 2021 and December 31, 2020 did not contain any adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Neither our Bylaws nor other governing documents or law require stockholder ratification of our board of directors’ appointment of Ernst & Young LLP as our independent registered public accounting firm. However, our board of directors is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. In the event that ratification of this appointment of independent registered public accounting firm is not approved at the Annual Meeting, our board of directors will review its future appointment of our independent registered public accounting firm. Even if the appointment is ratified, our board of directors, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders.

Independent Registered Public Accounting Firm Fees

The following table summarizes the aggregate fees (including related expenses) billed to us for professional services provided by Ernst & Young LLP for the fiscal years ended December 31, 2021 and 2020.

	Fiscal Year Ended December 31,
	2021(3)	2020(3)
Audit Fees(1)	$846,400	$772,000
Audit-Related Fees	—	—
Tax Fees(2)	306,743	326,400
All Other Fees	—	—
Total	$1,153,143	$1,098,400

____________________________

(1)	2021 and 2020 Audit Fees include fees paid to Ernst & Young LLP in respect of: (i) the audit of the consolidated financial statements included in our annual report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) consents and other services related to SEC and other regulatory filings and communications; and (iv) accounting consultation attendant to the audit.
(2)	2021 and 2020 Tax Fees include tax compliance, tax planning, tax advisory and related tax services provided by Ernst & Young LLP.
(3)	Does not include fees relating to the audit of the effectiveness of our internal control over financial reporting of $122,543 and $122,450 paid to Berdon LLP in the fiscal years ended December 31, 2021 and 2020, respectively.

The charter of the Audit Committee of our board of directors (the “Audit Committee”) provides that the Audit Committee shall review and pre-approve the engagement fees and the terms of all auditing and non-auditing services to be provided by our external auditors which audit our financial statements and evaluate the effect thereof on the independence of such external auditors. All audit, tax and other services provided to us by Ernst & Young LLP, our independent registered public accounting firm, were reviewed and pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Our board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

A majority of all of the votes cast on this proposal at the Annual Meeting at which a quorum is present is required for its approval. Proxies solicited by our board of directors will be voted FOR this proposal, unless otherwise instructed. Abstentions are not votes cast and will have no effect on the result of the vote on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

PROPOSAL 3

APPROVAL ON AN ADVISORY BASIS, OF THE
COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing our stockholders with the opportunity to vote on the resolution to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement. This proposal is commonly known as a “say-on-pay” proposal. The compensation of our named executive officers as disclosed in this Proxy Statement includes the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in this Proxy Statement, as required by SEC rules.

In considering their vote, stockholders may wish to carefully review the information presented on our compensation policies and decisions regarding our named executive officers, as disclosed in detail in this Proxy Statement under “Executive Compensation.” Our board of directors believes that our long-term success depends in large measure on the talents of our management team and other employees and, as described below under “Executive Compensation—Compensation Discussion and Analysis,” we, through our executive compensation programs, seek to attract, motivate and retain top-quality senior executives who are committed to our core values of excellence and integrity. The fundamental philosophy of the Compensation Committee of our board of directors (the “Compensation Committee”) is to closely align these compensation programs with the achievement of clear annual and long-term performance goals tied to our financial success and the creation of stockholder value. The Compensation Committee believes that it is important to create a compensation program that appropriately balances short-term, equity-based or cash-based compensation with long-term, equity-based compensation.

Our board of directors has determined that the best way to allow stockholders to vote on the compensation of our named executive officers is through the following resolution:

RESOLVED, that the stockholders of the Company advise that they approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in accordance with Securities and Exchange Commission rules in the Company’s Proxy Statement for the Company’s 2022 Annual Meeting of Stockholders, including the disclosure under “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in the Proxy Statement relating to the Company’s 2022 Annual Meeting of Stockholders.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement. Although this vote is advisory and non-binding, our board of directors and the Compensation Committee value the opinions of our stockholders and will consider the voting results when making future decisions regarding compensation of our named executive officers.

Our board of directors recommends a vote FOR the resolution to approve, on an advisory basis, the compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement, including the disclosure under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in this Proxy Statement.

A majority of all of the votes cast on this proposal at the Annual Meeting at which a quorum is present is required for its approval. Proxies solicited by our board of directors will be voted FOR this proposal, unless otherwise instructed. Abstentions and broker non-votes are not votes cast and will have no effect on the result of the vote on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

BOARD OF DIRECTORS AND COMMITTEE MATTERS

Board of Directors

Our board of directors is responsible for overseeing our affairs. Our board of directors conducts its business through meetings and actions taken by written consent in lieu of meetings. The policy of our board of directors, as set forth in our Corporate Governance Guidelines (the “Guidelines”), is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders. During the year ended December 31, 2021, our board of directors held eight meetings. During the year ended December 31, 2021, all of our directors attended at least 75% of the meetings of our board of directors including meetings of the committees of our board of directors of which they were members. In 2021, all directors then serving on our board of directors attended our 2021 Annual Meeting of Stockholders.

Committees of our Board of Directors

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee. Michael J. Indiveri (Chair), Angela K. Ho and Eric S. Zorn are the current members of the Audit Committee. Our board of directors has determined that all of the members of the Audit Committee are independent as required by NASDAQ corporate governance requirements, SEC rules governing the qualifications of audit committee members, the Guidelines, the Independence Standards (as defined below) and the written charter of the Audit Committee. Our board of directors has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see “Proposal 1: Election of Directors—Nominees for Election as Directors” in this Proxy Statement for a description of their respective backgrounds and experience), that Ms. Ho and Mr. Indiveri each qualify as an “audit committee financial expert” for purposes of, and as defined by, SEC rules and has the requisite accounting or related financial management expertise required by NASDAQ corporate governance requirements. In addition, our board of directors has determined that all of the members of the Audit Committee are financially literate as required by NASDAQ corporate governance requirements. The Audit Committee, which met four times during 2021, among other responsibilities, acts on behalf of our board of directors to discharge our board of directors’ responsibilities relating to our and our subsidiaries’ corporate accounting and reporting practices, the quality and integrity of our consolidated financial statements, our compliance with applicable legal and regulatory requirements, the performance, qualifications and independence of our external auditors, the performance of our internal audit function and our policies with respect to risk assessment and risk management. The Audit Committee is also responsible for approving and reviewing with management and external auditors the interim and audited annual financial statements, meeting with officers responsible for certifying our annual report on Form 10-K or any quarterly report on Form 10-Q prior to any such certification and reviewing with such officers disclosures related to any significant deficiencies in the design or operation of internal controls. The Audit Committee is charged with periodically discussing with our external auditors such auditors’ judgments about the quality, not just the acceptability, of our accounting principles as applied in our consolidated financial statements. The specific responsibilities of the Audit Committee are set forth in its written charter, a copy of which is available for viewing on our website at www.roireit.net.

Compensation Committee. Laura H. Pomerantz (Chair), Michael J. Indiveri and Zabrina M. Jenkins are the current members of the Compensation Committee. Our board of directors has determined that all of the members of the Compensation Committee are independent as required by NASDAQ corporate governance requirements, SEC rules governing the independence of compensation committee directors, the Guidelines, the Independence Standards and the written charter of the Compensation Committee. The Compensation Committee, which met four times during 2021, is responsible for, among other things, overseeing the approval, administration and evaluation of our compensation plans, policies and programs, and reviewing the compensation of our directors and our named executive officers. The specific responsibilities of the Compensation Committee are set forth in its written charter, a copy of which is available for viewing on our website at www.roireit.net.

Nominating and Corporate Governance Committee. Eric S. Zorn (Chair), Michael J. Indiveri and Adrienne B. Pitts are the current members of the Nominating and Corporate Governance Committee. Our board of directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent as required by NASDAQ corporate governance requirements, the Guidelines, the Independence Standards and the written charter of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which met three times during 2021, is responsible for, among other things, reviewing and making recommendations to our board of directors on the range of qualifications that should be represented on our board of directors and eligibility criteria for individual board membership, seeking, considering and recommending to our board of directors qualified candidates for election as directors and approving and recommending to the full board of directors succession plans for each of our named executive officers. It reviews and makes recommendations on matters involving the general operation of our board of directors and our corporate governance, and recommends to our board of directors nominees for each committee of our board of directors. The Nominating and Corporate Governance Committee also annually facilitates the assessment of our board of directors’ performance as a whole and of the individual directors, and reports thereon to our board of directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our ESG strategy development and taking our stockholders’ and other stakeholders’ perspectives into consideration when formulating ESG practices. The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in its written charter, a copy of which is available for viewing on our website at www.roireit.net.

We will provide the written charters of the Audit Committee, Compensation Committee and/or Nominating and Corporate Governance Committee, free of charge, to stockholders who request them. Requests should be directed to Michael B. Haines, our Chief Financial Officer, at Retail Opportunity Investments Corp., 11250 El Camino Real, Suite 200, San Diego, California 92130. The written charters of the Audit Committee, Compensation Committee and/or Nominating and Corporate Governance Committee are also available for viewing on our website at www.roireit.net.

Audit Committee Report

The Audit Committee has furnished the following report for the 2021 fiscal year.

The Audit Committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, our risk management, the qualifications, independence and performance of our independent registered public accounting firm, and our compliance with related legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by our board of directors.

Management is primarily responsible for our financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on our internal control over financial reporting. Ernst & Young LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2021, was responsible for performing an independent audit of (i) our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and (ii) the effectiveness of our internal control over financial reporting and expressing an opinion with respect thereto. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on our internal control over financial reporting. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.

The Audit Committee held four meetings during 2021. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and Ernst & Young LLP, an independent registered public accounting firm, for the fiscal year ended December 31, 2021.

The Audit Committee reviewed and discussed our ongoing compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 2201 regarding the audit of internal control over financial reporting. The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for its audit. The Audit Committee reviewed reports and memoranda prepared by Ernst & Young LLP with respect to its audit of our internal control over financial reporting. The Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations and their evaluations of our internal controls.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2021, and the related report prepared by Ernst & Young LLP, with management and Ernst & Young LLP. The Audit Committee also reviewed and discussed with management and Ernst & Young LLP management’s annual report on our internal control over financial reporting. The Audit Committee discussed with management and Ernst & Young LLP the process used to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC and the processes used to support management’s annual report on our internal control over financial reporting. As a result of these discussions, the Audit Committee believes that we maintain an effective system of accounting controls that allows us to prepare consolidated financial statements that fairly present our financial position and results of our operations. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee reviews and discusses with Ernst & Young LLP their audit plan for us. The Audit Committee also discusses with Ernst & Young LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the PCAOB, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, which includes a discussion of Ernst & Young LLP’s judgments about the quality (not just the acceptability) of our accounting principles as applied to financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees.”

The Audit Committee also discussed with Ernst & Young LLP its independence from us. Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communication with the Audit Committee concerning independence and represented that it is independent from us. When considering the independence of Ernst & Young LLP, the Audit Committee considered if services they provided to us, beyond those rendered in connection with their audit of our consolidated financial statements, their reviews of our interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q and their audit of the effectiveness of our internal control over financial reporting, were compatible with maintaining their independence. The Audit Committee also reviewed and approved, among other things, the tax and other professional services performed by, and the amount of fees paid for such services to, Ernst & Young LLP. The Audit Committee also received regular updates on the amount of fees and scope of audit, tax and other professional services provided by Ernst & Young LLP.

Based on the Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its written charter, the Audit Committee recommended to our board of directors that our audited consolidated financial statements for the fiscal year ended December 31, 2021 be included in our annual report on Form 10-K filed with the SEC. The Audit Committee has also recommended the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and is presenting this selection to our stockholders for ratification.

Michael J. Indiveri, Chair

Angela K. Ho

Eric S. Zorn

The foregoing Audit Committee Report shall not be deemed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

For the year ended December 31, 2021, each non-employee member of our board of directors was entitled to receive compensation for his or her services as a director as follows: (i) an annual cash retainer of $60,000 per year in cash; (ii) an annual equity award of $100,000 in value of restricted shares of Common Stock (“Restricted Shares”); (iii) a fee of $1,500 for each meeting of our board of directors attended in person or by teleconference; (iv) a fee of $1,500 for each meeting of a committee of our board of directors attended in person or by teleconference; and (v) annual chair fees of $20,000 per year to each non-employee director acting as the Chair of the Audit Committee, Chair of the Compensation Committee and Chair of the Nominating and Corporate Governance Committee. Directors who are also our employees are not entitled to receive additional compensation for serving on our board of directors.

During 2021, the Compensation Committee engaged FTI Consulting Inc. (“FTI”) to serve as its compensation consultant in reviewing and evaluating our officer and director compensation levels and program, with the goal of creating a fair, reasonable and balanced compensation program that closely aligns the interest of our board of directors with those of our stockholders and reflect current practices in the marketplace. FTI received instructions from, and reported to, the Compensation Committee on an independent basis. FTI’s services to the Compensation Committee are discussed further below. See “Executive Compensation—Compensation Discussion and Analysis.” Other than as described herein, FTI did not provide other services to us or any of our affiliates during 2021.

The following table summarizes the annual compensation received by our non-employee directors for the year ended December 31, 2021.

2021 Director Compensation
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Angela K. Ho	55,500	121,056	176,556
Zabrina M. Jenkins	—	6,115	6,115
Michael J. Indiveri	102,500	99,997	202,497
Edward H. Meyer	23,000	99,997	122,997
Lee S. Neibart	70,500	99,997	170,497
Charles J. Persico	81,000	99,997	180,997
Adrienne B. Pitts	—	6,115	6,115
Laura H. Pomerantz	92,000	99,997	191,997
Eric S. Zorn	93,000	99,997	192,997

____________________________

(1)	Amounts in this column represent annual retainer, board of directors meeting fees and Committee meeting and Chair fees paid to non-employee directors for service in 2021.
(2)	Amounts in this column represent the aggregate grant date fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The grant date fair values of awards have been determined based on the assumptions and methodologies set forth in our annual report on Form 10-K for the year ended December 31, 2021 (Note 8, Stock Compensation and Other Benefit Plans for ROIC).
(3)	As of December 31, 2021, each of our non-employee directors, except Mses. Jenkins and Pitts, held 7,468 unvested Restricted Shares. Mses. Jenkins and Pitts were each granted 312 Restricted Shares for service in 2021 on January 1, 2022. All of such Restricted Shares vested on January 1, 2022.

On April 25, 2018, the stockholders of the Company approved and the Company adopted the Company’s Amended and Restated 2009 Equity Incentive Plan (the “Amended 2009 Equity Incentive Plan”) which replaced the original Retail Opportunity Investments Corp. 2009 Equity Incentive Plan (the “Original 2009 Equity Incentive Plan”). During 2021, non-employee directors were eligible to receive grants of stock options (“Options”), Restricted Shares, long-term incentive plan (“LTIP”) units, which represent a class of partnership interests in our operating partnership, share appreciation rights, phantom shares, dividend equivalents and other equity-based awards under the Amended 2009 Equity Incentive Plan.

INFORMATION REGARDING OUR EXECUTIVE OFFICERS

Our President and Chief Executive Officer is Stuart A. Tanz. The non-Executive Chairman of our board of directors is Richard A. Baker. Our Chief Financial Officer is Michael B. Haines. Our Chief Operating Officer is Richard K. Schoebel. For Messrs. Tanz’s and Baker’s biographies, please see “Proposal 1: Election of Directors—Nominees for Election as Directors.” The following sets forth the biographical information for Messrs. Haines and Schoebel as of the date of this Proxy Statement.

Michael B. Haines, 60, has served as our Chief Financial Officer since December 2012. Prior to December 2012, Mr. Haines served as Chief Accounting Officer at Pacific Office Properties Trust, Inc., a publicly traded real estate investment trust that owns and operates institutional quality office properties in Hawaii and Southern California. From September 2009 until joining Pacific Office Properties Trust, Inc. in October 2010, Mr. Haines was Chief Accounting Officer at American Realty Advisors, an SEC-registered investment advisor and provider of real estate investment management services to institutional investors. From January 2007 to September 2008, he was Chief Financial Officer at Hopkins Real Estate Group, a firm that specializes in retail shopping center development and re-development. Prior to January 2007, for approximately 12 years, he held various financial and accounting positions, including Vice President, Finance, at Pan Pacific Retail Properties, Inc., a real estate investment trust that specialized in the acquisition, ownership and management of community and neighborhood shopping centers for everyday essentials. Prior to joining Pan Pacific Retail Properties, Inc., Mr. Haines was Director of Internal Audit for The Hahn Company, a developer and owner of regional shopping malls throughout the United States, and a Senior Auditor at Deloitte & Touche, LLP. Mr. Haines received a Bachelors in Business Administration from San Diego State University. Mr. Haines is a California-licensed Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

Richard K. Schoebel, 56, has served as our Chief Operating Officer since 2009. Prior to 2009, Mr. Schoebel served as the Vice President, Property Management for the West Region of Centro Properties Group (US). In this role, he was responsible for 8.9 million square feet of community and neighborhood shopping centers. From 2007 to 2009, Mr. Schoebel was a Principal and Managing Member of Pacific Spectrum Properties, LLC, a brokerage firm providing leasing, management and consulting services to shopping center owners. Prior to that, for 12 years he held numerous positions at Pan Pacific Retail Properties, Inc., ultimately serving as Vice President, Operations, where he directed the leasing and property management for a portfolio of 38 shopping centers, encompassing five million leasable square feet. Mr. Schoebel has over 27 years of real estate industry experience, specializing in shopping centers. Mr. Schoebel received a B.S. in Management with a minor in Applied Computer Science from Keene State College in New Hampshire.

CORPORATE GOVERNANCE

Role and Leadership Structure of our Board of Directors and Risk Oversight

Pursuant to our Charter, Bylaws and the Maryland General Corporation Law, our business and affairs are managed under the direction of our board of directors. Our board of directors has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations. Members of our board of directors keep informed of our business by participating in meetings of our board of directors and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with the Chairman of our board of directors, President and Chief Executive Officer and other executive officers.

We maintain separate roles for our Chief Executive Officer and Chairman of our board of directors.

Our board of directors believes that the composition of our board of directors protects stockholder interests and provides sufficient independent oversight of our management. A majority of our current directors are “independent” under NASDAQ corporate governance requirements, as more fully described under “—Director Independence.” The independent directors meet separately from our management on a regular basis at the conclusion of our board of directors’ regularly scheduled meetings. The independent directors oversee such critical matters as the integrity of our financial statements, the evaluation and compensation of our directors and executive officers and the selection and evaluation of directors.

Each independent director has the ability to add items to the agenda of board of directors meetings or raise subjects for discussion that are not on the agenda for that meeting. In addition, our board of directors and each committee of our board of directors has complete and open access to our executive officers.

Our board of directors believes that its majority independent composition and the roles that our independent directors perform provide effective corporate governance at the board of directors level and independent oversight of both our board of directors and our executive officers. The current leadership model, when combined with the functioning of the independent director component of our board of directors and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs.

In connection with their oversight of risk to our business, our board of directors and the Audit Committee consider feedback from our executive officers concerning the risks related to our business, our operations and strategies. Our executive officers regularly report to our board of directors on risks relating to our property acquisitions, our leverage and hedging policies, our capital availability and our internal control and procedures. Members of our board of directors routinely meet with our executive officers, as appropriate, in connection with their consideration of matters submitted for the approval of our board of directors and the risks associated with such matters.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Conduct that applies to our directors, officers and employees. The Code of Conduct was designed to assist directors, officers and employees in complying with the law, and in resolving moral and ethical issues that may arise in complying with our policies and procedures. Among the areas addressed by the Code of Conduct are compliance with applicable laws, conflicts of interest, use and protection of our assets, confidentiality, communications with the public, internal accounting controls, improper influence of audits, records retention, fair dealing, discrimination and harassment, money laundering, human rights and health and safety. The Nominating and Corporate Governance Committee is responsible for monitoring our board of directors’ governance process and will make recommendations, as appropriate, to the Chairman of our board of directors on governance and related matters. The Code of Conduct is available for viewing on our website www.roireit.net. We will also provide the Code of Conduct, free of charge, to stockholders who request it. Requests should be directed to Michael B. Haines, our Chief Financial Officer, at Retail Opportunity Investments Corp., 11250 El Camino Real, Suite 200, San Diego, California 92130.

Corporate Governance Guidelines

Our board of directors has adopted the Guidelines, which address significant issues of corporate governance, and set forth procedures by which our board of directors carries out its responsibilities. Among the areas addressed by the Guidelines are the composition of our board of directors, functions and responsibilities of our board of directors, the committees of our board of directors, director qualification standards, access to management and independent advisors, director compensation, management succession, director orientation and continuing education and the annual performance evaluation review of our board of directors and the committees of our board of directors. The Nominating and Corporate Governance Committee is responsible for reviewing the Guidelines and will make recommendations, as appropriate, to the Chairman of our board of directors on governance and related matters.

Majority Vote Policy

The Guidelines provide for a majority voting policy for the election of directors. Pursuant to this policy, in any uncontested election of directors, any nominee who, of the votes cast in such election with respect to such nominee, receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to our board of directors following certification of the stockholder vote. The Nominating and Corporate Governance Committee shall promptly consider the resignation and make a recommendation to our board of directors with respect to the tendered resignation. In considering whether to accept or reject the tendered resignation, the Nominating and Corporate Governance Committee shall consider all factors it deems relevant, which may include the stated reasons, if any, why stockholders withheld votes from the director, any alternatives for curing the underlying cause of the withheld votes, the length of service and qualifications of the director, the director’s past and expected future contributions to the Company, the composition of our board of directors, and such other information and factors as members of the Nominating and Corporate Governance Committee shall determine are relevant.

Our board of directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days after the certification of the stockholder vote. Any director who tenders his or her resignation to our board of directors will not participate in the Nominating and Corporate Governance Committee’s consideration or board action regarding whether to accept such tendered resignation.

We will promptly disclose our board of director’s decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a press release, a filing with the SEC or in another broadly disseminated means of communication.

The Guidelines are available for viewing on our website at www.roireit.net. We will also provide the Guidelines, free of charge, to stockholders who request them. Requests should be directed to Michael B. Haines, our Chief Financial Officer, at Retail Opportunity Investments Corp., 11250 El Camino Real, Suite 200, San Diego, California 92130.

Director Independence

The Guidelines provide that a majority of the directors serving on our board of directors must be independent as required by NASDAQ corporate governance requirements. As permitted under the Guidelines, our board of directors has adopted certain categorical standards (the “Independence Standards”) to assist it in making determinations with respect to the independence of directors. Based upon its review of all relevant facts and circumstances, our board of directors has affirmatively determined that eight of our ten current directors, Angela K. Ho, Michael J. Indiveri, Zabrina M. Jenkins, Lee S. Neibart, Charles J. Persico, Adrienne B. Pitts, Laura H. Pomerantz and Eric S. Zorn, qualify as independent directors under NASDAQ corporate governance requirements and the Independence Standards. The Independence Standards are available for viewing on our website at www.roireit.net.

Policy Concerning Hedging and Pledging Transactions

Our Corporate Policy Regarding Equity Transactions (the “Policy”) contains policies that prohibit our officers, directors, employees and consultants from engaging in transactions of a speculative nature involving our securities. The Policy prohibits short sales and hedging transactions, and also generally prohibits transactions involving derivative securities, such as options, warrants, restricted stock units, stock appreciation rights or similar rights whose value is derived from the value of our equity securities. The Policy prohibits all of our directors and officers from margining our securities, holding our securities in a margin account or pledging our securities as collateral for a loan, and also prohibits all other persons subject to the Policy from engaging in such activities unless they have been approved in writing by our compliance officer. No such approvals have been granted to date.

Stock Ownership Guidelines

To align the interests of our senior executives and stockholders, the Nominating and Corporate Governance Committee expects our executive officers to acquire significant direct or indirect ownership of equity in the Company, which may include interests in our operating partnership (“Company Equity”). Accordingly, we have adopted stock ownership guidelines (the “Stock Ownership Guidelines”) requiring each executive officer to achieve a Company Equity ownership level equal to a specified multiple of his or her base salary. The minimum equity ownership levels as a multiple of base salary are as follows: six times for the Chief Executive Officer; three times for the non-Executive Chairman of our board of directors; and three times for other executive officers.

The Nominating and Corporate Governance Committee has also adopted a guideline for directors to achieve significant direct or indirect ownership of Company Equity. Our directors are expected to achieve a Company Equity ownership level equal to a minimum of three times their annual cash retainer.

Company Equity owned by a spouse of an executive officer or a director shall count toward the executive officer or director achieving the applicable Company Equity ownership level. Company Equity held in a trust established by an executive officer or director (and/or his or her spouse) shall count toward the executive officer or director achieving the applicable Company Equity ownership level if the trust is revocable by the executive officer or director (and/or his or her spouse) or is for the benefit of the executive officer or director, the spouse of the executive officer or director, and/or the family members of the executive officer or director.

Executive officers and directors have a five-year grace period to comply with the Stock Ownership Guidelines, commencing on the date which is the later of the adoption of the Stock Ownership Guidelines and upon appointment to a new position. If, at the end of the five-year grace period, any executive officer or director does not achieve the requisite Company Equity ownership level, we will require such executive officer or director to hold all vested awards of Company Equity and derivatives exercisable for Company Equity, other than awards withheld to pay withholding taxes or the exercise price of options or other derivative securities, until the required ownership level has been satisfied. Additionally, the Nominating and Corporate Governance Committee reserves the right to provide exceptions for extenuating personal circumstances on a case-by-case basis.

The Nominating and Corporate Governance Committee reviewed the holdings of the persons serving as our executive officers and directors at December 31, 2021 in light of the Stock Ownership Guidelines and determined that all of our executive officers and directors met the Stock Ownership Guidelines as required.

Review and Approval of Related-Party Transactions

Our board of directors has adopted written policies and procedures for review, approval and ratification of transactions involving us and “related parties” (directors, executive officers or stockholders beneficially owning 5% or greater of our outstanding Common Stock, or their immediate family members). The policies and procedures cover any related-party transaction that meets the minimum threshold for disclosure in the Proxy Statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). A summary of these policies and procedures is set forth below:

Policies

•	Any covered related-party transaction must be approved by our board of directors or by a committee of our board of directors consisting solely of disinterested directors. In considering the transaction, our board of directors or such committee will consider all relevant factors, including, as applicable, (i) our business rationale for entering into the transaction; (ii) the available alternatives; (iii) whether the transaction is on terms comparable to those available to or from third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest; and (v) the overall fairness of the transaction to us.

•	On at least an annual basis, our board of directors or a committee thereof will monitor the transaction to assess whether it is advisable for us to amend or terminate the transaction.

Procedures

•	Management or the affected director or executive officer will bring the matter to the attention of the Chair of the Audit Committee or, if the Chair of the Audit Committee is the affected director, to the attention of the Chair of the Nominating and Corporate Governance Committee.

•	The appropriate Chair shall determine whether the matter should be considered by our board of directors or by a committee of our board of directors consisting solely of disinterested directors.

•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction, except that the director shall provide all material information concerning the transaction.

•	The transaction must be approved in advance whenever practicable and, if not practicable, must be ratified as promptly as practicable.

•	If the transaction will be ongoing, our board of directors or a committee of our board of directors consisting solely of disinterested directors may establish guidelines for our management to follow in its ongoing dealings with the related party. Thereafter, our board of directors or a committee of our board of directors consisting solely of disinterested directors, on at least an annual basis, will review and assess ongoing relationships with the related party to see that they are in compliance with the guidelines and that the transaction remains appropriate.

•	All related-party transactions will be disclosed in our applicable filings with the SEC as required under SEC rules.

Identification of Director Candidates

In accordance with the Guidelines and its written charter, the Nominating and Corporate Governance Committee is responsible for identifying director candidates for our board of directors and for recommending director candidates to our board of directors for consideration as nominees to stand for election at our annual stockholder meetings. Director candidates are recommended for nomination for election as directors in accordance with the procedures set forth in the written charter of the Nominating and Corporate Governance Committee.

We seek to have a board of directors representing diverse educational backgrounds and different work and life experiences that provide a range of insights into the financial, governmental or legal matters that are relevant to our business and to our status as a publicly owned company. The Nominating and Corporate Governance Committee periodically reviews the appropriate skills and characteristics required of our directors in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our stockholders. The Nominating and Corporate Governance Committee also evaluates the length of service of members of our board of directors with a view towards periodically adding new members that can bring fresh insights and perspectives to our strategic thinking and enhance the manner in which our business and affairs are supervised by our board of directors. We also believe that the nominees have developed unique and valuable expertise, knowledge and insights about the Company, our operations, our market and our industry during their tenure as directors. In accordance with the Guidelines, directors should possess the highest personal and professional ethics, integrity and values, exercise good business judgment and be committed to representing the long-term interests of the Company and our stockholders. Directors should also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Nominating and Corporate Governance Committee reviews director candidates with the objective of assembling a slate of directors that can best fulfill and promote our goals, and recommends director candidates based upon contributions they can make to our board of directors and management and their ability to represent our long-term interests and those of our stockholders.

When our board of directors considers adding a member to fill an existing vacancy or newly created position, or any other time the Nominating and Corporate Governance Committee believes our board of directors should consider adding a member, the Nominating and Corporate Governance Committee identifies and assesses director candidates and makes recommendations to our board of directors based upon the results of such search. In conducting this assessment, the Nominating and Corporate Governance Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of our board of directors. The Nominating and Corporate Governance Committee receives input on such director candidates from other directors, and recommends director candidates to our board of directors for nomination. The Nominating and Corporate Governance Committee does not solicit director nominations, but may consider recommendations by stockholders using the same criteria that it uses to evaluate other nominees. The Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms and/or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates. If the Nominating and Corporate Governance Committee engages any such third party, the Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services.

2021 Board Refreshment

In 2021, long-term refreshment of our board of directors continued to be one of the top priorities of the Nominating and Corporate Governance Committee, focusing on identifying prospective candidates that meet the current and future needs of our board of directors and the Company, as well as enhancing the multi-dimensional diversity of our board of directors. The Nominating and Corporate Governance Committee and our board of directors identified the need for directors that could bring additional accounting and finance expertise, and legal and corporate expertise. As a result of these efforts, the Nominating and Corporate Governance Committee identified and our board of directors elected Ms. Angela K. Ho, Ms. Zabrina M. Jenkins and Ms. Adrienne B. Pitts. In addition, after years of distinguished service, Edward H. Meyer retired from our board of directors in April 2021 and in December 2021 Charles J. Persico advised our board of directors that he would not stand for re-election at the Annual Meeting upon expiration of his current term.

Taking these changes into account, among the nine current directors on our board of directors nominated to stand for re-election to our board of directors at the Annual Meeting:

•	78% are independent;
•	44% are female;
•	33% are racially/ethnically diverse; and
•	the average board tenure is 9.2 years compared to 12.6 years as of January 1, 2021.

Board Diversity Matrix

The following matrix discloses the gender and demographic backgrounds of our board of directors as self-identified by our directors in accordance with NASDAQ Listing Rule 5606. Although Mr. Persico is not standing for reelection, he is included in following table.

Board Diversity Matrix (As of March 25, 2022)
Total Number of Directors:	10
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	4	6	0	0
Part II: Demographic Background
African American or Black	2	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White (other than Middle Eastern)	1	6	0	0
Middle Eastern	0	0	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0

Stockholder Nominations

Our stockholders of record who comply with the current advanced notice procedures set forth in our Bylaws and outlined under the “Submission of Stockholder Proposals” section of this Proxy Statement may nominate director candidates for election to our board of directors. Notice of stockholder nominations of director candidates at our annual meeting of stockholders must be received by our Secretary not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting will not commence a new time period for the giving of a stockholder’s notice as described above. Accordingly, to nominate a director candidate for election at our 2023 Annual Meeting of Stockholders, stockholders must submit the nomination, in writing, by November 25, 2022, but in no event earlier than October 26, 2022. The written notice must set forth the information required by our Bylaws for nominations made by stockholders at an annual meeting. The advanced notice procedures set forth in our Bylaws do not affect the right of stockholders to request the inclusion of proposals in our proxy statement pursuant to SEC rules. See the “Submission of Stockholder Proposals” section of this Proxy Statement for information regarding providing timely notice of stockholder proposals under SEC rules.

Personal Loans to Executive Officers and Directors

We comply with, and operate in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to or for the benefit of our directors and executive officers.

Director Attendance at Annual Meetings of Stockholders

We have scheduled a meeting of our board of directors in conjunction with the Annual Meeting and, as set forth in the Guidelines, our policy is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.

Stockholder Outreach and Engagement

We believe that fostering long-term relationships with our stockholders and maintaining their trust is a key ROIC objective, and we recognize the value of listening to and understanding their views about our business. We conduct stockholder outreach throughout the year, dialoguing and meeting with key institutional stockholders, in an effort to proactively address important issues. Our Chief Executive Officer, Stuart A. Tanz, and other members of our senior management team were in regular contact with stockholders during 2021 and conducted 268 scheduled investor meetings on important topics including ROIC’s strategy, performance, corporate governance, executive compensation and other related matters. Our management provides regular updates to our board of directors regarding these discussions and stockholder feedback. Our board of directors takes our stockholders’ and other stakeholders’ perspectives into consideration when overseeing the Company’s strategy, formulating governance and ESG practices and designing executive compensation programs. We are pleased that stockholders continued to support our executive compensation program in the 2021 advisory “say on pay” vote, with approximately 83.9% of the votes cast approving our advisory resolution.

We believe that our outreach program ensures that our management and our board of directors understand our stockholders’ views and concerns and are able to address the issues that are important to them. We are continuing our stockholder outreach efforts in 2022, in addition to our customary participation at industry conferences, investor roadshows and meetings with analysts, and remain committed to this ongoing initiative.

Communications with our Board of Directors

Our board of directors has established a process by which stockholders or other interested parties may communicate in writing with the chair of any committee of our board of directors or the independent directors of our board of directors as a group. Any such communication sent by e-mail should be sent to stockholdercommunications@roireit.net. Any such communications sent by U.S. mail or overnight delivery should be directed to the attention of the Independent Directors, the Chair of the Audit Committee, the Chair of the Compensation Committee, or the Chair of the Nominating and Corporate Governance Committee, as the case may be, in each instance in care of the Company, at Retail Opportunity Investments Corp. 11250 El Camino Real, Suite 200, San Diego, California 92130. Our representative will forward them to the intended recipient(s). We reserve the right to disregard any communication that our Chief Executive Officer determines is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. Our Chief Executive Officer has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. Our board of directors has approved this communication process.

Executive Sessions of Independent Directors

It is the policy of our board of directors, in accordance with the Guidelines, that the independent directors serving on our board of directors meet separately without management (including management directors) in executive session at least four times per year at regularly scheduled meetings of our board of directors.

Amendments to Charter

Amendments to our Charter generally require the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. The affirmative vote of holders of shares entitled to cast at least two-thirds of votes entitled to be cast on a matter is only required (a) to remove a member of the board of directors, (b) to amend certain Charter provisions established to enable our qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, or (c) to amend the sentence in our Charter providing for the affirmative vote requirements described in (a) and (b).

Stockholders’ Ability to Amend Bylaws

In overseeing our corporate policies and our overall performance and direction, our board of directors has adopted the approach of operating in what it believes are the long-term best interests of the Company and our stockholders. In operating under these principles, our board of directors continuously reviews our corporate governance and considers whether any changes are necessary or desirable. As part of this review our board of directors considered an amendment to our Bylaws to allow our stockholders (without the concurrence of our board of directors) to implement bylaw amendments. Following a thorough review, effective December 15, 2021, our board of directors adopted and approved the Company’s Amended and Restated Bylaws in order to replace Article XIII of the existing bylaws of the Company in its entirety with a revised Article XIII. Article XIII now permits stockholders to amend the Company’s bylaws by the affirmative vote of a majority of the votes entitled to be cast on the matter. Previously, Article XIII provided that our board of directors had the exclusive power to adopt, alter or repeal any provision of the bylaws of the Company and to make new bylaws.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of the compensation programs offered to our named executive officers. The Compensation Committee is responsible for the administration of our compensation plans, policies and programs and for making recommendations relating to the compensation of our named executive officers. The Compensation Committee endeavors to ensure that the compensation paid to our named executive officers is consistent with our overall philosophy on compensation and market practices.

Fiscal 2021 Performance Highlights

During 2021, in the face of extraordinary circumstances due to the COVID-19 pandemic, the Company delivered another year of strong operating and financial performance. We continued the disciplined execution of our strategy focused on necessity-based community and neighborhood shopping centers on the West Coast, which resulted in the following:

•	Exceptional operational performance in the retail REIT industry:
-	$53.5 million of net income attributable to common stockholders ($0.44 per diluted share)
-	$127.9 million in FFO(1)
-	97.5% of our gross leasable area (including 100% of anchor space) was leased at December 31, 2021, the 9th consecutive year above 96.0%
-	3.0% increase in same-center cash net operating income (2021 vs. 2020)
-	1.4 million square feet of leases were executed, representing the 11th consecutive year of leasing approximately double the square footage originally scheduled to expire
-	$122.4 million of grocery-anchored shopping center acquisitions
-	$69.7 million of property dispositions (completed exit of Sacramento market)
-	Achieved growth in same-space cash rents of 14.9% on new leases and 4.3% on renewals
-	Awarded 2021 Green Lease Leader (highest “Gold” level designation) by U.S. Department of Energy
•	Maintained our strong balance sheet:
-	100% of debt effectively fixed-rate and zero balance on credit facility at year-end
-	Maintained 3.3x interest coverage
-	$48.7 million reduction in year-end principal debt outstanding (2021 vs. 2020)
-	$69.6 million of common equity raised through ATM program
•	Continued execution of strategic growth:
-	Continued focus on densification initiatives
-	Continued development of our ESG programs
-	Continued focus on acquiring shopping centers where our team has the opportunity to build value

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(1)	For a description of FFO, see “—Elements of Executive Compensation.”
(2)	Represents indebtedness that bears interest at a fixed-rate or is subject to interest rate swap agreements pursuant to which the Company makes fixed-rate payments.

We believe that the value creation produced from an investment in real estate should be assessed over a long-term period and our strategy has focused on and continues to focus on long-term value creation. During 2021, in addition to creating value through our property operations and leasing activities, we continued to enhance the long-term competitive position and intrinsic value of our portfolio through the implementation of strategic initiatives. These initiatives include our densification initiatives and development of our ESG programs. The economic benefits of our activities in these areas during 2021 will not be realized until subsequent years. However, we believe these initiatives, when combined with the strength of our in-place portfolio of necessity-based neighborhood shopping centers on the West Coast that we have assembled over the past decade, will help position us to continue to generate attractive returns for stockholders over the long-term. The following table sets forth our TSR performance over the one, three, five and seven-year periods ended December 31, 2021.

Total Stockholder Return(1)				ROIC:	Retail Opportunity Investments Corp.
1-Year	3-Year	5-Year	7-Year	DJRE:	Dow Jones U.S. Real Estate Retail Index
				MSCI:	MSCI US REIT Index
DJRE 56.73%	MSCI 66.39%	MSCI 66.84%	MSCI 85.75%	Peers(2):	Executive Compensation Peer Group Median
Peers 54.98%	ROIC 35.00%	ROIC 9.87%	ROIC 49.14%
ROIC 50.63%	Peers 18.25%	DJRE -10.63%	DJRE -8.37%
MSCI 43.06%	DJRE 5.75%	Peers -19.70%	Peers -18.75%

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(1)	The table above compares the total return on our Common Stock over the one, three, five and seven-year periods ended December 31, 2021 to the total return of comparable indices and our executive compensation peer group, assuming a $100 investment on January 1, 2014 and all dividends have been reinvested.
(2)	For more information about our executive compensation peer group, see “Executive Compensation—Compensation Discussion and Analysis—Setting Executive Compensation—Peer Group.”

Stockholder Outreach and Engagement

We believe that fostering long-term relationships with our stockholders and maintaining their trust is a key ROIC objective, and we recognize the value of listening to and understanding their views about our business. During 2021, we continued our stockholder outreach activities, dialoguing and meeting with key institutional stockholders, in an effort to proactively address important issues.

•	Our Chief Executive Officer, Stuart A. Tanz, and other members of our senior management team were in regular contact with stockholders during 2021 and conducted 268 scheduled investor meetings to discuss a broad range of topics, including executive compensation.

•	We considered our executive compensation program implemented by the Compensation Committee of our board of directors (the “Compensation Committee”) and the results of recent non-binding, advisory votes on the compensation of our named executive officers.

•	Based on feedback received during the year and the continued support that stockholders showed for our executive compensation program in the 2021 advisory “say on pay” vote, the Compensation Committee maintained the principal elements of our executive compensation program when setting compensation for 2022.

Board Refreshment

In 2021, long-term refreshment of our board of directors continued to be one of the top priorities of the Nominating and Corporate Governance Committee.

•	During 2021, our board of directors appointed three new independent directors: Angela K. Ho, Zabrina M. Jenkins and Adrienne B. Pitts. These new directors collectively bring deep finance, legal, accounting, public company reporting, risk management and corporate expertise to our board of directors.

•	After years of distinguished service, Edward H. Meyer retired from our board of directors in April 2021 and in December 2021 Charles J. Persico advised our board of directors that he would not stand for re-election at the Annual Meeting upon expiration of his current term.

•	Taking these changes into account, among the nine current directors on our board of directors nominated to stand for re-election to our board of directors at the Annual Meeting: 78% are independent, 44% are female, 33% are racially/ethnically diverse, and the average board tenure is 9.2 years compared to 12.6 years as of January 1, 2021.

Executive Compensation Highlights

We are pleased that stockholders continued to support our executive compensation program in the 2021 advisory “say on pay” vote, with approximately 83.9% of the votes cast approving our advisory resolution. We attribute this result to the Compensation Committee’s commitment to designing and implementing an executive compensation program that aligns executive compensation with Company performance and the creation of sustainable stockholder value, and view it as an indication that stockholders are supportive of the Compensation Committee’s approach to executive compensation and our responsiveness to investor concerns.

Each component of compensation plays a role in supporting our compensation goals and objectives consisting of the following key components:

Elements of Pay	Form	Links to Performance	Purposes
Base Salary	Fixed Cash	Determined based on: • Evaluation of individual’s experience • Current performance • Internal pay equity and a comparison to the executive compensation peer group	• Recognize ongoing performance of job responsibilities and contributions to Company success • Attract and retain executive talent
Annual Cash Incentives	Variable Incentive Cash

Our Chief Executive Officer’s annual cash incentive bonus opportunity for 2022 is 80% based on pre-established objective Company performance metrics, with 20% based on the Compensation Committee’s review of the Company’s and each named executive officer’s individual performance. For 2022, the incentive bonus structure contains four key corporate metrics:

•   FFO per share (20%)

•   Capital Raising (20%)

•   Year-End Leased Occupancy (20%)

•   Same-Center NOI Growth (20%)(1)

•   Discretionary (20%)

The above represents the weightings for our Chief Executive Officer, while the weightings for our Chief Financial Officer and Chief Operating Officer also include additional role-specific objective criteria see “—Elements of Executive Compensation—Annual Cash Incentives.”

•   Reward the achievement of short-term corporate operating and financial objectives and individual contributions on an annual-basis

•   Drive stockholder value creation

•   Chosen for alignment with the Company’s strategic goals for the year

Long-Term Equity-Based Awards	Time-Based Equity Awards

Represents 50% of the overall equity award, which is determined based on:

•   TSR performance

•   Execution of the Company’s long-term strategic plan

•   Named executive officers’ compensation levels compared to our executive compensation peer group

Shares vest ratably over a three-year period, subject to continued service

•   Support the retention of executives

•   Subject recipients to the same market fluctuations as stockholders

•   Motivate management to create long-term stockholder value

•   Reinforce our named executive officers’ alignment of interests with our stockholders’ interests over the long-term

•   Ensure that our named executive officers maintain a long-term focus that serves the best interests of the Company

Performance-Based Equity Awards

Represents 50% of the overall equity award and is subject to the achievement of performance goals over a three-year period. For performance-based equity awards for 2021, the performance criteria are aligned with the Company’s long-term strategic goals and will be earned at the end of year three based on:

•   ESG Milestone Achievements (25%)

•   Average Year-End Occupancy (25%)

•   Average Year-End Same-Center NOI Growth (25%)

•   Relative TSR (25%)

•   Enhance pay-for-performance structure and stockholder alignment

•   Motivate and reward management to successfully execute on the Company’s long-term strategy

•   Motivate and reward our named executive officers for delivering stockholder returns exceeding those of our performance comparison peer group companies

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(1)	For a description of net operating income (“NOI”), see “—Elements of Executive Compensation.”

Our executive compensation program also incorporates strong corporate governance standards designed to promote the interests of our stockholders, including:

•	requiring a “double trigger” for severance payments upon a change in control;

•	no excise tax gross-up provisions;

•	prohibiting hedging or pledging of Company securities;

•	maintaining stock ownership guidelines for our named executive officers and directors;

•	employing a majority voting policy for the election of directors in uncontested elections;

•	using an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent directors; and

•	prohibiting the repricing of stock options without stockholder approval.

Compensation Philosophy and Objectives.

We, through our executive compensation program, seek to attract, motivate and retain top-quality senior executives who are committed to our core values of excellence and integrity. The Compensation Committee’s fundamental philosophy is to closely align our compensation programs with the achievement of clear annual and long-term performance goals tied to our financial success and the creation of stockholder value.

The Compensation Committee’s objectives in developing and administering the executive compensation programs are to:

•	attract, retain and motivate a highly-skilled senior executive team that will contribute to the successful performance of the Company;

•	align the interests of the senior executive team with the interests of our stockholders by motivating executives to increase long-term stockholder value;

•	provide compensation opportunities that are competitive within industry standards, thereby reflecting the value of the position in the marketplace;

•	set clear performance goals and objectives which provide accountability for our named executive officers;

•	appropriately reward stockholder returns in light of the level of risk that was taken to generate those returns to ensure that compensation decisions neither encourage nor reward excessive or inappropriate risk taking;

•	support a culture committed to paying for performance where compensation is commensurate with the level of performance achieved; and

•	maintain flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing employment market dynamics.

The Compensation Committee believes that it is important to create a compensation program that appropriately balances short-term, equity-based or cash-based compensation with long-term, equity-based compensation. Our named executive officer compensation program includes the following primary components:

•	base salaries paid in cash which recognize the unique role and responsibilities of a position as well as an individual’s performance in that role;

•	annual awards, which may be paid in cash or stock, which are meant to motivate and reward our short-term financial and operational performance, as well as individual performance; and

•	long-term equity-based awards which are designed to support our objectives of aligning the interests of our named executive officers with those of our stockholders, promoting our long-term performance and value creation, and retaining our named executive officers.

It is the Compensation Committee’s view that compensation decisions are complex and best made after a deliberate review of Company and individual performance, as well as industry compensation levels. Consistent with this view, the Compensation Committee generally assesses our performance within the context of the industry’s overall performance and our internal performance standards and evaluates individual performance of our named executive officers relative to the performance expectations for their respective positions and roles within the Company. In addition, the Compensation Committee reviews our policies and compensation practices to determine whether the risks arising from our compensation policies and practices would be reasonably likely to have a material adverse effect on us. We have not identified any risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on us.

The Compensation Committee consults with compensation consultants, outside counsel, and other advisors as appropriate, in the Compensation Committee’s discretion, to assist in discharging its duties. Specifically, the Compensation Committee has engaged FTI as its independent compensation consultant to assist on a range of executive compensation matters. FTI’s services to the Compensation Committee are discussed further below.

Setting Executive Compensation.

The compensation arrangements with our existing executive management team were approved by the Compensation Committee, taking into consideration each individual’s value to the Company, and in consultation with FTI and Clifford Chance US LLP, our outside counsel. The focus of the Compensation Committee in approving these employment and letter agreements was to (i) align our senior executive compensation programs and policies with our financial performance and, accordingly, the creation of stockholder value and (ii) see that the compensation terms of our executive management team reflected current practices in the marketplace. Information with respect to the current employment and letter agreements of our named executive officers can be found under “—Employment and Letter Agreements and Termination of Employment and Change in Control Arrangements.”

The Compensation Committee will, on an ongoing basis, continue to examine and assess our executive compensation practices relative to our compensation philosophy and objectives, as well as competitive market practices, and will make or recommend to our board of directors modifications to the compensation programs, as deemed appropriate. The Compensation Committee engaged FTI as its independent compensation consultant in respect of calendar year 2021 to assist the Compensation Committee in developing and evaluating our executive compensation program, including objective performance standards for annual cash incentive bonuses and long-term equity-based awards. FTI’s services to us have been limited to compensation-related services. FTI met with the Compensation Committee on several occasions in 2021 and in the first quarter of 2022 to discuss guiding principles, competitive market trends, peer group pay practices, compensation strategy and other compensation considerations, including our performance during 2021. Specifically, FTI was engaged to assist the Compensation Committee in considering the framework for our named executive officers’ total compensation for 2021, taking into account the base salaries specified in existing employment and letter agreements, the objective performance criteria and weighting levels established for annual cash incentive bonus awards and long-term equity-based awards, and to make recommendations relating to base salaries, annual cash incentive bonus award and long-term equity-based awards.

Executive Compensation Peer Group.

In evaluating the Company’s executive compensation program for 2021, the Compensation Committee reviewed our pay levels compared to an executive compensation peer group. Our executive compensation peer group (the “executive compensation peer group”) is comprised solely of publicly traded REITs that have the following characteristics:

•	an investment focus concentrated on the retail real estate sector;

•	compete with the Company for talent and/or investment opportunities; and

•	range from approximately one-third to three times the Company’s implied equity market capitalization.

Our executive compensation peer group used to evaluate market compensation structures and levels comprised the following REITs:

Acadia Realty Trust (NYSE:AKR)	Federal Realty Investment Trust (NYSE:FRT)
Four Corners Property Trust, Inc. (NYSE:FCPT)	Kite Realty Group Trust (NYSE:KRG)
Phillips Edison & Company, Inc. (NASDAQ: PECO)	RPT Realty (NYSE:RPT)
Seritage Growth Properties (NYSE:SRG)	SITE Centers Corp. (NYSE:SITC)
STORE Capital Corporation (NYSE:STOR)	Tanger Factory Outlet Centers, Inc. (NYSE:SKT)
Urban Edge Properties (NYSE:UE)

Factors Considered in Setting Executive Compensation.

The Compensation Committee considers Company and individual named executive officer performance as the most important factors in determining a named executive officer’s compensation. With respect to its evaluation of Company performance, the Compensation Committee believes that an evaluation of our financial and operating performance provides an appropriate measure of Company performance in relation to our business objectives and for setting named executive officer compensation. Accordingly, the Compensation Committee utilizes certain objective criteria for evaluation of the Company’s and each named executive officer’s performance as established in our annual incentive compensation programs. In addition to the pre-established performance objectives (detailed in the “—Elements of Executive Compensation—Annual Cash Incentives” and “—Elements of Executive Compensation— Long-Term Equity-Based Awards” sections below), the Compensation Committee also considers:

•	other Company performance factors, including one, three, five and seven-year TSR, balance sheet management, execution of strategic plan and operational performance (including “Fiscal 2021 Performance Highlights” listed above);

•	comparative benchmarking information;

•	current compensation governance standards and guidelines;

•	individual performance evaluations; and

•	relative value provided by each of our named executive officers towards our success in 2021.

Role of Executive Officers in Compensation Decisions.

The Compensation Committee implements all compensation decisions related to our named executive officers and approves recommendations related to incentive compensation for our other employees. When implementing compensation for our named executive officers (other than Mr. Tanz), the Compensation Committee seeks and considers the advice and counsel of Mr. Tanz, our Chief Executive Officer, given his direct day-to-day working relationship with these senior executives, and Mr. Baker, the Chairman of our board of directors.

Elements of Executive Compensation.

The key elements of our executive compensation program include:

•	base salary;

•	annual cash incentive bonuses;

•	long-term equity-based awards; and

•	perquisites and other benefits.

Base Salary

Pursuant to their employment and letter agreements, we provide our named executive officers with annual base salaries to compensate them for services provided during the term of their employment or service. The Compensation Committee believes that the annual base salary paid in 2021 to each of our named executive officers reflected the scope of the role and responsibilities of the applicable position, individual performance and experience, and competitive market practices.

The annual base salaries for each of our named executive officers at December 31, 2021 were as follows:

Executive	2021 Base Salary
Stuart A. Tanz	$875,000
Michael B. Haines	395,000
Richard A. Baker	275,000
Richard K. Schoebel	470,000

Pursuant to their employment and letter agreements, the amount of annual compensation paid to each of our named executive officers may be increased during the term of employment at the discretion of our board of directors. Accordingly, the Compensation Committee annually reviews the amount of the annual base salary paid to our named executive officers each year, based upon individual roles and performance and the overall financial and operating performance of the Company, and may provide for increases as it may, in its discretion, deem appropriate. The Compensation Committee approved increases in the base salaries of Messrs. Tanz, Haines and Schoebel of $25,000, $11,850 and $14,100, respectively, for 2022. Changes made to the base salaries of our named executive officers for 2022 are as follows:

Executive	2022 Base Salary	2021 Base Salary	% Change
Stuart A. Tanz	$900,000	$875,000	2.9%
Michael B. Haines	406,850	395,000	3.0%
Richard A. Baker	275,000	275,000	—
Richard K. Schoebel	484,100	470,000	3.0%

Our board of directors intends to continue to implement the terms of the employment or letter agreements, including the annual base salary provisions, and remains open to future annual base salary adjustments in the event our board of directors concludes that the circumstances warrant them. However, consistent with the Compensation Committee’s overall philosophy, we intend that the compensation programs for our named executive officers will emphasize incentive compensation in the form of annual cash incentive bonuses and long-term equity-based awards.

Annual Cash Incentives

Under the terms of their employment or letter agreements, an incentive structure was established for our named executive officers, making them eligible to receive an annual cash incentive within a specified range expressed as a percentage of such named executive officer’s annual salary. The range specified for each of our named executive officers is disclosed under “—Employment and Letter Agreements and Termination of Employment and Change in Control Arrangements.”

2021 Annual Cash Incentive Bonus Program

For the 2021 annual cash incentive bonus program (the “2021 Plan”), 80% of the annual cash incentive bonus opportunities for Mr. Tanz were based on the achievement of certain objective Company performance criteria and, in the case of Messrs. Haines and Schoebel, 85% of the annual cash incentive bonus opportunities were based on the achievement of such objective performance criteria as well as certain role-specific objective criteria. In addition, the 2021 Plan also contained a discretionary component with a weighting of 20% for Mr. Tanz and 15% for each of Messrs. Haines and Schoebel, which was determined by the Compensation Committee.

As set forth in the table below, the Compensation Committee set FFO per share, capital raising, year-end leased occupancy, and same-center NOI growth as the Company’s objective performance criteria for the 2021 Plan. These objective performance metrics are the same metrics that, prior to the onset of the COVID-19 pandemic, the Compensation Committee had initially established for the 2020 annual cash incentive bonus program (the “Pre-Pandemic 2020 Program”). The Pre-Pandemic 2020 Program was ultimately abandoned and replaced with a discretionary bonus for the 2020 performance year as a result of the COVID-19 pandemic. The Compensation Committee determined it was appropriate to re-introduce the Pre-Pandemic 2020 Program performance metrics for the 2021 Plan at reduced levels due to the challenging financial and operational environment associated with the COVID-19 pandemic at the time the 2021 Plan was established in early 2021. At the time the Compensation Committee made this determination in February 2021, there remained significant uncertainty regarding the duration of the COVID-19 pandemic and its continuing impact on the economies of the local markets throughout the west coast in which our properties are located, as well as on the broader financial markets. In addition, at that time, certain preventative measures taken by local, state and federal authorities to alleviate the public health crisis, which had severely impacted the U.S. retail market and the operations of the Company and the Company’s tenants, remained in effect, and it could not be predicted when such measures would be relaxed or lifted, the administration of COVID-19 vaccines had only recently commenced and there was uncertainty regarding the distribution and effectiveness of vaccines, and there remained the potential for additional severe outbreaks or the emergence of new COVID-19 variants (which became the case with the Delta variant in the summer of 2021 and Omicron variant in the winter of 2021).

The following table shows the objective metrics and weightings of the 2021 annual incentive cash bonus opportunities for our named executive officers:

						2021 Annual Cash Incentive Bonus Targets
Performance Criteria	Weighting for Stuart A. Tanz	Weighting for Michael B. Haines		Weighting for Richard K. Schoebel		Threshold	Target	Maximum	Actual
FFO per share (diluted)(1)	20%	15%		15%		$0.91	$0.93	$0.95	$1.00
Capital raising	20%	15%		15%		$25 million	$50 million	$75 million	$139.3 million
Year-end leased occupancy(2)	20%	15%		15%		92%	93%	94%	97.5%
Same-center NOI growth(3)	20%	15%		15%		1.0% decrease	0.0% increase	1.0% increase	3.1% increase
Discretionary	20%	15%		15%		N/A	N/A	N/A	N/A
Role specific criteria	0%	25	%(4)	25	%(4)	N/A	N/A	N/A	N/A
Total	100%	100%		100%		N/A	N/A	N/A	N/A

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(1)	FFO is a widely recognized non-GAAP financial measure for REITs that we believe, when considered with financial statements presented in accordance with GAAP, provides additional and useful means to assess our financial performance. We define FFO and provide a reconciliation of actual FFO for the year ended December 31, 2021 to net income applicable to stockholders in accordance with GAAP, in Item 7 of our Form 10-K for the year ended December 31, 2021.
(2)	Year-end leased occupancy excludes acquisitions in the last six months of 2021.
(3)	Represents the percentage increase in NOI (calculated as operating revenues (rental revenue and other income), less property and related expenses (property operating expenses and property taxes), adjusted for non-cash revenue and operating expense items such as straight-line rent and amortization of lease intangibles, debt-related expenses, and other adjustments) for those properties owned by us for the entirety of 2021 and 2020. Same-center NOI is a non-GAAP financial measure that we believe, when considered with financial statements presented in accordance with GAAP, provides additional and useful means to evaluate and compare the operating performance of the Company’s properties. We provide a reconciliation of same-center NOI to consolidated operating income in accordance with GAAP for the years ended December 31, 2021 and 2020, in Item 7 of our Form 10-K for the year ended December 31, 2021.
(4)	Described in greater detail below.

The operating metrics set under our executive compensation program are used for that limited purpose and should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these metrics in any other context.

In addition to the Company performance criteria described above, Mr. Haines’s and Mr. Schoebel’s annual cash incentive bonuses for 2021 were also based in part on additional role-specific objective criteria. In the case of Mr. Haines, the role-specific objective criteria and weighting levels included:

•	integration of acquired properties / divestiture of sold properties (5%),
•	capital markets management (5%),
•	cybersecurity assessment management (5%),
•	maintenance of internal accounting controls in accordance with PCAOB and auditor standards (5%), and
•	the timely completion of the budget, common area maintenance (“CAM”) reconciliations and periodic tenant billings (5%).

In the case of Mr. Schoebel, the role-specific objective criteria and weighting levels included:

•	capital and environmental projects management (5%),
•	same-space re-leasing spreads (5%),
•	tenant retention rate (5%),
•	cybersecurity assessment management (5%), and
•	the timely completion of the budget, CAM reconciliations and periodic tenant billings (5%).

In addition to the Company and role-specific objective criteria described above, a discretionary component was evaluated by the Compensation Committee. In evaluating the discretionary component, the Compensation Committee focused on the achievement of the objective measures described above, as well additional factors such as, among others, operational achievements, densification activities, balance sheet maintenance, investor relations activities, individual performance evaluations and the relative value provided by each of our named executive officers towards our success in 2021.

The following table shows the threshold, target and maximum incentive cash bonus opportunities that were available to each named executive officer for 2021 as a percentage of their base salary, as well as the actual bonus earned for the year ended December 31, 2021. Whether any of the threshold, target or maximum bonus levels were attained was determined by the Compensation Committee based on achievement of the criteria described above, including the discretionary component, and the weighting of each criterion.

	2021 Annual Cash Incentive Bonus Percentage Levels
Executive	Threshold	Target	Maximum	Actual ($)	Actual as a Percentage of Base Salary
Stuart A. Tanz	75%	125%	175%	1,493,750	171%
Michael B. Haines	75%	100%	125%	493,750	125%
Richard K. Schoebel	75%	100%	125%	587,500	125%

The Compensation Committee’s evaluation of Mr. Baker’s performance during 2021 focused on his contribution to the achievement of our overall business goals during 2021 and other factors as described above under “—Setting Executive Compensation.” The Compensation Committee also considered, in consultation with FTI, the compensation practices of our executive compensation peer group and recommended a bonus of $200,000 for Mr. Baker in respect of the year ended December 31, 2021.

2022 Annual Cash Incentive Bonus Program

In February 2022, the Compensation Committee approved specific performance metrics relating to the annual cash incentive bonus program for our named executive officers for the performance year ending December 31, 2022. The specific performance metrics and weightings approved at this meeting are as follows:

	2022 Annual Cash Incentive Bonus Performance Criteria Weightings
Performance Criteria	Weighting for Stuart A. Tanz	Weighting for Michael B. Haines	Weighting for Richard K. Schoebel
FFO per share (diluted)	20%	15%	15%
Capital raising	20%	15%	15%
Year-end leased occupancy	20%	15%	15%
Same-center NOI growth	20%	15%	15%
Discretionary	20%	15%	15%
Role specific criteria	0%	25%	25%
Total	100%	100%	100%

Long-Term Equity-Based Awards

The Compensation Committee believes that equity-based incentives are an effective means of motivating and rewarding long-term Company performance and value creation. In addition, equity-based incentives appropriately align the interests of management with those of stockholders. In accordance with the terms of the Amended 2009 Equity Incentive Plan, employees, non-employee directors, executive officers and other key personnel and our service providers and any of our subsidiaries are eligible to be granted Options, Restricted Shares, LTIP units, share appreciation rights, phantom shares, dividend equivalents and other equity-based awards under the Amended 2009 Equity Incentive Plan. These equity-based awards are intended to be designed to link executive compensation to our long-term Common Stock performance as well as the achievement of operational goals.

In 2019, the Compensation Committee, based on a comprehensive review of our performance-based equity compensation program, the Compensation Committee, in consultation with FTI, restructured such equity compensation to emphasize the achievement of financial and operational metrics that were better aligned with the Company’s long-term strategic goals and more directly correlated to executive performance. With respect to equity awards granted to Messrs. Tanz, Haines, Schoebel and Baker in respect of performance for the year ended December 31, 2019 (granted in 2020), the Compensation Committee retained this revised structure but incorporated the achievement of ESG milestones into the vesting criteria for the performance-based equity awards, as follows:

•	Allocation of Awards: Year-end equity-based awards are allocated 50% to time-based equity awards that vest based on continued employment or service over a three-year vesting period and 50% to performance-based equity awards that remain at risk and are subject to forfeiture subject to the achievement pre-established metrics over a three-year performance period.

•	Performance-Based Vesting Criteria: Metrics for performance-based equity awards would be adjusted to consist of the number of ESG milestones achieved, average year-end occupancy, average same-center NOI growth and TSR relative to a performance comparison peer group listed below under “—Performance Peer Group”, each measured over a cumulative three-year period (each weighted 25%).

•	Payout Opportunities: The performance-based equity awards of our named executive officers would incorporate four levels of opportunity – “threshold,” “target,” “high” and “exceptional” – which determine the amount of the performance-based equity awards that will be earned.

Throughout 2021 and during the first quarter of 2022, the Compensation Committee, in consultation with FTI, continued to evaluate the Company’s performance-based equity award structure together with the Company’s long-term strategic goals. The Compensation Committee determined the performance measures, weightings and levels of opportunity would remain the same for the performance-based equity awards in respect of performance for the year ended December 31, 2021 (granted in 2022). The Compensation Committee believes that the performance goals for the year-end 2021 performance-based equity awards (granted in 2022) are aligned with the Company’s strategic business plan, directly correlated to executive performance, continue to be sensitive to the Company’s TSR performance and are consistent with the long-term objectives that have been communicated to the Company’s investors.

Year-End 2021 Long-Term Equity-Based Awards (Granted in 2022)

In February 2022, the Compensation Committee approved long-term equity-based awards for our named executive officers in respect of performance for the year ended December 31, 2021, including the specific performance metrics, weightings and levels of opportunity for performance-based equity awards as described below. In determining the long-term equity-based awards to our named executive officers, the Compensation Committee focused on the objective measures and other factors as described above under “—Setting Executive Compensation.”

Based upon these considerations, the Compensation Committee recommended long-term equity-based awards as follows in respect of performance for the year ended December 31, 2021, subject to the forward-looking vesting criteria described herein:

Executive	Restricted Shares Awarded (#)(1)	Value based on Grant Date Closing Price ($)
Stuart A. Tanz	219,178	3,999,999
Michael B. Haines	67,945	1,239,996
Richard A. Baker	23,287	424,988
Richard K. Schoebel	74,520	1,359,990

____________________________

(1)	Granted on February 15, 2022, 50% of the shares awarded are time-based Restricted Share awards and 50% of the shares awarded are performance-based Restricted Share awards. The number of performance-based Restricted Shares included in this amount reflects vesting at a “target” payout percentage as shown in the table under “Key Terms of the Year-End 2021 Performance-Based Equity Awards (Granted in 2022).”

Key Terms of the Year-End 2021 Performance-Based Equity Awards (Granted in 2022)

With respect to the long-term equity-based awards to Messrs. Tanz, Haines, Schoebel and Baker in respect of performance for the year ended December 31, 2021 (granted in 2022), 50% of such awards were time-based Restricted Share awards that vest based solely on continued employment or service over a three-year vesting period. Dividends are paid on all time-based equity awards, vested and non-vested.

The remaining 50% of such long-term equity-based awards were performance-based Restricted Share awards granted for performance for the year ended December 31, 2021 and were allocated as follows: (i) 25% of the award will vest based on the number of ESG milestones achieved over the performance period, (ii) 25% of the award will vest based on average year-end occupancy rates over the performance period, (iii) 25% of the award will vest based on average year-end same-center NOI growth over the performance period, and (iv) 25% of the award will vest based on our TSR for such three-year forward-looking performance period relative to the performance comparison peer group listed under “—Performance Peer Group.” Dividends payable in connection with performance-based equity awards granted for performance for the year ended December 31, 2021 will only be paid to the extent that the performance-based vesting conditions are satisfied and such awards are earned and vest. The performance criteria, weightings and levels of opportunity for each of Messrs. Tanz, Haines, Baker and Schoebel for the performance-based equity awards, which were approved by the Compensation Committee in February 2022, are as follows:

Performance Measure	Weighting	Threshold	Target	High	Exceptional
ESG Milestones Achieved(1)	25%	2	3	4	6
Average Year-End Occupancy(2)	25%	94%	95%	96%	97%
Average Year-End Same-Center NOI Growth(3)	25%	1.0%	2.0%	2.5%	3.0%
Three Year Relative TSR(4)	25%	30th percentile	40th percentile	50th percentile	70th percentile
Payout Percentage:		50%	100%	150%	200%

____________________________

(1)	ESG milestones achieved shall be the sum of the number of goals related to our ESG program as determined by our board of directors achieved during the period from January 1, 2022 through December 31, 2024 (the “2022 Grant Performance Period”). In the event the ESG milestones achieved fall between 4 and 6, the ESG milestones achieved vesting percentage will be determined using a straight line linear interpolation between 150.0% and 200.0%.
(2)	In the event average year-end occupancy falls between 94% and 95%, average year-end occupancy vesting will be determined using a straight line linear interpolation between 50.0% and 100.0%, in the event average year-end occupancy falls between 95% and 96%, average year-end occupancy vesting will be determined using a straight line linear interpolation between 100.0% and 150.0%, and in the event average year-end occupancy falls between 96% and 97%, average year-end occupancy vesting will be determined using a straight line linear interpolation between 150.0% and 200.0%. The occupancy measurement at December 31 of each year during the 2022 Grant Performance Period excludes any properties acquired during the last six months of such year and properties that are being prepared for densification as of the respective measurement date.
(3)	In the event average same-center NOI growth falls between 1.0% and 2.0%, average same-center NOI growth vesting will be determined using a straight line linear interpolation between 50.0% and 100.0%, in the event average same-center NOI growth falls between 2.0% and 2.5%, average same-center NOI growth vesting will be determined using a straight line linear interpolation between 100.0% and 150.0%, and in the event average same-center NOI growth falls between 2.5% and 3.0%, average same-center NOI growth vesting will be determined using a straight line linear interpolation between 150.0% and 200.0%. Same-center NOI is a non-GAAP financial measure that we believe, when considered with financial statements presented in accordance with GAAP, provides additional and useful means to evaluate and compare the operating performance of the Company’s properties. We provide a reconciliation of same-center NOI to consolidated operating income in accordance with GAAP for the years ended December 31, 2021 and 2020, in Item 7 of our Form 10-K for the year ended December 31, 2021.

(4)	In the event the Relative TSR percentile falls between the 30th percentile and the 40th percentile, Relative TSR vesting percentage is determined using a straight line linear interpolation between 50.0% and 100.0%, in the event that the Relative TSR percentile falls between the 40th percentile and 50th percentile, the Relative TSR vesting percentage shall be determined using a straight line linear interpolation between 100.0% and 150.0%, and in the event that the Relative TSR percentile falls between the 50th percentile and 70th percentile, the Relative TSR vesting percentage shall be determined using a straight line linear interpolation between 150.0% and 200.0%.

Key Terms of the Year-End 2020 Performance-Based Equity Awards (Granted in 2021)

With respect to the long-term equity-based awards to Messrs. Tanz, Haines, Schoebel and Baker in respect of performance for the year ended December 31, 2020 (granted in 2021), 50% of such awards were time-based Restricted Share awards that vest based solely on continued employment or service over a three-year vesting period. Dividends are paid on all time-based equity awards, vested and non-vested.

The remaining 50% of such long-term equity-based awards were performance-based Restricted Share awards granted for performance for the year ended December 31, 2020 and were allocated as follows: (i) 25% of the award will vest based on the number of ESG milestones achieved over the performance period, (ii) 25% of the award will vest based on average year-end occupancy rates over the performance period, (iii) 25% of the award will vest based on average year-end same-center NOI growth over the performance period, and (iv) 25% of the award will vest based on our TSR for such three-year forward-looking performance period relative to the performance comparison peer group listed under “—Performance Peer Group.” Dividends payable in connection with performance-based equity awards granted for performance for the year ended December 31, 2020 will only be paid to the extent that the performance-based vesting conditions are satisfied and such awards are earned and vest. The performance criteria, weightings and levels of opportunity for each of Messrs. Tanz, Haines, Baker and Schoebel for the performance-based equity awards, which were approved by the Compensation Committee in February 2021, are as follows:

Performance Measure	Weighting	Threshold	Target	High	Exceptional
ESG Milestones Achieved(1)	25%	2	3	4	6
Average Year-End Occupancy(2)	25%	92%	94%	96%	97%
Average Year-End Same-Center NOI Growth(3)	25%	1.5%	2.0%	2.5%	3.5%
Three Year Relative TSR(4)	25%	30th percentile	40th percentile	50th percentile	70th percentile
Payout Percentage:		50%	100%	150%	200%

____________________________

(1)	ESG milestones achieved shall be the sum of the number of goals related to our ESG program as determined by our board of directors achieved during the period from January 1, 2021 through December 31, 2023 (the “2021 Grant Performance Period”). In the event the ESG milestones achieved fall between 4 and 6, the ESG milestones achieved vesting percentage will be determined using a straight line linear interpolation between 150.0% and 200.0%.
(2)	In the event average year-end occupancy falls between 92% and 94%, average year-end occupancy vesting will be determined using a straight line linear interpolation between 50.0% and 100.0%, in the event average year-end occupancy falls between 94% and 96%, average year-end occupancy vesting will be determined using a straight line linear interpolation between 100.0% and 150.0%, and in the event average year-end occupancy falls between 96% and 97%, average year-end occupancy vesting will be determined using a straight line linear interpolation between 150.0% and 200.0%. The occupancy measurement at December 31 of each year during the 2021 Grant Performance Period excludes any properties acquired during the last six months of such year and properties that are being prepared for densification as of the respective measurement date.
(3)	In the event average same-center NOI growth falls between 1.5% and 2.0%, average same-center NOI growth vesting will be determined using a straight line linear interpolation between 50.0% and 100.0%, in the event average same-center NOI growth falls between 2.0% and 2.5%, average same-center NOI growth vesting will be determined using a straight line linear interpolation between 100.0% and 150.0%, and in the event average same-center NOI growth falls between 2.5% and 3.5%, average same-center NOI growth vesting will be determined using a straight line linear interpolation between 150.0% and 200.0%. Same-center NOI is a non-GAAP financial measure that we believe, when considered with financial statements presented in accordance with GAAP, provides additional and useful means to evaluate and compare the operating performance of the Company’s properties. We provide a reconciliation of same-center NOI to consolidated operating income in accordance with GAAP for the years ended December 31, 2021 and 2020, in Item 7 of our Form 10-K for the year ended December 31, 2021.
(4)	In the event the Relative TSR percentile falls between the 30th percentile and the 40th percentile, Relative TSR vesting percentage is determined using a straight line linear interpolation between 50.0% and 100.0%, in the event that the Relative TSR percentile falls between the 40th percentile and 50th percentile, the Relative TSR vesting percentage shall be determined using a straight line linear interpolation between 100.0% and 150.0%, and in the event that the Relative TSR percentile falls between the 50th percentile and 70th percentile, the Relative TSR vesting percentage shall be determined using a straight line linear interpolation between 150.0% and 200.0%.

Performance Peer Group

In connection with the vesting of performance-based equity awards subject to relative TSR performance goals, the Company uses a group of competitors that are most closely aligned from an investment and asset-type perspective, but may be too large or small from a size perspective to be considered appropriate peers from an executive compensation standpoint. The following group of peer companies is used to measure our relative TSR performance for our outstanding performance-based equity awards:

Acadia Realty Trust (NYSE:AKR)	Brixmor Property Group Inc. (NYSE:BRX)
Cedar Realty Trust, Inc. (NYSE:CDR)	Federal Realty Investment Trust (NYSE:FRT)
Kimco Realty Corporation (NYSE:KIM)	Kite Realty Group Trust (NYSE:KRG)
Pennsylvania Real Estate Investment Trust (NYSE:PEI)	Regency Centers Corporation (NYSE:REG)
RPT Realty (NYSE:RPT)	SITE Centers Corp. (NYSE:SITC)
Urban Edge Properties (NYSE:UE)

Compensation for our Chairman

Mr. Baker, the Chairman of our board of directors, does not hold any executive office with the Company. However, due to the nature of his letter agreement and the compensation he is entitled to thereunder, we include Mr. Baker in this Proxy Statement as a “named executive officer.” The Board’s determination of compensation for Mr. Baker recognizes his importance to the Company and its business given his unique experience and leadership capabilities. Mr. Baker brings to the Company a distinguished reputation, valuable retail and real estate relationships and contacts, and significant experience in a number of critical areas, including real estate, finance, leasing and strategy. Mr. Baker also has regular interactions with the Company’s executive management team regarding retail industry trends, strategic acquisitions and other high-level matters. Based on those factors and a review of compensation paid to other similar chairpersons in the REIT industry, the Board believes that Mr. Baker’s compensation is appropriate and is as follows:

Element	2021		2020		% Change
Base Salary	$275,000		$275,000		—%
Cash Bonus	200,000		180,000		11.1%
Equity Awards	424,988	(1)	399,998	(2)	6.2%
Total	$899,988		$854,998		5.3%

____________________________

(1)	Represents the value of the award based on the closing price of the Common Stock reported on NASDAQ on February 15, 2022, the grant date of the award.
(2)	Represents the value of the award based on the closing price of the Common Stock reported on NASDAQ on February 23, 2021, the grant date of the award.

Perquisites and Other Benefits

In general, it is the Compensation Committee’s practice to provide limited perquisites and other benefits to our named executive officers. We provide each of Messrs. Tanz, Haines and Schoebel with an automobile allowance of $1,500 per month, but do not reimburse our named executive officers for clubs, financial planning or items of a similar nature.

Messrs. Tanz, Haines and Schoebel are eligible to participate in our employee health and welfare benefit programs. The attributed costs of these benefits for our named executive officers for the fiscal year ended December 31, 2021 are included in the Summary Compensation Table under the column entitled “All Other Compensation” and the related footnote. Further, in accordance with the Code of Conduct, we do not make any loans to, or guarantee any personal loans of, any of our employees, including our named executive officers.

As discussed above in this Compensation Discussion and Analysis, we have entered into employment or letter agreements with each of our named executive officers. These employment and letter agreements are designed to promote our stability and continuity of senior leadership. Information with respect to applicable severance payments under these agreements for our named executive officers is provided under “—Employment and Letter Agreements and Termination of Employment and Change in Control Arrangements.”

Deductibility of Executive Compensation. The Compensation Committee has determined, where practical, to maximize the tax deductibility of compensation payments to our executive officers under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and the regulations thereunder. Section 162(m) imposes an annual individual limit of $1 million on the deductibility of our compensation payments to executives. Historically, compensation paid for achieving pre-established and objective performance goals pursuant to a plan that has been approved by our stockholders has not been subject to this limit. The Original 2009 Equity Incentive Plan was designed so that performance-based Restricted Share awards granted to our named executive officers under the plan on or before November 2, 2017 were exempt from the compensation deduction limitation described above. For performance-based awards granted to our executive officers after November 2, 2017, the Company will no longer be taking into account the potential tax deduction with respect to compensation for a named executive officer in excess of $1,000,000 a year, which will no longer be available, and the Company’s performance-based pay practices may change accordingly. Time-based awards are subject to the compensation deduction limitation. The Compensation Committee may authorize payments to executives that may not be fully deductible if it believes such payments are in our interests and that of our stockholders.

Other Tax and Accounting Implications. The American Jobs Creation Act of 2004 affects the tax rules applicable to nonqualified deferred compensation arrangements. We believe that we are operating in good faith compliance with these statutory provisions and all subsequent regulatory authority and that the employment agreements of all of our executive officers and the Amended 2009 Equity Incentive Plan comply with Section 409A of the Internal Revenue Code.

Say-on-Pay Vote. At our 2021 annual meeting of stockholders, we provided our stockholders with the opportunity to vote on a resolution to approve, on an advisory basis, the compensation of our named executive officers. The Compensation Committee reviewed the results of this advisory “say-on-pay” vote. Our stockholders showed continued support for our executive compensation program with approximately 83.9% of the votes cast approving our advisory resolution. We attribute this result to the Compensation Committee’s commitment to designing and implementing an executive compensation program that aligns executive compensation with Company performance and the creation of sustainable stockholder value and its responsiveness to feedback received from our stockholders.

Compensation Committee Report

The Compensation Committee evaluates and establishes compensation for our named executive officers and administers the Amended 2009 Equity Incentive Plan. While management has the primary responsibility for our financial reporting process, including the disclosure of executive compensation, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly represents the philosophy, intent and actions of the Compensation Committee with regard to executive compensation. The Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

Laura H. Pomerantz, Chair

Michael J. Indiveri

Charles J. Persico

The foregoing Compensation Committee Report shall not be deemed under the Securities Act or the Exchange Act to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

Compensation of Executive Officers

The following table summarizes the annual compensation received by our named executive officers for the years ended December 31, 2021, 2020 and 2019.

2021 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)	Stock Awards ($)(1)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	All Other Compensation ($)(5)	Total ($)
Stuart A. Tanz,	2021	875,000	—	3,885,031	1,493,750	52,828	6,306,609
President and Chief Executive	2020	875,000	1,093,750	3,801,797	—	51,430	5,821,977
Officer	2019	875,000	—	3,853,887	1,225,000	47,249	6,001,136

Michael B. Haines,	2021	395,000	10,500	1,181,034	493,750	52,978	2,133,262
Chief Financial Officer	2020	395,000	355,800	1,155,742	—	51,838	1,958,380
	2019	375,000	—	1,220,371	398,438	48,536	2,042,345

Richard A. Baker,	2021	275,000	200,000	414,400	—	576	889,976
Chairman of our board of directors	2020	275,000	180,000	405,516	—	546	861,062
	2019	275,000	200,000	428,199	—	518	903,717

Richard K. Schoebel,	2021	470,000	3,000	1,295,000	587,500	53,990	2,409,490
Chief Operating Officer	2020	470,000	423,500	1,267,264	—	49,492	2,210,256
	2019	445,000	—	1,338,140	472,813	46,285	2,302,238

____________________________

(1)	Material terms of the employment and letter agreements of our named executive officers are provided under “—Employment and Letter Agreements and Termination of Employment and Change in Control Arrangements.”
(2)	Amounts in this column were paid to Messrs. Tanz, Haines, Baker and Schoebel, as applicable, on each of February 22, 2022, March 8, 2021, and February 24, 2020. A substantial majority of the annual cash incentive bonus payments to Messrs. Tanz, Haines and Schoebel for 2021 and 2019 were based on certain performance criteria being met and as such those annual cash incentive bonus payments are included under the Non-Equity Incentive Plan Compensation column of this table. In addition to amounts paid pursuant to the 2021 Plan, special bonuses may be awarded at the discretion of the Compensation Committee. In February 2022, the Compensation Committee awarded a discretionary one-time bonus of $10,500 to Mr. Haines and $3,000 to Mr. Schoebel in recognition of their efforts in a challenging operating environment during the year ended December 31, 2021.
(3)	Amounts in this column represent the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718. The grant date fair values of awards have been determined based on the assumptions and methodologies set forth in our annual report on Form 10-K for the year ended December 31, 2021 (Note 8, Stock Compensation and Other Benefit Plans for ROIC). Amounts in this column were granted on each of February 23, 2021, February 18, 2020 and March 12, 2019 in respect of named executive officer performance for the years ended December 31, 2020, 2019 and 2018, respectively.
(4)	Amounts in this column were annual cash incentive bonuses paid to our named executive officers on February 22, 2022 and February 24, 2020.
(5)	Amounts in this column represent all other compensation received by our named executive officers during each of the years ended December 31, 2021, 2020 and 2019, as itemized in the tables below.

The following table sets forth for each of our named executive officers the description and amount of each item comprising each officer’s total compensation appearing in the “All Other Compensation” column for the year ended December 31, 2021:

Name	Car Allowance ($)	Health Insurance ($)	401(k) Plan Company Match ($)	Dental Insurance ($)	Total ($)
Stuart A. Tanz	18,000	26,943	5,800	2,085	52,828

Michael B. Haines	18,000	27,093	5,800	2,085	52,978

Richard A. Baker	—	—	—	576	576

Richard K. Schoebel	18,000	27,194	5,800	2,996	53,990

Grants of Plan-Based Awards

The following table summarizes certain information regarding all plan-based awards granted during the 2021 fiscal year to our named executive officers.

Grants of Plan-Based Awards in 2021

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)(2)				All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	High	Exceptional
Stuart A. Tanz	—	656,250	1,093,750	1,531,250	—	—	—	—	—	—
	2/23/2021	—	—	—	57,833	115,669	173,502	231,338	115,669	3,885,031

Michael B. Haines	—	296,250	395,000	493,750	—	—	—	—	—	—
	2/23/2021	—	—	—	17,580	35,163	52,743	70,326	35,163	1,181,034

Richard A. Baker	—	—	—	—	—	—	—	—	—	—
	2/23/2021	—	—	—	6,168	12,338	18,506	24,676	12,338	414,400

Richard K. Schoebel	—	352,500	470,000	587,500	—	—	—	—	—	—
	2/23/2021	—	—	—	19,276	38,556	57,832	77,112	38,556	1,295,000

____________________________

(1)	Represents the 2021 annual cash incentive bonus opportunities for each of our named executive officers. For a detailed discussion of the performance thresholds and methodology underlying the cash incentive bonus opportunities, see “—Elements of Executive Compensation—Annual Cash Incentives.”
(2)	Vest on or about January 1, 2024 based upon the achievement of specified performance criteria over a three-year vesting period. For a detailed discussion of the performance thresholds and methodology underlying the equity awards, see “—Elements of Executive Compensation—Long-Term Equity-Based Awards.”
(3)	Vest ratably over a three-year vesting period beginning on January 1, 2021 based solely on continued employment.
(4)	Amounts in this column represent the aggregate value of the Restricted Share and Option awards granted in 2021 based upon the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718. The grant date fair values of awards have been determined based on the assumptions and methodologies set forth in our annual report on Form 10-K for the year ended December 31, 2021 (Note 8, Stock Compensation and Other Benefit Plans for ROIC).

Outstanding Equity Awards at Fiscal Year End 2021

The following table summarizes all outstanding equity awards held by our named executive officers on December 31, 2021.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Stuart A. Tanz	—	—	—	193,435	(2)	3,791,326
	—	—	—	238,828	(3)	4,681,029
	—	—	—	289,171	(4)	5,667,752

Michael B. Haines	—	—	—	61,252	(2)	1,200,539
	—	—	—	72,602	(3)	1,422,999
	—	—	—	87,906	(4)	1,722,958

Richard A. Baker	—	—	—	21,490	(2)	421,204
	—	—	—	25,472	(3)	499,251
	—	—	—	30,844	(4)	604,542

Richard K. Schoebel	—	—	—	67,162	(2)	1,316,375
	—	—	—	79,609	(3)	1,560,336
	—	—	—	96,388	(4)	1,889,205

____________________________

(1)	For purposes of this table, the market value of the Restricted Shares and LTIP unit awards are deemed to be $19.60 per Restricted Share or LTIP unit, the closing price of the Common Stock reported on NASDAQ on December 31, 2021 (the last trading day of the year) and the number of performance-based Restricted Shares and performance-based LTIP units included in this table reflect vesting at a “high” payout percentage.
(2)	Comprised of Restricted Share and LTIP unit awards granted on March 12, 2019. 50% of such awards are time-based Restricted Share awards and vest ratably over a three-year period based solely on continued employment or service and 50% of such awards are performance-based LTIP unit awards and vest based upon the achievement of specified performance criteria over a three-year period. 33.34% and 33.33% of such time-based Restricted Share awards vested on January 1, 2020 and January 1, 2021, respectively, and the remaining 33.33% of such time-based Restricted Share awards vested on January 1, 2022 and a portion of such performance-based LTIP unit awards vested on January 14, 2022.
(3)	Comprised of Restricted Share awards granted on February 18, 2020. 50% of such Restricted Share awards are time-based and vest ratably over a three-year period based solely on continued employment or service and 50% of such Restricted Share awards are performance-based and vest based upon the achievement of specified performance criteria over a three-year period. 33.34% and 33.33% of such time-based Restricted Share awards vested on each of January 1, 2021 and January 1, 2022, respectively. Assuming continued employment or service, the remaining 33.33% of such time-based Restricted Share awards will vest on January 1, 2023. Assuming continued employment or service and depending on the level of achievement of specified performance criteria, 0% up to a multiple of such performance-based Restricted Share awards will vest on or about January 1, 2023.
(4)	Comprised of Restricted Share awards granted on February 23, 2021. 50% of such Restricted Share awards are time-based and vest ratably over a three-year period based solely on continued employment or service and 50% of such Restricted Share awards are performance-based and vest based upon the achievement of specified performance criteria over a three-year period. 33.34% of such time-based Restricted Share awards vested January 1, 2022. Assuming continued employment or service, the remaining 66.66% of such time-based Restricted Share awards will vest ratably on January 1, 2023 and January 1, 2024. Assuming continued employment or service and depending on the level of achievement of specified performance criteria, 0% up to a multiple of such performance-based Restricted Share awards will vest on or about January 1, 2024.

As of December 31, 2021, our named executive officers held an aggregate of 1,180,238 unvested Restricted Shares (comprised of both time-based and performance-based awards and assuming such awards will be earned at the highest performance levels), 374,558 unvested LTIP units (comprised of performance-based awards and assuming such awards will be earned at the highest performance levels) and no Options. As of the Record Date, under the Original 2009 Equity Incentive Plan, there were outstanding Options to acquire a total of 9,750 shares of Common Stock at a weighted average purchase price of $12.66 per share and having a weighted average remaining term of 0.68 years, there were no Restricted Shares still subject to forfeiture, and there were no other awards outstanding and no further awards are permitted to be made. During 2021, 39,250 Options were exercised and no outstanding Options for any of our named executive officers were repriced. As of the Record Date, assuming vesting of outstanding awards at the highest performance levels, 699,951 shares of Common Stock remained available for grant to eligible participants under the Amended 2009 Equity Incentive Plan, and a total of 1,905,049 Restricted Shares (comprised of both time-based and performance-based awards) remained subject to forfeiture.

Option Exercises and Equity Vested

The following table summarizes certain information regarding options exercised and equity awards vested with respect to our named executive officers during the year ended December 31, 2021.

	Option Exercises and Equity Vested in 2021
	Option Awards		Equity Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stuart A. Tanz	—	—	110,470	2,165,212
Michael B. Haines	—	—	34,028	666,949
Richard A. Baker	—	—	11,939	234,004
Richard K. Schoebel	35,000	182,000	37,311	731,296

Chief Executive Officer Compensation Pay Ratio

We believe our executive compensation program must be equitable to motivate our employees to create stockholder value. We monitor the relationship between the compensation of our executive officers and the compensation of our other employees. For 2021, the total compensation of Stuart A. Tanz, our President and Chief Executive Officer of $6,306,609, as shown in the Summary Compensation Table above, (our “CEO Compensation”), was approximately 37 times the total compensation of a median employee, which was calculated in the same manner, and was $172,475.

We identified the median employee using the annual base salary as of December 31, 2021, plus any annual cash incentive bonus received during 2021 and any long-term incentive equity awards vested in 2021 for all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2021, the last day of our payroll year (whether employed on a full-time, part-time, or seasonal basis). If such median employee’s total compensation was not comparable to the CEO Compensation, for example, because such median employee was hired at the end of the year and thus did not receive long-term equity-based awards in 2021, we used the next lower employee who was comparable as the median employee. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our CEO Compensation.

Pension Benefits

Our named executive officers received no benefits in 2021 from us under defined pension or defined contribution plans.

Employment and Letter Agreements and Termination of Employment and Change in Control Arrangements

We have employment and letter agreements with each of our named executive officers. As described below, these employment and letter agreements provide our named executive officers with, among other things, base salary, bonus and certain payments at, following and/or in connection with certain terminations of employment or a change in control involving the Company. As used below, the terms “Cause,” “Change in Control,” “Disability” and “Good Reason” shall have the respective meanings set forth in the applicable employment or letter agreements, as applicable.

Stuart A. Tanz. Mr. Tanz’s employment agreement, which became effective as of March 21, 2017, provides that he will serve as our Chief Executive Officer and President for an initial term of four years, with automatic renewal for additional one-year terms unless we give prior written notice of non-renewal at least six months prior to the end of the then current term. Pursuant to the employment agreement, Mr. Tanz is entitled to an annual base salary of $850,000, subject to annual review and upward adjustment, and an annual bonus between 0% and 175% of his then annual base salary, as determined in the sole discretion of our board of directors and based on Mr. Tanz’s performance and the performance of the Company. Mr. Tanz is entitled to participate in all of our employee benefit plans and programs or other welfare benefit programs as made generally available to other senior executives. Mr. Tanz is also entitled to (i) reimbursement for reasonable business expenses; and (ii) an automobile allowance of $1,500 per month.

Mr. Tanz’s employment agreement provides that if his employment is terminated (i) by us without Cause, (ii) by Mr. Tanz for Good Reason, (iii) upon non-renewal of the employment term by us, or (iv) by reason of Mr. Tanz’s death or Disability, (and provided Mr. Tanz executes and delivers a general release of claims in favor of the Company) he will be entitled to receive (A) a lump sum payment equal to (i) annual salary, annual bonus and other benefits earned and accrued prior to the date of termination, and (ii) (x) two times annual salary and (y) two times the average of the annual bonuses awarded for the last two years immediately preceding the year of termination (if no annual bonus was awarded for the year (or two years) preceding the year of termination, a minimum bonus equal to two times 50% of Mr. Tanz’s then annual salary), and (B) continuing medical and dental benefits for 24 months under the Company’s health plans and programs applicable to senior executives as he would have received in the absence of such termination. In addition to the foregoing, all outstanding unvested equity-based incentives and awards will vest and become free from restrictions and be exercisable in accordance with their terms. Mr. Tanz’s employment agreement also provides that if his employment is terminated by us without Cause or by Mr. Tanz for Good Reason within the 12 month period following a Change in Control, he will be entitled to receive a lump sum payment equal to the benefits listed above, except that he will receive three times annual salary and three times the average of the annual bonuses awarded for the last two years immediately preceding the year of termination (if no annual bonus was awarded for the year (or two years) preceding the year of termination, a minimum bonus equal to three times 50% of Mr. Tanz’s then annual salary). To the extent that any of the foregoing payments so made constitutes an “excess parachute payment” under certain tax laws, rules and regulations, we will pay to Mr. Tanz (i) in full as provided above or (ii) in such lesser amount as would result in no portion of any payments or benefits being subject to the excise tax under the Internal Revenue Code, whichever of the foregoing options (i) or (ii) results in the Mr. Tanz’s receipt, on an after-tax basis, of the greater amount of payments and benefits.

Mr. Tanz has also agreed that he will not (i) compete with us; (ii) solicit our employees, agents or independent contractors; or (iii) solicit or intentionally interfere with our customer or client relationships for the period commencing on the date of the agreement and ending one year following the date upon which Mr. Tanz ceases to be an employee of the Company and our affiliates. His employment agreement also contains customary provisions relating to confidentiality and mutual non-disparagement.

Michael B. Haines. Mr. Haines’s employment agreement, which became effective as of March 21, 2017 provides that he will serve as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary for an initial term of four years, with automatic renewal for additional one-year terms unless we give prior written notice of non-renewal at least six months prior to the end of the then current term. Pursuant to the employment agreement, Mr. Haines is entitled to a base salary of $356,000, subject to review and upward adjustment, and an annual bonus between 0% and 125% of his then annual base salary, as determined in the sole discretion of our board of directors and based on Mr. Haines’ performance and the performance of the Company. Mr. Haines is also entitled to participate in all of our employee benefit plans and programs on substantially the same terms and conditions as other senior executives. Mr. Haines is entitled to (i) reimbursement for reasonable business expenses; and (ii) an automobile allowance of $1,500 per month.

Mr. Haines’ employment agreement provides that if Mr. Haines’ employment is terminated by reason of his death or Disability, he will be entitled to receive (i) a lump sum payment equal to (A) annual salary, annual bonus and other benefits earned and accrued prior to the date of termination, and (B) (x) his annual salary and (y) an amount equal to the average of the annual bonuses awarded for the last two years immediately preceding the year of termination (if no annual bonus was awarded for the year (or two years) preceding the year of termination, a minimum bonus equal to one times 50% of Mr. Haines’ then annual salary), and (ii) continuing medical and dental benefits for 12 months under the Company’s health plans and programs applicable to senior executives as he would have received in the absence of such termination. In addition to the foregoing, all outstanding unvested equity-based incentives and awards will vest and become free from restrictions and be exercisable in accordance with their terms. Additionally, if Mr. Haines’ employment is terminated (A) by us without Cause, (B) by Mr. Haines for Good Reason, (C) upon non-renewal of the employment term by us, or (D) by the Company without Cause or by Mr. Haines for Good Reason within the 12-month period following a Change in Control, (and provided Mr. Haines executes and delivers a general release of claims in favor of the Company) he will be entitled to receive (i) a lump sum payment equal to (A) annual salary, annual bonus and other benefits earned and accrued prior to the date of termination, and (B) (x) two times annual salary and (y) two times the average of the annual bonuses awarded for the last two years immediately preceding the year of termination (if no annual bonus was awarded for the year (or two years) preceding the year of termination, a minimum bonus equal to two times 50% of Mr. Haines’ then annual salary), and (ii) continuing medical and dental benefits for 18 months under the Company’s health plans and programs applicable to senior executives as he would have received in the absence of such termination. In addition to the foregoing, all outstanding unvested equity-based incentives and awards will vest and become free from restrictions and be exercisable in accordance with their terms. To the extent that any of the foregoing payments so made constitutes an “excess parachute payment” under certain tax laws, rules and regulations, we will pay to Mr. Haines (i) in full as provided above or (ii) in such lesser amount as would result in no portion of any payments or benefits being subject to the excise tax under the Internal Revenue Code, whichever of the foregoing options (i) or (ii) results in the Mr. Haines’ receipt, on an after-tax basis, of the greater amount of payments and benefits.

Mr. Haines has also agreed that he will not, for the period commencing on the date of the agreement and ending one year following the date upon which Mr. Haines ceases to be an employee of the Company and our affiliates, (i) compete with us, (ii) solicit our employees, agents or independent contractors, or (iii) solicit or intentionally interfere with our customer or client relationships. Mr. Haines’ employment agreement also contains customary provisions relating to confidentiality and mutual non-disparagement.

Richard A. Baker. On April 2, 2012, we entered into an amendment to Mr. Baker’s letter agreement with us, providing for his transition from Executive Chairman to non-executive Chairman of our board of directors, effective following our 2012 Annual Meeting. The term of the amended letter agreement was through October 20, 2015. Subject to annual review by the Nominating and Corporate Governance Committee, Mr. Baker continues to serve as non-executive Chairman of our board of directors pursuant to the terms of the amended letter agreement.

The amended letter agreement provides that Mr. Baker will receive annual compensation at a rate of $275,000. However, such compensation shall not extend beyond the date of Mr. Baker’s termination as non-executive Chairman of our board directors, unless such termination results from a decision taken by our board of directors without Mr. Baker’s approval to discontinue his service. Mr. Baker’s base salary is subject to annual review and upward adjustment in the discretion of the Compensation Committee. Mr. Baker is eligible for an annual bonus to be determined in the sole discretion of our board of directors and based on Mr. Baker’s performance and our performance. Mr. Baker is also entitled to reimbursement for reasonable business expenses and a travel allowance determined annually by the Compensation Committee together with Mr. Baker.

Under the amended letter agreement, Mr. Baker has agreed that during the period he serves as Chairman of our board of directors, and (unless the board of directors elects not to continue Mr. Baker as Chairman without Mr. Baker’s approval to discontinue his service) for a one-year period following such service, he will not become a senior executive officer of a U.S.-based, publicly traded, necessity-based, retail REIT nor will he solicit our employees, agents or independent contractors to leave their employment or other service with us. Mr. Baker’s amended letter agreement also contains customary provisions relating to confidentiality and mutual non-disparagement. In addition, under the amended letter agreement, we and Mr. Baker agreed, with effect from October 20, 2012, to terminate his commitment to first offer to us retail properties located in the United States that he may discover prior to taking any interest in such property directly or indirectly for his own account or offering such property to other persons or entities.

Richard K. Schoebel. Mr. Schoebel’s employment agreement, which became effective as of March 21, 2017, provides that he will serve as our Chief Operating Officer for an initial term of four years, with automatic renewal for additional one-year terms unless we give prior written notice of non-renewal at least six months prior to the end of the then current term. Pursuant to the employment agreement, Mr. Schoebel is entitled to a base salary of $420,000, subject to review and upward adjustment, and an annual bonus between 0% and 125% of his then annual base salary, as determined in the sole discretion of our board of directors and based on Mr. Schoebel’s performance and the performance of the Company. Mr. Schoebel is also entitled to participate in all of our employee benefit plans and programs on substantially the same terms and conditions as other senior executives. Mr. Schoebel is also entitled to (i) reimbursement for reasonable business expenses; and (ii) an automobile allowance of $1,500 per month.

Mr. Schoebel’s employment agreement provides that if Mr. Schoebel’s employment is terminated by reason of his death or Disability, he will be entitled to receive (i) a lump sum payment equal to, (A) annual salary, annual bonus and other benefits earned and accrued prior to the date of termination, and (B) (x) his annual salary and (y) an amount equal to the average of the annual bonuses awarded for the last two years immediately preceding the year of termination (if no annual bonus was awarded for the year (or two years) preceding the year of termination, a minimum bonus equal to one times 50% of Mr. Schoebel’s then annual salary), and (ii) continuing medical and dental benefits for 12 months under the Company’s health plans and programs applicable to senior executives as he would have received in the absence of such termination. In addition to the foregoing, all outstanding unvested equity-based incentives and awards will vest and become free from restrictions and be exercisable in accordance with their terms. Additionally, if Mr. Schoebel’s employment is terminated (A) by us without Cause, (B) by Mr. Schoebel for Good Reason, (C) upon non-renewal of the employment term by us, or (D) by the Company without Cause or by Mr. Schoebel for Good Reason within the 12-month period following a Change in Control, (and provided Mr. Schoebel executes and delivers a general release of claims in favor of the Company) he will be entitled to receive (i) a lump sum payment equal to (A) annual salary, annual bonus and other benefits earned and accrued prior to the date of termination, and (B) (x) two times annual salary and (y) two times the average of the annual bonuses awarded for the last two years immediately preceding the year of termination (if no annual bonus was awarded for the year (or two years) preceding the year of termination, a minimum bonus equal to two times 50% of Mr. Schoebel’s then annual salary), and (ii) continuing medical and dental benefits for 18 months under the Company’s health plans and programs applicable to senior executives as he would have received in the absence of such termination. In addition to the foregoing, all outstanding unvested equity-based incentives and awards will vest and become free from restrictions and be exercisable in accordance with their terms. To the extent that any of the foregoing payments so made constitutes an “excess parachute payment” under certain tax laws, rules and regulations, we will pay to Mr. Schoebel (i) in full as provided above or (ii) in such lesser amount as would result in no portion of any payments or benefits being subject to the excise tax under the Internal Revenue Code, whichever of the foregoing options (i) or (ii) results in the Mr. Schoebel’s receipt, on an after-tax basis, of the greater amount of payments and benefits.

Mr. Schoebel has also agreed that he will not, for the period commencing on the date of the agreement and ending one year following the date upon which Mr. Schoebel ceases to be an employee of the Company and our affiliates, (i) compete with us, (ii) solicit our employees, agents or independent contractors, or (iii) solicit or intentionally interfere with our customer or client relationships. Mr. Schoebel’s employment agreement also contains customary provisions relating to confidentiality and mutual non-disparagement.

Potential Payments upon a Change in Control or Termination

The following table sets forth the cash amounts, accelerated vesting of equity awards and other payments and benefits that our named executive officers would be entitled to receive under various circumstances pursuant to the terms of the Original 2009 Equity Incentive Plan, the Amended 2009 Equity Incentive Plan, and the grant agreements made under the Original 2009 Equity Incentive Plan and the Amended 2009 Equity Incentive Plan and their respective employment agreements in the event that the employment termination scenarios described above under “—Employment and Letter Agreements and Termination of Employment and Change in Control Arrangements” were to have occurred on December 31, 2021. The actual amounts that would be paid on any termination of employment can only be determined at the time of any actual separation from the Company.

Event	Stuart A. Tanz	Michael B. Haines	Richard A. Baker	Richard K. Schoebel
By Company without Cause, by Employee for Good Reason or upon non-renewal of employment by the Company, and with no Change in Control:(*)
Cash Severance(1)	4,387,500	1,673,750	—	1,982,200
Equity Awards(4)	10,892,367	3,346,171	1,174,060	3,669,042
Other Benefits(5)	58,056	43,767	—	45,285
Total	15,337,923	5,063,688	1,174,060	5,696,527

By Company without Cause, by Employee for Good Reason, and following a Change in Control:(*)
Cash Severance(2)	6,581,250	1,673,750	—	1,982,200
Equity Awards(4)	10,892,367	3,346,171	1,174,060	3,669,042
Other Benefits(5)	58,056	43,767	—	45,285
Total(6)	17,531,673	5,063,688	1,174,060	5,696,527

Death or Disability:(*)
Cash Severance(3)	4,387,500	836,875	—	991,100
Equity Awards(4)	10,892,367	3,346,171	1,174,060	3,669,042
Other Benefits(5)	58,056	29,178	—	30,190
Total	15,337,923	4,212,224	1,174,060	4,690,332

By Company with Cause or by Employee without Good Reason: (*)
Cash Severance	—	—	—	—
Equity Awards	—	—	—	—
Other Benefits	—	—	—	—
Total	—	—	—	—

____________________________

(*)	All amounts are in dollars. All amounts assume any accrued base salary, bonus and other benefits have been paid up to the date of calculation.
(1)	Reflects the aggregate of (i) 2.0 times base salary (using base salaries as of the date of this Proxy Statement) and (ii) 2.0 times the average of the cash bonuses earned for the fiscal years ended December 31, 2021 and 2020.
(2)	Reflects the aggregate of (i) 2.0 times (3.0 times for Mr. Tanz) base salary (using base salaries as of the date of this Proxy Statement) and (ii) 2.0 times (3.0 times for Mr. Tanz) the average of the cash bonuses earned for the fiscal years ended December 31, 2021 and 2020.
(3)	Reflects the aggregate of (i) 1.0 times (2.0 times for Mr. Tanz) base salary (using base salaries as of the date of this Proxy Statement) and (ii) 1.0 times (2.0 times for Mr. Tanz) the average of the cash bonuses earned for the fiscal years ended December 31, 2021 and 2020.
(4)	Reflects the number of shares received pursuant to equity awards that had not vested as of December 31, 2021 (see “—Compensation of Executive Officers—Outstanding Equity Awards at Fiscal Year-End 2021”) multiplied by $19.60 per share, the closing price of the Common Stock reported on NASDAQ on December 31, 2021 (the last trading day of the year). For unvested performance-based equity awards subject to “threshold,” “target,” “high,” “maximum,” or “exceptional” bonus opportunity levels, amounts have been calculated assuming a “target” bonus opportunity level payout.
(5)	Reflects continuing medical and dental benefits for 18 months (24 months for Mr. Tanz, and in the case of Messrs. Haines and Schoebel in the event of death or disability, 12 months) calculated using the amounts received during the fiscal year ended December 31, 2021.
(6)	To the extent that any of the payments made upon a change in control constitute an “excess parachute payment” under certain tax laws, rules and regulations, we will pay (i) the total in full or (ii) such lesser amount as would result in no portion of any payments or benefits being subject to such excise tax, whichever of the foregoing options (i) or (ii) results in the receipt, on an after-tax basis, of the greater amount of payments and benefits.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised solely of independent directors: Laura H. Pomerantz (Chair), Michael J. Indiveri and Zabrina M. Jenkins. No member of the Compensation Committee is or was an employee or officer of the Company or had any relationships requiring disclosure under the rules and regulations of the Exchange Act. There are no Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

PROPOSAL 4

APPROVAL OF THE
SECOND AMENDED AND RESTATED 2009 EQUITY INCENTIVE PLAN

General

We are asking our stockholders to approve the Company’s Second Amended and Restated 2009 Equity Incentive Plan (the “Amended Plan”), which was approved on March 25, 2022 by our board of directors subject to stockholder approval. The Amended Plan will (i) refresh the amount of fungible units (which correspond to shares of Common Stock) available under the Amended 2009 Equity Incentive Plan, (ii) will modify the fungible unit-to-full-value award conversion ratio under the Amended 2009 Equity Incentive Plan and (iii) will extend the term of the plan until April 25, 2032.

Our board of directors believes the Amended Plan is essential to the Company’s ability to continue to attract, retain and motivate talented individuals critical to the growth and long-term success of the Company. Equity-based incentives are an important part of the Company’s overall compensation program as they align the interests of our management and non-employee directors with those of our stockholders and help ensure a pay-for-performance linkage. Our board of directors believes that the refreshed number of fungible units provided by the Amended Plan will allow us to continue to promote these interests.

The Amended Plan includes the following key changes to the Amended 2009 Equity Incentive Plan:

•	refreshes the number of fungible units available to 10,954,694 fungible units, which will be depleted at different rates, depending on whether full-value awards, such as Restricted Share awards, or option awards are granted;

•	modifies the fungible unit-to-full-value award conversion ratio to 2.19 to 1.0 such that the 10,954,694 fungible units, which amount includes the 4,374,694 fungible units that remain available for grant under the existing Amended 2009 Equity Incentive Plan as of the date of this Proxy Statement and will be included in the fungible unit limit, represent a maximum of 5,002,143 shares of Common Stock that could be granted as full-value awards, such as Restricted Share awards; and

•	extends the term of the plan until April 25, 2032.

If the Amended Plan is approved, it will become effective on the date of the Annual Meeting.

Our board of directors unanimously recommends that you vote “FOR” the approval of the Amended Plan.

A copy of the Amended Plan is included as Appendix A to this Proxy Statement.

Proposed Share Reserve Refresh

We are asking our stockholders to approve the Amended Plan because we believe the availability of an adequate reserve of shares under an incentive compensation plan is important to our continued growth and success. The purpose of the Amended Plan is to assist us in attracting, motivating and retaining talented individuals who serve as our employees, non-employee directors and consultants, whose judgment, interest and special effort is critical to our long-term success. The ability to grant incentive awards is an important part of our executive compensation program as they help ensure a pay for performance linkage and align the interests of our management team, as well as other recipients, with those of our stockholders by motivating our management team to increase long-term stockholder value. We believe that our long-term success depends in large measure on the talents of our management team and other employees, and grants of incentive awards are necessary to enable us to continue to retain and attract top talent. If the Amended Plan is not approved, we believe our recruitment and retention capabilities will be adversely affected.

Shares Available for Issuance

The Amended Plan refreshes the available fungible units under the Amended 2009 Equity Incentive Plan to 10,954,694. The fungible units represent the baseline for the number of shares of Common Stock available for issuance under the Amended Plan from which, as described in more detail below, different types of awards are counted differently against a fungible unit limit. By refreshing the fungible unit pool, we will be able to continue to use equity awards to attract, retain and motivate employees. We believe that having an incentive compensation plan in place with a sufficient number of shares is critical to our ability to attract, retain and motivate employees in a highly competitive marketplace and ensure that our executive compensation program is structured in a manner that aligns our executives’ interests with our success and the creation of stockholder value.

Burn Rate

The following table sets forth information regarding all historical awards granted and earned under all of our incentive plans for the period 2019 through 2021, and the corresponding burn rate, which is defined as the number of shares subject to share awards granted (or, for awards subject to performance-based vesting, earned) in a fiscal year divided by the weighted average shares of Common Stock outstanding for that fiscal year, for each of the last three fiscal years:

	2019	2020	2021	Average
Options granted under all plans	—	—	—	—
Time-Based Restricted Shares and awards granted under all plans	354,161	374,112	437,002	388,425
Performance-based Restricted Shares and awards granted under all plans(1)	374,558	384,476	403,452	387,495
Total granted	728,719	758,588	840,454	775,920
Performance-based Restricted Shares and awards earned and vested under all plans(2)	90,861	54,058	59,567	68,162
Weighted average number of shares of Common Stock outstanding	114,177,528	116,731,930	119,544,749	116,818,069
Weighted average number of OP units outstanding	11,334,408	9,785,334	8,650,485	9,923,409
Total Weighted Average Common Stock outstanding	125,511,936	126,517,264	128,195,234	126,741,478
Burn rate	0.35%	0.34%	0.39%	0.36%

____________________________

(1)	The performance-based Restricted Shares were granted in the year indicated but such performance-based Restricted Shares vest, if at all, following a three-year performance period. Amounts of performance-based Restricted Shares shown here reflect grant amounts that assume the highest performance levels will be achieved.
(2)	The performance-based Restricted Shares were earned and vested following a three-year performance period on January 1 of the years indicated.

Background of Reasons for and the Determination of the Number of Fungible Units Under the Amended Plan

In 2009, we adopted the Original 2009 Equity Incentive Plan, as approved by our stockholders. In 2018, we adopted the Amended 2009 Equity Incentive Plan, as approved by our stockholders. As of the Record Date, we had issued and outstanding 123,134,008 shares of Common Stock and 8,693,957 OP units. As of the Record Date, under the Original 2009 Equity Incentive Plan, there were outstanding Options to acquire a total of 9,750 shares of Common Stock at a weighted average purchase price of $12.66 per share and having a weighted average remaining term of 0.68 years, and no Restricted Shares still subject to forfeiture, and there were no other awards outstanding and no further awards are permitted to be made. As of the Record Date, under the Amended 2009 Equity Incentive Plan, assuming vesting of outstanding awards at the highest performance levels and future grants of only full-value awards, 4,374,694 fungible units remained available for grant to eligible participants, a total of 1,905,049 Restricted Shares remained subject to forfeiture and no other awards were outstanding. As of the Record Date, other than as described in this paragraph we had no other awards outstanding under any equity plan.

Our board of directors approved the Amended Plan primarily to ensure the Company will have an available pool of fungible units (which correspond to shares of Common Stock) from which to grant long-term equity incentive awards, which we believe is a critical incentive and retention mechanism for the Company’s employees, directors and consultants. Our board of directors reviewed and took into consideration the Compensation Committee’s recommendations, which were based on an analysis prepared by and recommendations of FTI Consulting, Inc., the Compensation Committee’s independent compensation consultant, and then determined the number of fungible units to reserve under the Amended Plan.

This review included consideration of the following key metrics, factors and philosophies:

Reasonable Plan Cost

•	Permits continued alignment of interests of our key employees and non-employee directors through use of equity compensation.

•	Reasonable number of additional shares requested: 10,954,694 fungible units represent a maximum of 5,002,143 full-value awards, which amount includes 4,374,694 fungible units that remain available for grant under the existing Amended 2009 Equity Incentive Plan as of the date of this Proxy Statement and will be included in the fungible unit limit.

Responsible Grant Practices

•	The Compensation Committee’s independent compensation consultant has advised us that our 0.36% historic three-year average burn rate is well below the ISS Real Estate industry benchmark for the Russell 3000 Index of 2.24%.

•	Our current practice is to provide that full-value equity awards vest over a period of three years or subject to a three-year forward-looking performance period.

•	Robust stock ownership guidelines for executive officers and non-employee directors.

Stockholder-Friendly Plan Features

•	No repricing permitted without stockholder approval.

•	No cash buyouts of stock options without stockholder approval.

•	Stockholder approval required to increase the share reserve (i.e., no “evergreen” feature).

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive industry in which we compete, our board of directors has determined that the refresh of the fungible unit reserve under the Amended Plan is reasonable and appropriate at this time.

If the stockholders approve this Proposal 4, then under the Amended Plan we will be authorized to issue a total number of fungible units equal to 10,954,694 fungible units (the “Fungible Pool Limit”). Fungible units represent the baseline for the number of shares available for issuance under the Amended Plan. Different types of awards granted under the Amended Plan count differently against the Fungible Pool Limit, as follows:

•	Each share issued or to be issued in connection with an award, other than an option, right or other award that does not deliver the full-value at grant of the underlying shares will be counted against the Fungible Pool Limit as 2.19 fungible units; and

•	Options and other awards that do not deliver the full-value at grant of the underlying shares will be counted against the Fungible Pool Limit as 1.0 fungible unit.

The 10,954,694 fungible units represent a maximum of 5,002,143 shares of Common Stock that could be granted pursuant to the Amended Plan as full-value awards following the effective date of the Amended Plan, based on the 2.19 to 1.0 fungible unit-to-full-value award conversion ratio. Based solely on the closing price of the Common Stock as reported by NASDAQ on March 24, 2022 of $18.74, the aggregate market value of those 5,002,143 shares of Common Stock was $93,740,159.82.

The maximum aggregate number of shares of Common Stock that may be granted as Incentive Stock Options under the Amended Plan following the effective date of the Amended Plan pursuant to Section 422 of the Internal Revenue Code is 10,954,694.

In light of the factors described above, our board of directors believes this number represents reasonable potential equity dilution and provides a significant incentive for officers, employees, non-employee directors and consultants to increase the value of the Company for all stockholders.

The Amended Plan will continue to be administered by the Compensation Committee. The Amended Plan will continue to permit the granting of stock options, Restricted Shares, share appreciation rights, phantom shares, dividend equivalent rights and other equity-based awards.

Summary of the Amended Plan

The following is a summary of the Amended Plan, a copy of which is included as Appendix A to this Proxy Statement. This summary and the summaries of the Amended Plan elsewhere in this Proxy Statement may not contain all of the information about the Amended Plan that is of importance to you and are qualified in their entirety by reference to the complete text of the Amended Plan. We encourage you to read the Amended Plan carefully and in its entirety for a more complete understanding of the Amended Plan.

Administration

The Compensation Committee has been delegated by our board of directors the authority to administer and interpret the Amended Plan, to authorize the granting of awards, to determine the eligibility of directors, officers, consultants and other key personnel and service providers, to determine the number of shares of Common Stock to be covered by each award (subject to the individual participant limitations provided in the Amended Plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the Amended Plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the Amended Plan or the administration or interpretation thereof. In connection with this authority, the Compensation Committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The Compensation Committee consists solely of non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director.

Eligibility

All of our employees, non-employee directors, executive officers, consultants and other key personnel and service providers as well as our subsidiaries and any of our affiliates are eligible to receive awards under the Amended Plan.

Because the grant of awards under the Amended Plan is within the discretion of the Compensation Committee, and possibly subject to various performance factors which cannot, as yet, be determined, the Company cannot determine the dollar value or number of shares of Common Stock that will in the future be received by or allocated to any participant in the Amended Plan.

Options

The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the Compensation Committee. The exercise price of an option shall be determined by the Compensation Committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan) of the fair market value of our Common Stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan). Options will be exercisable at such times and subject to such terms as determined by the Compensation Committee.

Share Awards

The Amended Plan also provides for the grant of share awards. A Restricted Share award is an award of shares of Common Stock that is subject to restrictions on transferability and such other restrictions, if any, as the Compensation Committee may impose at the date of grant. Grants of Restricted Shares will be subject to vesting schedules as determined by the Compensation Committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the Compensation Committee may determine. A participant granted Restricted Shares has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the Restricted Shares. Although dividends may be paid on Restricted Shares, whether or not vested, at the same rate and on the same date as on shares of our Common Stock, holders of Restricted Shares are prohibited from selling such shares until they vest.

Share Appreciation Rights

Share appreciation rights, when issued, will reduce the number of shares available for grant under the Amended Plan and will vest as provided in the applicable award agreement. Share appreciation rights represent a right to receive the fair market value of a share of Common Stock, or, if provided by the Compensation Committee, the right to receive the fair market value of a share of Common Stock in excess of a base value established by the Compensation Committee at the time of grant. Share appreciation rights may generally be settled in cash or by transfer of shares of Common Stock (as may be elected by the participant or the Compensation Committee, as may be provided by the Compensation Committee at grant). The Compensation Committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the share appreciation rights installments over a period not to exceed ten years.

Phantom Shares

Phantom shares, when issued, will reduce the number of shares available for grant under the Amended Plan and will vest as provided in the applicable award agreement. A phantom share represents a right to receive the fair market value of a share of Common Stock, or, if provided by the Compensation Committee, the right to receive the fair market value of a share of Common Stock in excess of a base value established by the Compensation Committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of Common Stock (as may be elected by the participant, in accordance with procedures established by the Compensation Committee, or us, as may be provided by the Compensation Committee at grant).

Dividend Equivalents

A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of Common Stock) of dividends paid on shares of Common Stock otherwise subject to an award. The Compensation Committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of Common Stock. The Compensation Committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Other Equity-Based Awards

The Amended Plan authorizes the granting of other awards based upon shares of our Common Stock (including the grant of securities convertible into shares of Common Stock and share appreciation rights and LTIP units), subject to terms and conditions established at the time of grant.

LTIP units are a special class of partnership interests in our subsidiaries or our operating partnership. Each LTIP unit awarded under the Amended Plan, other than LTIP units that are intended to be “appreciation-only” LTIP units, will be equivalent to an award of one share of Common Stock under the Amended Plan, reducing the number of shares available for other equity awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted under the Amended Plan. The vesting period for any LTIP units, if any, will be determined at the time of issuance. Initially, LTIP units will not have full parity with OP units (as defined in our Second Amended and Restated Agreement of Limited Partnership of our operating partnership) with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of the preceding revaluation event until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. Upon equalization of the capital accounts of the holders of LTIP units with other holders of OP units, the LTIP units will achieve full parity with OP units of our operating partnership for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units, and thereafter enjoy all the rights of OP units.

Change of Control

Upon a Change of Control (as defined in the Amended Plan), the Compensation Committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the Change of Control, but only if the Compensation Committee determines that the adjustments do not have a substantial adverse economic impact on the participants (as determined at the time of the adjustments) and may among other things accelerate vesting or forfeiture of unvested awards in connection with such event.

Amendment; Termination

If the Amended Plan is approved, we will be able to grant awards until the 10th anniversary of the Amended Plan’s approval, April 25, 2032. Our board of directors may amend, suspend, alter or discontinue the Amended Plan but cannot take any action that would impair the rights of a participant without such participant’s consent. To the extent necessary and desirable (including as required by law or any stock exchange rules), the board of directors must obtain approval of our stockholders for any amendment that would:

•	other than through adjustment as provided in the Amended Plan, increase the total number of shares of Common Stock reserved for issuance under the Amended Plan; or

•	change the class of officers, directors, employees, consultants and advisors eligible to participate in the Amended Plan.

The Compensation Committee or our board of directors may amend the terms of any award granted under the Amended Plan, prospectively or retroactively, except that no amendment may adversely affect the rights of any participant with respect to awards previously granted unless such amendments are in connection with applicable laws without his or her consent.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table presents certain information about the Company’s equity compensation plans as of December 31, 2021:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column of this table)(2)
Equity compensation plans approved by stockholders	29,250	$12.48	1,285,287
Equity compensation plans not approved by stockholders	—	—	—
Total	29,250	$12.48	1,285,287

____________________________

(1)	Amounts are under the Original 2009 Equity Incentive Plan.
(2)	Amounts are under the Amended 2009 Equity Incentive Plan and assume the issuance of only full-value awards.

Certain U.S. Federal Income Tax Consequences

Non-Qualified Stock Options

In general, no income will be recognized by an option holder at the time a non-qualified stock option is granted. Ordinary compensation income will generally be recognized by an option holder, however, at the time a non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying Common Stock on the exercise date over the exercise price. We will generally be entitled to a deduction for U.S. federal income tax purposes in the same amount as the amount included in ordinary income by the option holder with respect to his or her non-qualified stock option. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term or short-term capital gain depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of the exercise price of the non-qualified stock option and the amount included in income with respect to the option. Notwithstanding the foregoing, in the event that exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

Incentive Stock Options

In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to an option holder or a deduction for us. To receive special tax treatment as an incentive stock option under the Internal Revenue Code as to shares acquired upon exercise of an incentive stock option, an option holder must neither dispose of the shares within two years after the incentive stock option is granted nor within one year after the transfer of the shares to the option holder pursuant to exercise of the option. In addition, the option holder must be employed by us or a qualified subsidiary at all times between the date of grant and the date three months (one year in the case of disability) before exercise of the option. (Special rules apply in the case of the death of the option holder.) Incentive stock option treatment under the Internal Revenue Code generally allows the sale of shares of our Common Stock received upon the exercise of an incentive stock option to result in any gain being treated as a capital gain to the option holder, but we will not be entitled to a tax deduction. The exercise of an incentive stock option (if the holding period rules described in this paragraph are satisfied), however, will give rise to income includable by the option holder in his or her alternative minimum taxable income for purposes of the alternative minimum tax in an amount equal to the excess of the fair market value of the stock acquired on the date of the exercise of the option over the exercise price.

If the holding period rules noted above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option will be characterized as ordinary income. This gain will be equal to the difference between the exercise price and the fair market value of the shares at the time of exercise. (Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise.) We will generally be entitled to a deduction equal to the amount of such gain included by an option holder as ordinary income. Any excess of the amount realized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain depending on the holding period involved. Notwithstanding the foregoing, if exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

Restricted Shares

Unless a holder of Restricted Shares makes an “83(b) election” (as discussed below), there generally will be no tax consequences as a result of the grant of Restricted Shares until the Restricted Shares are no longer subject to a substantial risk of forfeiture or are transferable (free of the risk). Dividends paid on unvested shares, if retained by the grantee, will generally be treated as ordinary compensation income for U.S. federal income tax purposes (unless an 83(b) election has been made, as discussed below). Generally, when the restrictions are lifted, the holder will recognize ordinary compensation income, and we will be entitled to a deduction, equal to the difference between the fair market value of the shares at that time and the amount, if any, paid by the holder for the Restricted Shares. Subsequently realized changes in the value of the shares generally will be treated as long-term or short-term capital gain or loss, depending on the length of time the shares are held prior to disposition of the shares. In general terms, if a holder makes an 83(b) election (under Section 83(b) of the Internal Revenue Code) upon the award of Restricted Shares, the holder will recognize ordinary compensation income on the date of the award of Restricted Shares, and we will be entitled to a deduction, equal to (i) the fair market value of the Restricted Shares as though the shares were (A) not subject to a substantial risk of forfeiture or (B) transferable, minus (ii) the amount, if any, paid for the Restricted Shares. If an 83(b) election is made, there will generally be no tax consequences to the holder upon the lifting of restrictions, and all subsequent appreciation in the Restricted Shares generally would be eligible for capital gains treatment. In the event of a forfeiture after an 83(b) election is made, no deduction or loss will be available, other than with respect to amounts actually paid for the shares.

Share Appreciation Rights

There are no tax consequences to the option holder or to us upon the grant of a share appreciation right. The option holder will generally recognize ordinary compensation income upon the exercise of a share appreciation right in an amount equal to the cash or fair market value of Common Stock received, and we will be entitled to a corresponding deduction at that time. Both we and the option holder are required to satisfy the applicable tax withholding requirements, unless the option holder is a non-employee director, where in such case tax withholding would not be required.

Phantom Shares

It is generally expected that any phantom shares would be designed with the intention that there will be no tax consequences as a result of the granting of a phantom share until payment is made with respect to the phantom share. When payment is made, the participant generally would recognize ordinary compensation income, and we would generally be entitled to a deduction, equal to the fair market value of the Common Stock and cash, as applicable, received upon payment.

Dividend Equivalent Rights

There generally will be no tax consequences as a result of the award of a dividend equivalent right. When payment is made, the holder of the dividend equivalent right generally will recognize ordinary compensation income, and we will be entitled to a deduction, equal to the amount received in respect of the dividend equivalent right.

LTIP Units

There generally will be no tax consequences upon the issuance and vesting of an LTIP unit. Because LTIP units represent special kinds of partnership interests, the tax treatment of LTIP units can be complex and is not easily summarized here.

Consequences if the Amended Plan Proposal is not Approved

If our stockholders do not approve this proposal, we will not adopt the Amended Plan. Our board of directors believes that it is in our best interest to have an equity incentive program with a sufficient available pool of fungible units (which correspond to shares of Common Stock) from which to grant long-term equity incentive awards. The Amended Plan, by refreshing the available pool of fungible units, provides a meaningful opportunity for employees, non-employee directors, executive officers, consultants and other key personnel and service providers to acquire a proprietary interest in our Company, thereby encouraging those individuals to remain in our service and more closely align their interests with those of the stockholders.

Our board of directors recommends a vote FOR the approval of the Amended Plan.

A majority of all of the votes cast on this proposal at the Annual Meeting at which a quorum is present is required for its approval. Proxies solicited by our board of directors will be voted FOR this proposal, unless otherwise instructed. Abstentions and broker non-votes are not votes cast and will have no effect on the result of the vote on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions referred to herein, since the beginning of our last fiscal year, we have not been a party to any transaction or proposed transaction with any related person who is (i) one of our directors or executive officers, (ii) a director nominee, (iii) a beneficial owner of more than 5% of Common Stock or (iv) any member of the immediate family of any of the foregoing persons that involves an amount exceeding $120,000 and in which any such related person had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this Proxy Statement regarding the beneficial ownership of Common Stock by (i) each person known to us to be the beneficial owner of 5% or more of the outstanding Common Stock, (ii) our named executive officers, (iii) our directors and director nominees and (iv) all of our directors, director nominees and named executive officers as a group.

	Common Stock Beneficially Owned
Name and Business Address(1)	Shares(2)(3)		Shares Subject to Options or Warrants(4)	Total	Percent of Class
Directors and Officers(2)
Richard A. Baker	316,509	(5)	—	316,509	*
Michael B. Haines	318,272		—	318,272	*
Angela K. Ho	12,570		—	12,570	*
Michael J. Indiveri	79,404		—	79,404	*
Zabrina M. Jenkins	5,414		—	5,414	*
Lee S. Neibart	123,254	(5)	—	123,254	*
Charles J. Persico	36,129		—	36,129	*
Adrienne B. Pitts	5,414		—	5,414	*
Laura H. Pomerantz	66,129		—	66,129	*
Richard K. Schoebel	433,835		—	433,835	*
Stuart A. Tanz	1,931,071		—	1,931,071	1.6%
Eric S. Zorn	76,516		—	76,516	*
All directors and named executive officers as a group (10 persons)	3,404,517		—	3,404,517	2.8%

5% or more beneficial owners
Entities affiliated with Blackrock, Inc.(6) 55 East 52nd Street New York, NY 10055	22,269,037		—	22,269,037	18.3%
Entities affiliated with The Vanguard Group, Inc.(7) 100 Vanguard Blvd. Malvern, PA 19355	18,941,253		—	18,941,253	15.6%
Entities affiliated with State Street Corporation(8) One Lincoln Street Boston, MA 02111	6,594,760		—	6,594,760	5.43%

____________________________

(*)	Represents less than 1% of issued and outstanding shares of Common Stock.
(1)	The business address of each director and named executive officer is c/o Retail Opportunity Investments Corp., 11250 El Camino Real, Suite 200, San Diego, California 92130.
(2)	Each director and named executive officer has sole voting and investment power with respect to these shares, except that (i) the Indiveri Group LLC, a limited liability company, holds 8,400 shares whose interests are owned 50% by Mr. Indiveri and 50% by his spouse and (ii) all of the shares held by Mr. Schoebel are held by the Schoebel Family Trust dated June 7, 2013 whose interests are owned 50% by Mr. Schoebel and 50% by his spouse.
(3)	Includes unvested Restricted Shares granted to our named executive officers and directors as follows: Mr. Baker – 23,788 Restricted Shares subject to time-based vesting; Mr. Haines – 68,585 Restricted Shares subject to time-based vesting; Mr. Tanz – 223,444 Restricted Shares subject to time-based vesting; Mr. Schoebel – 75,211 Restricted Shares subject to time-based vesting; Ms. Ho – 5,102 Restricted Shares subject to time-based vesting; Mr. Indiveri – 5,102 Restricted Shares subject to time-based vesting; Ms. Jenkins – 5,102 Restricted Shares subject to time-based vesting; Mr. Neibart – 5,102 Restricted Shares subject to time-based vesting; Mr. Persico – 5,102 Restricted Shares subject to time-based vesting; Ms. Pitts – 5,102 Restricted Shares subject to time-based vesting; Ms. Pomerantz – 5,102 Restricted Shares subject to time-based vesting; and Mr. Zorn – 5,102 Restricted Shares subject to time-based vesting.

Excludes unvested Restricted Shares granted to our named executive officers as follows (assuming vesting of performance-based awards at the highest performance levels): Mr. Baker – 71,476 Restricted Shares subject to performance-based vesting; Mr. Haines – 205,288 Restricted Shares subject to performance-based vesting; Mr. Tanz – 670,974 Restricted Shares subject to performance-based vesting; and Mr. Schoebel – 225,118 Restricted Shares subject to performance-based vesting.

Includes OP units that may be redeemed for shares of Common Stocks at our option on a one-for-one basis, subject to certain adjustments as follows: Mr. Baker – 12,635 OP units; Mr. Haines – 36,011 OP units; Mr. Tanz – 113,727 OP units; and Mr. Schoebel – 39,487 OP units.

(4)	For purposes of this table, a person is deemed to be the beneficial owner of shares of Common Stock if that person has the right to acquire such shares within 60 days of the Record Date by the exercise of any Options or warrants. Options or warrants held by a person are deemed to have been exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, but shall not be deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by any other person.

(5)	Includes 175,568 shares received by Mr. Baker and 68,850 shares received by Mr. Neibart as part of a pro rata distribution from NRDC Capital Management, LLC, of which William L. Mack, Robert C. Baker, and Messrs. Baker and Neibart were the sole members and managers. In prior reports, Messrs. Baker and Neibart each reported indirect beneficial ownership of 688,500 shares.
(6)	On its Schedule 13G (Amendment No. 2) filed with the SEC on January 27, 2022, Blackrock, Inc. reported sole voting power with respect to 21,367,328 shares of Common Stock beneficially owned by it, shared voting or shared dispositive power with respect to 0 shares of Common Stock beneficially owned by it, sole dispositive power with respect to 22,269,037 shares of Common Stock beneficially owned by it and aggregate beneficial ownership of 22,269,037 shares of Common Stock. The Schedule 13G (Amendment No. 2) reports a beneficial ownership percentage of shares of Common Stock of 18.3%.
(7)	On its Schedule 13G (Amendment No. 12) filed with the SEC on February 10, 2022, the Vanguard Group, Inc. reported sole voting power with respect to 0 shares of Common Stock, shared voting power with respect to 213,440 shares of Common Stock, sole dispositive power with respect to 18,627,549 shares of Common Stock, shared dispositive power with respect to 313,704 shares of Common Stock beneficially owned by it and aggregate beneficial ownership of 18,941,253 shares of Common Stock. The Schedule 13G (Amendment No. 12) reports a beneficial ownership percentage of shares of Common Stock of 15.6%.
(8)	On its Schedule 13G (Amendment No. 1) filed with the SEC on February 14, 2022, State Street Corporation reported sole voting power with respect to 0 shares of Common Stock, shared voting power with respect to 5,559,430 shares of Common Stock, sole dispositive power with respect to 0 shares of Common Stock, shared dispositive power with respect to 6,594,760 shares of Common Stock beneficially owned by it and aggregate beneficial ownership of 6,594,760 shares of Common Stock. The Schedule 13G (Amendment No. 1) reports a beneficial ownership percentage of shares of Common Stock of 5.43%.

OTHER MATTERS

Our board of directors knows of no other business to be presented at the Annual Meeting or any postponements or adjournments thereof. The proxies for the Annual Meeting confer discretionary authority on the persons named therein as proxy holders to vote on any matter proposed by stockholders for consideration at the Annual Meeting. As to any other business which may properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder intending to present a proposal at our 2023 Annual Meeting of Stockholders and have the proposal included in the proxy statement and proxy card for such meeting (pursuant to Rule 14a-8 of the Exchange Act) must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than November 25, 2022, and must otherwise be in compliance with the requirements of the SEC’s proxy rules.

Our stockholders of record who comply with the current advanced notice procedures set forth in our Bylaws and outlined under this “Submission of Stockholder Proposals” section may nominate director candidates for election to our board of directors or propose other business at the annual meeting. To be timely, such stockholder nominations of director candidates or proposals of other business must be received by our Secretary not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, notice by the stockholder must be so delivered not earlier than the 150th day prior to the date of such annual meeting nor later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting will not commence a new time period for the giving of a stockholder’s notice as described above. Accordingly, to nominate a director candidate for election or propose other business for inclusion at our 2023 Annual Meeting of Stockholders, stockholders must submit the nomination or proposal, in writing, by November 25, 2022, but in no event earlier than October 26, 2022. The written notice must set forth the information required by our Bylaws for nominations or proposals made by stockholders at an annual meeting. The advanced notice procedures set forth in our Bylaws do not affect the right of stockholders to request the inclusion of proposals in our proxy statement pursuant to SEC rules.

Any such nomination or proposal should be sent to Michael B. Haines, our Secretary, at Retail Opportunity Investments Corp., 11250 El Camino Real, Suite 200, San Diego, California 92130, and, to the extent applicable, must include the information required by our Bylaws.

Our board of directors and our management do not know of any other nominees, matters or business to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any postponements or adjournments thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion on any such matters. If the candidacy of Messrs. Baker, Indiveri, Neibart, Tanz or Zorn, or Mses. Ho, Jenkins, Pitts or Pomerantz should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidates (if any) as shall be nominated by our board of directors. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the Annual Meeting from time to time.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials (i.e., the proxy statement and annual report) addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of proxy materials may be delivered to multiple stockholders sharing the same address unless contrary instructions have been received from the impacted stockholders. Once a stockholder has received notice from its broker that they will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder revokes consent to “householding” or is notified otherwise. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of our proxy materials, such stockholder should so notify us by directing written requests to: Retail Opportunity Investments Corp., 11250 El Camino Real, Suite 200, San Diego, California 92130, Attn: Michael B. Haines, our Chief Financial Officer; or by calling investor relations at 858-255-4913. In addition, if so requested, we will also undertake to promptly deliver a separate set of proxy materials to any stockholder for whom such proxy materials were subject to “householding.” Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact us, as specified above, or their respective brokers.

MISCELLANEOUS

We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting. This solicitation is being made primarily through the Internet and by mail, but may also be made by our directors, executive officers and employees by telephone, telegraph, facsimile transmission, electronic transmission, Internet, mail or personal interview. No additional compensation will be given to our directors, executive officers or employees for this solicitation. We will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC AND NASDAQ), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST. REQUESTS SHOULD BE DIRECTED TO MICHAEL B. HAINES, OUR CHIEF FINANCIAL OFFICER, AT OUR PRINCIPAL EXECUTIVE OFFICES AT RETAIL OPPORTUNITY INVESTMENTS CORP., 11250 El Camino Real, Suite 200, San Diego, California 92130.

By Order of the Board of Directors

Stuart A. Tanz
President and Chief Executive Officer

San Diego, California

March 25, 2022

Appendix A

SECOND AMENDED AND RESTATED

RETAIL OPPORTUNITY INVESTMENTS CORP.

2009 EQUITY INCENTIVE PLAN

1.                   PURPOSE. The Plan is intended to provide incentives to directors, officers, advisors, consultants, key employees, and others expected to provide significant services to the Company, its Subsidiaries, and its affiliates, to encourage a proprietary interest in the Company, to encourage such key personnel to remain in the service of the Company and the other Participating Companies, to attract new personnel with outstanding qualifications, and to afford additional incentives to others to increase their efforts in providing significant services to the Company and the other Participating Companies. In furtherance thereof, the Plan permits awards of equity-based incentives to key personnel, employees, officers and directors of, and certain other providers of services to, the Company or any other Participating Company.

2.                   DEFINITIONS. As used in this Plan, the following definitions apply:

“Act” shall mean the Securities Act of 1933, as amended.

“Award Agreement” shall mean a written agreement evidencing a Grant pursuant to the Plan.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean, unless otherwise provided in the Grantee’s Award Agreement, (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect, (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company, the Subsidiaries, or any of their respective affiliates, (iii) the commission of a felony or a crime of moral turpitude, or any crime involving the Company, the Subsidiaries, or any of their respective affiliates, (iv) fraud, misappropriation, embezzlement or material or repeated insubordination, (v) a material breach of the Grantee’s employment agreement (if any) with the Company, the Subsidiaries, or any of their respective affiliates (other than a termination of employment by the Grantee), or (vi) any illegal act detrimental to the Company, the Subsidiaries, or any of their respective affiliates, all as determined by the Committee.

“Change of Control” means, unless otherwise provided in an Award Agreement, the happening of any of the following:

(i)        any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any entity controlling, controlled by or under common control with the Company, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any such entity, and, with respect to any particular Participant, the Participant and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Participant is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of either (A) the combined voting power of the Company’s then outstanding securities or (B) the then outstanding Shares (in either such case other than as a result of an acquisition of securities directly from the Company); or

(ii)        the consummation of any consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(iii)        there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv)        the members of the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any Director whose election, or nomination for election by the Company’s shareholders, was approved or ratified by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director.

Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Grant (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of a Change of Control, no such acceleration shall be permitted unless the event giving rise to the Change of Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Company as appointed by the Board in accordance with Section 4 of the Plan; provided, however, that the Committee shall at all times consist solely of persons who, at the time of their appointment, each qualified as a “Non-Employee Director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act and, to the extent that relief from the limitation of Section 162(m) of the Code is sought, as an “Outside Director” under Section 1.162-27(e)(3)(i) of the Treasury Regulations.

“Common Stock” shall mean the Company’s common stock, par value $0.01 per share, either currently existing or authorized hereafter.

“Company” shall mean Retail Opportunities Investment Corp., a Delaware corporation.

“DER” shall mean a right awarded under Section 11 of the Plan to receive (or have credited) the equivalent value (in cash or Shares) of dividends paid on Common Stock.

“Disability” shall mean, unless otherwise provided by the Committee in the Grantee’s Award Agreement, the occurrence of an event which would entitle the Grantee to the payment of disability income under an approved long-term disability income plan or a long-term disability as determined by the Committee in its absolute discretion pursuant to any other standard as may be adopted by the Committee. Notwithstanding the foregoing, no circumstances or condition shall constitute a Disability to the extent that, if it were, a 20% tax would be imposed under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Disability to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such 20% tax.

“Eligible Persons” shall mean officers, directors, advisors, personnel and employees of the Participating Companies and other persons expected to provide significant services (of a type expressly approved by the Committee as covered services for these purposes) to one or more of the Participating Companies. Notwithstanding the preceding sentence, for a Grant with respect to Shares, “Eligible Persons” shall be limited to persons who may be offered securities on Form S-8. For purposes of the Plan, a consultant, advisor, vendor, customer or other provider of significant services to the Company or any other Participating Company shall be deemed to be an Eligible Person, but will be eligible to receive Grants (but in no event Incentive Stock Options), only after a finding by the Committee in its discretion that the value of the services rendered or to be rendered to the Participating Company is at least equal to the value of the Grants being awarded.

“Employee” shall mean an individual, including an officer of a Participating Company, who is employed (within the meaning of Code Section 3401 and the regulations thereunder) by the Participating Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exercise Price” shall mean the price per Share of Common Stock, determined by the Board or the Committee, at which an Option may be exercised.

“Fair Market Value” shall mean the value of one share of Common Stock, determined as follows:

(i)       If the Shares are then listed on a national stock exchange, the closing sales price per Share on the exchange for the last preceding date on which there was a sale of Shares on such exchange, as determined by the Committee.

(ii)       If the Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market or are quoted in an inter-dealer quotation system on a last sale basis, the average of the closing bid and asked prices for the Shares in such over-the-counter market or an inter-dealer quotation system for the last preceding date on which there was a sale of such Shares in such market, as determined by the Committee.

(iii)        If neither (i) nor (ii) applies, such value as the Committee in its discretion may in good faith determine. Notwithstanding the foregoing, where the Shares are listed or traded, the Committee may make discretionary determinations in good faith where the Shares have not been traded for 10 trading days.

Notwithstanding the foregoing, with respect to any “stock right” within the meaning of Section 409A of the Code, Fair Market Value shall not be less than the “fair market value” of the shares of Common Stock determined in accordance with the final regulations promulgated under Section 409A of the Code.

“Full Value Award” shall mean any Grant (other than an Option or any other Grant for which the Grantee pays an exercise price equal to the intrinsic value of the Grant (whether directly or by foregoing a right to receive a payment from the Company)), including any Restricted Stock, Phantom Share, DER, or Long Term Incentive Unit (other than a Long Term Incentive Unit that is intended to be an “appreciation-only” Long Term Incentive Unit, as described in Section 12), in each case, to the extent settled in Shares without payment of the grant-date intrinsic value by the Grantee.

“Fungible Unit” shall mean the measuring unit used to determine the number of Shares by which the Share Limit will be debited or credited in connection with the grants and forfeitures of different types of Grants under the Plan.

“Fungible Unit Limit” shall have the meaning provided in Section 6(a) hereof.

“Grant” shall mean the issuance of an Incentive Stock Option, Non-qualified Stock Option, Restricted Stock, Phantom Share, DER, or other equity-based grant, as contemplated herein or any combination thereof as applicable to an Eligible Person. The Committee will determine the eligibility of personnel, employees, officers, directors and others expected to provide significant services to the Participating Companies based on, among other factors, the position and responsibilities of such individuals, the nature and value to the Participating Company of such individuals’ accomplishments and potential contribution to the success of the Participating Company whether directly or through its subsidiaries.

“Grantee” shall mean an Eligible Person to whom Options, Restricted Stock, Phantom Shares, DERs, or other equity-based awards are granted hereunder.

“Incentive Stock Option” shall mean an Option of the type described in Section 422(b) of the Code issued to an Employee of (i) the Company, or (ii) a “subsidiary corporation” or a “parent corporation” as defined in Section 424(f) of the Code.

“Long Term Incentive Unit” shall mean a grant made under Section 12 of the Plan of an interest in a Subsidiary or an operating partnership that is affiliated with the Company, and which may be intended to be treated as a “profits interest” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191, which may include an “appreciation only” interest in an operating partnership, as described in Section 12.

“Non-Employee Director” means a member of the Board who is not an Employee.

“Non-qualified Stock Option” shall mean an Option not described in Section 422(b) of the Code.

“Option” shall mean any option, whether an Incentive Stock Option or a Non-qualified Stock Option, to purchase, at a price and for the term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a number of Shares determined by the Committee.

“Optionee” shall mean any Eligible Person to whom an Option is granted, or the Successors of the Optionee, as the context so requires.

“Participating Companies” shall mean the Company, the Subsidiaries, and any of their respective affiliates.

“Performance Goals” has the meaning set forth in Section 13.

“Phantom Share” shall mean a right, pursuant to the Plan, of the Grantee to payment of the Phantom Share Value.

“Phantom Share Value”, per Phantom Share, shall mean the Fair Market Value of a Share or, if so provided by the Committee, such Fair Market Value to the extent in excess of a base value established by the Committee at the time of grant.

“Plan” shall mean the Company’s Second Amended and Restated 2009 Equity Incentive Plan, as set forth herein, and as the same may from time to time be amended.

“Purchase Price” shall mean the Exercise Price times the number of Shares with respect to which an Option is exercised.

“Qualifying Director” means a person who is with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

“Restricted Stock” shall mean an award of Shares that are subject to restrictions hereunder.

“Retirement” shall mean, unless otherwise provided by the Committee in the Grantee’s Award Agreement, the Termination of Service (other than for Cause) of a Grantee:

(i)        on or after the Grantee’s attainment of age 65;

(ii)        on or after the Grantee’s attainment of age 55 with five consecutive years of service with the Participating Companies; or

(iii)        as determined by the Committee in its absolute discretion pursuant to such other standard as may be adopted by the Committee.

“Securities Act” means the Securities Act of 1933.

“Share Limit” shall have the meaning provided in Section 6(a) hereof.

“Shares” shall mean shares of Common Stock of the Company, adjusted in accordance with Section 15 of the Plan (if applicable).

“Subsidiary” shall mean any corporation, partnership, limited liability company or other entity at least 50% of the economic interest in the equity of which is owned, directly or indirectly, by the Company or by another subsidiary.

“Successors of the Optionee” shall mean the legal representative of the estate of a deceased Optionee or the person or persons who shall acquire the right to exercise an Option by bequest or inheritance or by reason of the death of the Optionee.

“Termination of Service” shall mean the time when the employee-employer relationship or directorship, or other service relationship (sufficient to constitute service as an Eligible Person), between the Grantee and the Participating Companies is terminated for any reason, with or without Cause, including, but not limited to, any termination by resignation, discharge, death or Retirement; provided, however, Termination of Service shall not include a termination where there is a simultaneous continuation of service of the Grantee (sufficient to constitute service as an Eligible Person) with a Participating Company. The Committee, in its absolute discretion, shall determine the effects of all matters and questions relating to Termination of Service, including, but not limited to, the question of whether any Termination of Service was for Cause and all questions of whether particular leaves of absence constitute Terminations of Service. For this purpose, the service relationship shall be treated as continuing intact while the Grantee is on military leave, sick leave or other bona fide leave of absence (to be determined in the discretion of the Committee).

3.                   EFFECTIVE DATE. The original effective date of the Plan was the date of closing of the transactions contemplated by the Framework Agreement, dated as of August 7, 2009, by and between NRDC Acquisition and NRDC Capital Management, LLC. The Plan was previously amended and restated effective April 25, 2018. The Plan is amended and restated effective April 25, 2022 (the “Restatement Date”). Grants made under the Plan before the Restatement Date will be subject to the terms of the Plan and the limits thereunder as in effect before the Restatement Date, and Grants made under the Plan on and after the Restatement Date will be subject to the terms of the Plan and the limits hereunder as reflected in this restated Plan document. The Plan shall terminate on, and no Grant shall be made hereunder on or after, the 10-year anniversary of the Restatement Date; provided, however, that the Board may at any time prior to that date terminate the Plan.

4.                   ADMINISTRATION.

(a)                 Membership on Committee. The Plan shall be administered by the Committee appointed by the Board. If no Committee is designated by the Board to act for those purposes, the full Board shall have the rights and responsibilities of the Committee hereunder and under the Award Agreements.

(b)                Committee Meetings. The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. If and to the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member.

(c)                 Grant of Awards.

(i)                  The Committee shall from time to time at its discretion select the Eligible Persons who are to be issued Grants and determine the number and type of Grants to be issued under any Award Agreement to an Eligible Person. In particular, the Committee shall (A) determine the terms and conditions, not inconsistent with the terms of the Plan, of any Grants awarded hereunder (including, but not limited to the performance goals and periods applicable to the award of Grants); (B) determine the time or times when and the manner and condition in which each Option shall be exercisable and the duration of the exercise period; (C) determine or impose other conditions to the Grant or exercise of Options under the Plan as it may deem appropriate; (D) determine whether, to what extent, and under what circumstances Grants may be settled in, or exercised for, cash, Shares, other securities, other Grants or other property, or canceled, forfeited, or suspended and the method or methods by which Grants may be settled, exercised, canceled, forfeited, or suspended; (E) determine whether, to what extent, and under what circumstances the delivery of cash, Shares, other securities, other Grants or other property and other amounts payable with respect to a Grant shall be deferred either automatically or at the election of the Grantee or of the Committee; (F) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Grants awarded under, the Plan; (G) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (H) adopt sub-plans; and (I) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee may establish such rules, regulations and procedures for the administration of the Plan as it deems appropriate, determine the extent, if any, to which Options, Phantom Shares, Shares (whether or not Shares of Restricted Stock), DERs, or other equity-based awards, shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder), and take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof. The Committee shall also cause each Option to be designated as an Incentive Stock Option or a Non-qualified Stock Option, except that no Incentive Stock Options may be granted to an Eligible Person who is not an Employee of the Company or a “subsidiary corporation” or a “parent corporation” as defined in Section 424(f) of the Code. The Grantee shall take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry or effect one or more of the obligations or restrictions imposed on the Grantee pursuant to the express provisions of the Plan and the Award Agreement. DERs will be exercisable separately or together with other Grants (subject to the provisions of Section 11), and paid in cash or other consideration at such times and in accordance with such rules, as the Committee shall determine in its discretion. Unless expressly provided hereunder, the Committee, with respect to any Grant, may exercise its discretion hereunder at the time of the award or thereafter. The Committee shall have the right and responsibility to interpret the Plan and the interpretation and construction by the Committee of any provision of the Plan or of any Grant thereunder, including, without limitation, in the event of a dispute, shall be final and binding on all Grantees and other persons to the maximum extent permitted by law. Without limiting the generality of Section 24, no member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Grant hereunder.

(ii)                Notwithstanding clause (i) of this Section 4(c), any award under the Plan to an Eligible Person who is a member of the Committee shall be made by the full Board, but for these purposes the directors of the Corporation who are on the Committee shall be required to be recused in respect of such awards and shall not be permitted to vote.

(iii)              Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any of the Company or its Subsidiaries, the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated as a matter of law, except for awards of Grants to Non-Employee Directors. Notwithstanding the foregoing in this Section 4(c), it is intended that any action under the Plan intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act related to persons who are subject to Section 16 of the Exchange Act, will be taken only by the Board or by a committee or subcommittee of two (2) or more Qualifying Directors. However, the fact that any member of such committee or subcommittee shall fail to qualify as a Qualifying Director shall not invalidate any action that is otherwise valid under the Plan.

(iv)               Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, make Grants and administer the Plan with respect to such Grants. Any such actions by the Board shall be subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

(d)                Awards.

(i)                  Agreements. Grants to Eligible Persons shall be evidenced by written Award Agreements in such form as the Committee shall from time to time determine (which Award Agreements need not be in the same form as any other Award Agreement evidencing Grants under the Plan and need not contain terms and conditions identical to those applicable to any other Grant under the Plan or to those applicable to any other Eligible Persons). Such Award Agreements shall comply with and be subject to the terms and conditions set forth below.

(ii)                Number of Shares. Each Grant issued to an Eligible Person shall state the number of Shares to which it pertains or which otherwise underlie the Grant and shall provide for the adjustment thereof in accordance with the provisions of Section 15 hereof.

(iii)              Grants. Subject to the terms and conditions of the Plan and consistent with the Company’s intention for the Committee to exercise the greatest permissible flexibility under Rule 16b-3 under the Exchange Act in awarding Grants, the Committee shall have the power:

(1)                to determine from time to time the Grants to be issued to Eligible Persons under the Plan and to prescribe the terms and provisions (which need not be identical) of Grants issued under the Plan to such persons;

(2)                to construe and interpret the Plan and the Grants thereunder and to establish, amend and revoke the rules, regulations and procedures established for the administration of the Plan. In this connection, the Committee may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, in any Award Agreement, or in any related agreements, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final and binding upon the Participating Companies and the Grantees;

(3)                to amend any outstanding Grant, subject to Section 17, and to accelerate or extend the vesting or exercisability of any Grant (in compliance with Section 409A of the Code, if applicable) and to waive conditions or restrictions on any Grants, to the extent it shall deem appropriate; and

(4)                generally to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to the Plan.

5.                   PARTICIPATION.

(a)                 Eligibility. Only Eligible Persons shall be eligible to receive Grants under the Plan.

(b)                Limitation of Ownership. No Grants shall be issued under the Plan to any person who after such Grant would beneficially own more than 9.8% of the outstanding shares of Common Stock of the Company, unless the foregoing restriction is expressly and specifically waived by action of the independent directors of the Board.

(c)                 Stock Ownership. For purposes of Section 5(b) above, in determining stock ownership a Grantee shall be considered as owning the stock owned, directly or indirectly, by or for his brothers, sisters, spouses, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its stockholders, partners or beneficiaries. Stock with respect to which any person holds an Option shall be considered to be owned by such person.

(d)                Outstanding Stock. For purposes of Section 5(b) above, “outstanding shares” shall include all stock actually issued and outstanding immediately after the issue of the Grant to the Grantee. With respect to the stock ownership of any Grantee, “outstanding shares” shall include shares authorized for issue under outstanding Options held by such Grantee, but not options held by any other person.

6.                   STOCK.

(a)                 Subject to adjustments pursuant to Section 15, the aggregate number of Fungible Units which may be subject to Grants made under the Plan shall equal 10,954,694 (the “Fungible Unit Limit”). In accordance with the Fungible Unit weighting mechanisms described in Sections 6(a)(i) - (ii) below for different Grant types, (x) a maximum of 5,002,143 Shares may be issued pursuant to Awards under the Plan if all such Grants made under the Plan are granted as Full Value Awards and (y) a maximum of 10,954,694 Shares may be issued pursuant to Grants under the Plan if all such Grants made under the Plan are granted as Options ((x) and (y), collectively, the “Share Limit”). The Share Limit with respect to Grants made shall range from 5,002,143 Shares to 10,954,694 Shares (but in no event more than 10,954,694 Shares) depending on the types of Grants actually granted under the Plan. The maximum aggregate number of Shares that may be issued under the Plan following the Restatement Date pursuant to the exercise of Incentive Stock Options shall not exceed 10,954,694 Shares (or such lesser number as may be available under the Share Limit). Shares subject to Grants made shall be counted as follows:

(i)                  Awards of Options or other Grants that do not constitute Full Value Awards shall be counted against the Fungible Unit Limit as one Fungible Unit for every one (1) Share subject to such Option; and

(ii)                Full Value Awards shall be counted against the Fungible Unit Limit as 2.19 Fungible Units for every one Share subject to such Full Value Award.

(b)                Notwithstanding the first sentence of this Section 6, (i) Shares that have been granted as Restricted Stock or that have been reserved for distribution in payment for Options or Phantom Shares but are later cancelled, forfeited, terminated, settled in cash or otherwise settled without delivery to the Grantee of the full number of Shares to which the Grant related or for any other reason are not payable under the Plan; and (ii) Shares as to which an Option is granted under the Plan that remains unexercised at the expiration, forfeiture or other termination of such Option, may be the subject of the issue of further Grants; provided, however, that such Shares shall not become available for issuance hereunder if either: the applicable Shares are withheld or surrendered following termination of the Plan or at the time the applicable Shares are withheld or surrendered, it would constitute a material revision of the Plan subject to stockholder approval under any then-applicable rules of the national securities exchange on which the Shares are listed. Shares that have been (A) tendered as payment for the exercise of Options, (B) withheld to cover applicable taxes or (C) repurchased by the Company using the proceeds from the exercise of an Option shall not again be available for issuance hereunder. Shares shall be deemed to be used in settlement of a Full Value Award whether or not they are actually delivered or the Fair Market Value of such Shares is paid in cash. If any Shares subject to a Grant are forfeited or expire or such Grant is settled for cash (in whole or in part), the Shares subject to such Grant shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future Grants under the Plan and shall be added back to the Fungible Unit Limit (and correspondingly to the Share Limit) as the same number of Shares as would be debited from the Fungible Unit Limit (and correspondingly, the Share Limit) in respect of any such current Grant (as may be adjusted in accordance with Section 15 hereof). If any Shares subject to a Grant made before the Restatement Date are forfeited or expire or such Grant is settled for cash (in whole or in part), in any case following the Restatement Date, the Shares subject to such Grant shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future Grants under the Plan and shall be added back to the Fungible Unit Limit (and correspondingly to the Share Limit) as the same number of Shares as would be debited from the Fungible Unit Limit (and correspondingly, the Share Limit) set forth in the Plan in respect of any such current Grant (as may be adjusted in accordance with Section 15 hereof). Shares of Common Stock issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or previously issued Shares under the Plan. The certificates for Shares issued hereunder may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the Award Agreement, or as the Committee may otherwise deem appropriate. Shares subject to DERs, other than DERs based directly on the dividends payable with respect to Shares subject to Options or the dividends payable on a number of Shares corresponding to the number of Phantom Shares awarded, shall be subject to the limitation of this Section 6. Notwithstanding the limitations above in this Section 6, there shall be no limit on the number of Phantom Shares or DERs to the extent they are paid out in cash that may be granted under the Plan. If any Phantom Shares or DERs are paid out in cash, the underlying Shares may again be made the subject of Grants under the Plan, notwithstanding the first sentence of this Section 6.

(c)                 Notwithstanding any provision to the contrary in the Plan, the sum of any cash compensation and the grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all Grants made under the Plan to a Non-Employee Director during any calendar year shall not exceed $500,000 (the “Director Limit”).

7.                   TERMS AND CONDITIONS OF OPTIONS.

(a)                 Each Award Agreement with an Eligible Person shall state the Exercise Price. The Exercise Price for any Option shall not be less than the Fair Market Value on the date of Grant. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option.

(b)                Medium and Time of Payment. Except as may otherwise be provided below, the Purchase Price for each Option granted to an Eligible Person shall be payable in full in United States dollars upon the exercise of the Option. In the event the Company determines that it is required to withhold taxes as a result of the exercise of an Option, as a condition to the exercise thereof, an Employee may be required to make arrangements satisfactory to the Company to enable it to satisfy such withholding requirements in accordance with Section 21. If the applicable Award Agreement so provides, or the Committee otherwise so permits, the Purchase Price may be paid in one or a combination of the following:

(i)                  by a certified or bank cashier’s check;

(ii)                by the surrender of shares of Common Stock in good form for transfer, owned by the person exercising the Option and having a Fair Market Value on the date of exercise equal to the Purchase Price, or in any combination of cash and shares of Common Stock, as long as the sum of the cash so paid and the Fair Market Value of the shares of Common Stock so surrendered equals the Purchase Price;

(iii)              by reduction of the Shares issuable upon exercise of the Option under a “net exercise” procedure effected by withholding the minimum number of Shares otherwise issuable in respect of an Option that is needed to pay the Exercise Price;

(iv)               by cancellation of indebtedness owed by the Company to the Grantee;

(v)                subject to Section 17(e), by a loan or extension of credit from the Company evidenced by a full recourse promissory note executed by the Grantee. The interest rate and other terms and conditions of such note shall be determined by the Committee (in which case the Committee may require that the Grantee pledge his or her Shares to the Company for the purpose of securing the payment of such note, and in no event shall the stock certificate(s) representing such Shares be released to the Grantee until such note shall have been paid in full); or

(vi)               by any combination of such methods of payment or any other method acceptable to the Committee in its discretion.

Except in the case of Options exercised by certified or bank cashier’s check, the Committee may impose such limitations and prohibitions on the exercise of Options as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid accounting consequences which may result from the use of Common Stock as payment upon exercise of an Option. Any fractional shares of Common Stock resulting from a Grantee’s election that are accepted by the Company shall, in the discretion of the Committee, be paid in cash.

(c)                 Term and Nontransferability of Grants and Options.

(i)                  Each Option under this Section 7 shall state the time or times which all or part thereof becomes exercisable, subject to the restrictions set forth in clauses (ii) through (v) below.

(ii)                No Option shall be exercisable except by the Grantee or a transferee permitted hereunder. No Option shall be exercisable following the tenth anniversary of the date of grant of the Option.

(iii)              No Option or other Grant shall be assignable or transferable, except by will or the laws of descent and distribution of the state wherein the Grantee is domiciled at the time of his death.

(iv)               No Option shall be exercisable until such time as set forth in the applicable Award Agreement (but in no event after the expiration of such Grant).

(v)                The Committee may not extend or renew any Option granted to any Eligible Person. Furthermore, the Committee may only modify an Option in connection with a Change in Control and only if such modification shall satisfy any and all applicable requirements of Rule 16b-3 under the Exchange Act and Section 409A of the Code, to the extent applicable. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair any rights or obligations under any Option previously granted.

(d)                Termination of Service, other than by Death, Retirement or Disability. Unless otherwise provided in the applicable Award Agreement, upon any Termination of Service for any reason other than his or her death, Retirement or Disability, an Optionee shall have the right, subject to the restrictions of Section 4(c) above, to exercise his or her Option at any time within three months after Termination of Service, but only to the extent that, at the date of Termination of Service, the Optionee’s right to exercise such Option had accrued pursuant to the terms of the applicable Award Agreement and had not previously been exercised; provided, however, that, unless otherwise provided in the applicable Award Agreement, if there occurs a Termination of Service by a Participating Company for Cause or a Termination of Service by the Optionee (other than on account of death, Retirement or Disability), any Option not exercised in full prior to such termination shall be cancelled.

(e)                 Death of Optionee. Unless otherwise provided in the applicable Award Agreement, if the Optionee of an Option dies while an Eligible Person or within three months after any Termination of Service other than for Cause or a Termination of Service by the Optionee (other than on account of death, Retirement or Disability), and has not fully exercised the Option, then the Option may be exercised in full, subject to the restrictions of Section 4(c) above, at any time within 12 months after the Optionee’s death, by the Successor of the Optionee, but only to the extent that, at the date of death, the Optionee’s right to exercise such Option had accrued and had not been forfeited pursuant to the terms of the Award Agreement and had not previously been exercised.

(f)                  Disability or Retirement of Optionee. Unless otherwise provided in the Award Agreement, upon any Termination of Service for reason of his or her Disability or Retirement, an Optionee shall have the right, subject to the restrictions of Section 4(c) above, to exercise the Option at any time within 12 months after Termination of Service, but only to the extent that, at the date of Termination of Service, the Optionee’s right to exercise such Option had accrued pursuant to the terms of the applicable Award Agreement and had not previously been exercised.

(g)                Rights as a Stockholder. An Optionee, a Successor of the Optionee, or the holder of a DER shall have no rights as a stockholder with respect to any Shares covered by his or her Grant until, in the case of an Optionee, the date of the issuance of a stock certificate for such Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 15.

(h)                Stock Appreciation Rights. The Committee, in its discretion, may (taking into account, without limitation, the application of Section 409A of the Code, as the Committee may deem appropriate), also permit the Optionee to elect to exercise an Option by receiving Shares, cash or a combination thereof, in the discretion of the Committee and as may be set forth in the applicable Award Agreement, with an aggregate Fair Market Value (or, to the extent of payment in cash, in an amount) equal to the excess of the Fair Market Value of the Shares with respect to which the Option is being exercised over the aggregate Purchase Price, as determined as of the day the Option is exercised. No Option that is exercised as a stock appreciation right hereunder shall be exercisable following the tenth anniversary of the date of grant of the Option.

(i)                  Deferral. The Committee may establish a program (taking into account, without limitation, the application of Section 409A of the Code, as the Committee may deem appropriate) under which Optionees will have Phantom Shares subject to Section 10 credited upon their exercise of Options, rather than receiving Shares at that time.

(j)                  Other Provisions. The Award Agreement authorized under the Plan may contain such other provisions not inconsistent with the terms of the Plan (including, without limitation, restrictions upon the exercise of the Option) as the Committee shall deem advisable.

8.                   SPECIAL RULES FOR INCENTIVE STOCK OPTIONS.

(a)                 In the case of Incentive Stock Options granted hereunder, the aggregate Fair Market Value (determined as of the date of the Grant thereof) of the Shares with respect to which Incentive Stock Options become exercisable by any Optionee for the first time during any calendar year (under the Plan and all other plans) required to be taken into account under Section 422(d) of the Code shall not exceed $100,000.

(b)                In the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners), the Exercise Price with respect to an Incentive Stock Option shall not be less than 110% of the Fair Market Value of a Share on the day the Option is granted and the term of an Incentive Stock Option shall be no more than five years from the date of grant.

(c)                 If Shares acquired upon exercise of an Incentive Stock Option are disposed of in a disqualifying disposition within the meaning of Section 422 of the Code by an Optionee prior to the expiration of either two years from the date of grant of such Option or one year from the transfer of Shares to the Optionee pursuant to the exercise of such Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Optionee shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company thereupon has a tax-withholding obligation, shall pay to the Company an amount equal to any withholding tax the Company is required to pay as a result of the disqualifying disposition.

9.                   PROVISIONS APPLICABLE TO RESTRICTED STOCK.

(a)                 Vesting Periods. In connection with the grant of Restricted Stock, whether or not Performance Goals apply thereto, the Committee shall establish one or more vesting periods with respect to the shares of Restricted Stock granted, the length of which shall be determined in the discretion of the Committee and set forth in the applicable Award Agreement. Subject to the provisions of this Section 9, the applicable Award Agreement and the other provisions of the Plan, restrictions on Restricted Stock shall lapse if the Grantee satisfies all applicable employment or other service requirements through the end of the applicable vesting period.

(b)                Grant of Restricted Stock. Subject to the other terms of the Plan, the Committee may, in its discretion as reflected by the terms of the applicable Award Agreement: (i) authorize the granting of Restricted Stock to Eligible Persons; (ii) provide a specified purchase price for the Restricted Stock (whether or not the payment of a purchase price is required by any state law applicable to the Company); (iii) determine the restrictions applicable to Restricted Stock and (iv) determine or impose other conditions to the grant of Restricted Stock under the Plan as it may deem appropriate.

(c)                 Certificates.

(i)                  Each Grantee of Restricted Stock may be issued a stock certificate in respect of Shares of Restricted Stock awarded under the Plan. Any such certificate shall be registered in the name of the Grantee. Without limiting the generality of Section 6, in addition to any legend that might otherwise be required by the Board or the Company’s charter, bylaws or other applicable documents, the certificates for Shares of Restricted Stock issued hereunder may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the applicable Award Agreement, or as the Committee may otherwise deem appropriate, and, without limiting the generality of the foregoing, shall bear a legend referring to the terms, conditions, and restrictions applicable to such Grant, substantially in the following form:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE RETAIL OPPORTUNITIES INVESTMENT CORP. SECOND AMENDED AND RESTATED 2009 EQUITY INCENTIVE PLAN, AND AN AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND RETAIL OPPORTUNITIES INVESTMENT CORP. COPIES OF SUCH PLAN AND AWARD AGREEMENT ARE ON FILE IN THE OFFICES OF RETAIL OPPORTUNITIES INVESTMENT CORP. AT 11250 El Camino Real, Suite 200, San Diego, California 92130.

(ii)                The Committee may require that any stock certificates evidencing such Shares be held in custody by the Company until the restrictions hereunder shall have lapsed and that, as a condition of any grant of Restricted Stock, the Grantee shall have delivered a stock power, endorsed in blank, relating to the stock covered by such Grant. If and when such restrictions so lapse, the stock certificates shall be delivered by the Company to the Grantee or his or her designee as provided in Section 9(d).

(d)                Restrictions and Conditions. Unless otherwise provided by the Committee in an Award Agreement, the Shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(i)                  Subject to the provisions of the Plan and the applicable Award Agreement, during a period commencing with the date of such Grant and ending on the date the period of forfeiture with respect to such Shares lapses, the Grantee shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, anticipate, alienate, encumber or assign Shares of Restricted Stock awarded under the Plan (or have such Shares attached or garnished). Subject to the provisions of the applicable Award Agreement and clauses (iii) and (iv) below, the period of forfeiture with respect to Shares granted hereunder shall lapse as provided in the applicable Award Agreement. Notwithstanding the foregoing, unless otherwise expressly provided by the Committee, the period of forfeiture with respect to such Shares shall only lapse as to whole Shares.

(ii)                Except as provided in the foregoing clause (i), or in Section 15, the Grantee shall have, in respect of the Shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the Shares and receive dividends. Certificates for Shares (not subject to restrictions hereunder) shall be delivered to the Grantee or his or her designee (or where permitted, transferee) promptly after, and only after, the period of forfeiture shall lapse without forfeiture in respect of such Shares of Restricted Stock.

(iii)              Termination of Service, Except by Death, Retirement or Disability. Unless otherwise provided in the applicable Award Agreement, and subject to clause (iv) below, if the Grantee has a Termination of Service for Cause or by the Grantee for any reason other than his or her death, Retirement or Disability, during the applicable period of forfeiture, then (A) all Restricted Stock still subject to restriction shall thereupon, and with no further action, be forfeited by the Grantee, and (B) the Company shall pay to the Grantee as soon as practicable (and in no event more than 30 days) after such termination an amount equal to the lesser of (x) the amount paid by the Grantee for such forfeited Restricted Stock as contemplated by Section 9(b), and (y) the Fair Market Value on the date of termination of the forfeited Restricted Stock.

(iv)               Death, Disability or Retirement of Grantee. Unless otherwise provided in the applicable Award Agreement, in the event the Grantee has a Termination of Service on account of his or her death, Disability or Retirement, or the Grantee has a Termination of Service by the Company for any reason other than Cause, during the applicable period of forfeiture, then restrictions under the Plan will immediately lapse on all Restricted Stock granted to the applicable Grantee.

10.                PROVISIONS APPLICABLE TO PHANTOM SHARES.

(a)                 Grant of Phantom Shares. Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) authorize the Granting of Phantom Shares to Eligible Persons and (ii) determine or impose other conditions to the grant of Phantom Shares under the Plan as it may deem appropriate.

(b)                Term. The Committee may provide in an Award Agreement that any particular Phantom Share shall expire at the end of a specified term.

(c)                 Vesting.

(i)                  Subject to the provisions of the applicable Award Agreement and Section 10(c)(ii), Phantom Shares shall vest as provided in the applicable Award Agreement.

(ii)                Unless otherwise determined by the Committee in an applicable Award Agreement, the Phantom Shares granted pursuant to the Plan shall be subject to the following vesting conditions:

(1)                Termination of Service for Cause. Unless otherwise provided in the applicable Award Agreement and subject to clause (2) below, if the Grantee has a Termination of Service for Cause, all of the Grantee’s Phantom Shares (whether or not such Phantom Shares are otherwise vested) shall thereupon, and with no further action, be forfeited by the Grantee and cease to be outstanding, and no payments shall be made with respect to such forfeited Phantom Shares.

(2)                Termination of Service for Death, Disability or Retirement of Grantee or by the Company for Any Reason Other than Cause. Unless otherwise provided in the applicable Award Agreement, in the event the Grantee has a Termination of Service on account of his or her death, Disability or Retirement, or the Grantee has a Termination of Service by the Company for any reason other than Cause, all outstanding Phantom Shares granted to such Grantee shall become immediately vested.

(3)                Except as contemplated above, in the event that a Grantee has a Termination of Service, any and all of the Grantee’s Phantom Shares which have not vested prior to or as of such termination shall thereupon, and with no further action, be forfeited and cease to be outstanding, and the Grantee’s vested Phantom Shares shall be settled as set forth in Section 10(d).

(d)                Settlement of Phantom Shares.

(i)                  Except as otherwise provided by the Committee, each vested and outstanding Phantom Share shall be settled by the transfer to the Grantee of one Share; provided, however, that, the Committee at the time of grant (or, in the appropriate case, as determined by the Committee, thereafter) may provide that a Phantom Share may be settled (A) in cash at the applicable Phantom Share Value, (B) in cash or by transfer of Shares as elected by the Grantee in accordance with procedures established by the Committee or (C) in cash or by transfer of Shares as elected by the Company.

(ii)                Each Phantom Share shall be settled with a single-sum payment by the Company; provided, however, that, with respect to Phantom Shares of a Grantee which have a common Settlement Date (as defined below), the Committee may permit the Grantee to elect in accordance with procedures established by the Committee (taking into account, without limitation, Section 409A of the Code, as the Committee may deem appropriate) to receive installment payments over a period not to exceed 10 years.

(iii)              (1) The settlement date with respect to a Grantee is the first day of the month to follow the Grantee’s Termination of Service (“Settlement Date”); provided, however, that a Grantee may elect, in accordance with procedures to be adopted by the Committee, that such Settlement Date will be deferred as elected by the Grantee to a time permitted by the Committee under procedures to be established by the Committee. Unless otherwise determined by the Committee, elections under this Section 10(d)(iii)(1) must be made at least six months before, and in the year prior to the year in which, the Settlement Date would occur in the absence of such election.

(2)                Notwithstanding Section 10(d)(iii)(1), the Committee may provide that distributions of Phantom Shares can be elected at any time in those cases in which the Phantom Share Value is determined by reference to Fair Market Value to the extent in excess of a base value, rather than by reference to unreduced Fair Market Value, so long as such Phantom Shares constitute “exempt stock rights” under Section 409A of the Code.

(3)                Notwithstanding the foregoing, the Settlement Date, if not earlier pursuant to this Section 10(d)(iii), is the date of the Grantee’s death.

(iv)               Notwithstanding any other provision of the Plan (taking into account, without limitation, Section 409A of the Code, as the Committee may deem appropriate), a Grantee may receive any amounts to be paid in installments as provided in Section 10(d)(ii) or deferred by the Grantee as provided in Section 10(d)(iii) in the event of an “Unforeseeable Emergency.” For these purposes, an “Unforeseeable Emergency,” as determined by the Committee (taking into account, without limitation, Section 409A of the Code, as the Committee may deem appropriate) in its sole discretion, is a severe financial hardship to the Grantee resulting from a sudden and unexpected illness or accident of the Grantee or “dependent,” as defined in Section 152(a) of the Code, of the Grantee, loss of the Grantee’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Grantee. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved:

(1)                through reimbursement or compensation by insurance or otherwise;

(2)                by liquidation of the Grantee’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(3)                by future cessation of the making of additional deferrals under Section 10(d)(ii) and (iii).

Without limitation, the need to send a Grantee’s child to college or the desire to purchase a home shall not constitute an Unforeseeable Emergency. Distributions of amounts because of an Unforeseeable Emergency shall be permitted to the extent reasonably needed to satisfy the emergency need.

(v)                To the extent provided in an Award Agreement, the holder of Phantom Shares shall be entitled to be credited with DERs, as described in Section 11, below.

(e)                 Other Phantom Share Provisions.

(i)                  Rights to payments with respect to Phantom Shares granted under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, levy, execution, or other legal or equitable process, either voluntary or involuntary; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish, or levy or execute on any right to payments or other benefits payable hereunder, shall be void.

(ii)                A Grantee may designate in writing, on forms to be prescribed by the Committee, a beneficiary or beneficiaries to receive any payments payable after his or her death and may amend or revoke such designation at any time. If no beneficiary designation is in effect at the time of a Grantee’s death, payments hereunder shall be made to the Grantee’s estate. If a Grantee with a vested Phantom Share dies, such Phantom Share shall be settled and the Phantom Share Value in respect of such Phantom Shares paid, and any payments deferred pursuant to an election under Section 10(d)(iii) shall be accelerated and paid, as soon as practicable (but no later than 60 days) after the date of death to such Grantee’s beneficiary or estate, as applicable.

(iii)              The Committee may (taking into account, without limitation, Section 409A of the Code, as the Committee may deem appropriate) establish a program under which distributions with respect to Phantom Shares may be deferred for periods in addition to those otherwise contemplated by the foregoing provisions of this Section 10. Such program may include, without limitation, provisions for the crediting of earnings and losses on unpaid amounts and, if permitted by the Committee, provisions under which Grantees may select from among hypothetical investment alternatives for such deferred amounts in accordance with procedures established by the Committee.

(iv)               Notwithstanding any other provision of this Section 10, any fractional Phantom Share will be paid out in cash at the Phantom Share Value as of the Settlement Date.

(v)                No Phantom Share shall give any Grantee any rights with respect to Shares or any ownership interest in the Company. Except as may be provided in accordance with Section 11, no provision of the Plan shall be interpreted to confer upon any Grantee of a Phantom Share any voting, dividend or derivative or other similar rights with respect to any Phantom Share.

(f)                  Claims Procedures.

(i)                  The Grantee, or his beneficiary hereunder or authorized representative, may file a claim for payments with respect to Phantom Shares under the Plan by written communication to the Committee or its designee. A claim is not considered filed until such communication is actually received. Within 90 days (or, if special circumstances require an extension of time for processing, 180 days, in which case notice of such special circumstances should be provided within the initial 90-day period) after the filing of the claim, the Committee will either:

(1)                approve the claim and take appropriate steps for satisfaction of the claim; or

(2)                if the claim is wholly or partially denied, advise the claimant of such denial by furnishing to him or her a written notice of such denial setting forth: (A) the specific reason or reasons for the denial; (B) specific reference to pertinent provisions of the Plan on which the denial is based and, if the denial is based in whole or in part on any rule of construction or interpretation adopted by the Committee, a reference to such rule, a copy of which shall be provided to the claimant; (C) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of the reasons why such material or information is necessary; and (D) a reference to this Section 10(f) as the provision setting forth the claims procedure under the Plan.

(ii)                The claimant may request a review of any denial of his or her claim by written application to the Committee within 60 days after receipt of the notice of denial of such claim. Within 60 days (or, if special circumstances require an extension of time for processing, 120 days, in which case notice of such special circumstances should be provided within the initial 60-day period) after receipt of written application for review, the Committee will provide the claimant with its decision in writing, including, if the claimant’s claim is not approved, specific reasons for the decision and specific references to the Plan provisions on which the decision is based.

11.                PROVISIONS APPLICABLE TO DIVIDEND EQUIVALENT RIGHTS.

(a)                 Grant of DERs. Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the Award Agreements, authorize the granting of DERs to Eligible Persons based on the dividends declared on Common Stock, to be credited as of the dividend payment dates, during the period between the date a Grant that is a Full Value Award is issued, and the date such Grant vests or expires, as determined by the Committee. Such DERs shall be converted to cash or additional Shares by such formula and at such time and subject to such limitation as may be determined by the Committee. No DERs or dividends shall be earned, accrued or paid in respect of Options, or stock appreciation rights that are described in Section 7(h), that have not been exercised. If a DER is granted in respect of another Grant hereunder, then, unless otherwise stated in the Award Agreement, or, in the appropriate case, as determined by the Committee, in no event shall the DER be in effect for a period beyond the time during which the applicable related portion of the underlying Grant has been settled, or has expired, been forfeited or otherwise lapsed, as applicable.

(b)                Certain Terms.

(i)                  The term of a DER shall be set by the Committee in its discretion.

(ii)                Payment of the amount determined in accordance with Section 11(a) shall be in cash, in Common Stock or a combination of both, as determined by the Committee at the time of grant.

(c)                 Other Types of DERs. The Committee may establish a program under which DERs of a type whether or not described in the foregoing provisions of this Section 11 may be granted to Eligible Persons. For example, without limitation, the Committee may grant a DER with respect to a Phantom Share, which right would consist of the right (subject to Section 11(d)) to receive a cash payment in an amount equal to the dividend distributions paid on a Share from time to time.

(d)                Deferral.

(i)                  The Committee may (taking into account, without limitation, Section 409A of the Code, as the Committee may deem appropriate) establish a program under which Grantees (i) will have Phantom Shares credited, subject to the terms of Sections 10(d) and 10(e) as though directly applicable with respect thereto, upon the granting of DERs, or (ii) will have payments with respect to DERs deferred.

(ii)                The Committee may establish a program under which distributions with respect to DERs may be deferred. Such program may include, without limitation, provisions for the crediting of earnings and losses on unpaid amounts, and, if permitted by the Committee, provisions under which Grantees may select from among hypothetical investment alternatives for such deferred amounts in accordance with procedures established by the Committee.

12.                OTHER EQUITY-BASED AWARDS. The Board shall have the right to grant other awards based upon the Common Stock having such terms and conditions as the Board may determine, including without limitation, the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock, including the grant of Long Term Incentive Units in any Subsidiary, operating partnership or other entity. Long Term Incentive Units may include “appreciation only” Long Term Incentive Units that include a right to settlement in cash or conversion into other property, in each case in an amount equal to the appreciation in value that has accreted with respect to the underlying Long Term Incentive Unit following the date on which the Long Term Incentive Unit was granted.

13.                PERFORMANCE GOALS. The Committee may, in its discretion (i) establish one or more performance goals (“Performance Goals”) as a precondition to the issue of Grants, and (ii) provide, in connection with the establishment of the Performance Goals, for predetermined Grants to those Grantees (who continue to meet all applicable eligibility requirements) with respect to whom the applicable Performance Goals are satisfied. The Performance Goals shall be based upon the criteria set forth in Exhibit A hereto which is hereby incorporated herein by reference as though set forth in full.

14.                TERM OF PLAN. Grants may be granted pursuant to the Plan until the expiration of 10 years from the Restatement Date of the Plan.

15.                RECAPITALIZATION AND CHANGES OF CONTROL.

(a)                 Subject to any required action by stockholders and to the specific provisions of Section 16, if (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company, or any distribution to holders of Common Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Grants, then:

(i)                  the maximum aggregate number of Shares which may be made subject to Options and DERs under the Plan, the maximum aggregate number and kind of Shares of Restricted Stock that may be granted under the Plan, the maximum aggregate number of Phantom Shares and other Grants which may be granted under the Plan may be appropriately adjusted by the Committee in its discretion; and

(ii)                the Committee shall take any such action as in its discretion shall be necessary to maintain each Grantees’ rights hereunder (including under their applicable Award Agreements) so that they are, in their respective Options, Phantom Shares and DERs (and, as appropriate, other Grants under Section 12), substantially proportionate to the rights existing in such Options, Phantom Shares and DERs (and other Grants under Section 12) prior to such event, including, without limitation, adjustments in (A) the number of Options, Phantom Shares and DERs (and other Grants under Section 12) granted, (B) the number and kind of shares or other property to be distributed in respect of Options, Phantom Shares and DERs (and other Grants under Section 12), as applicable, (C) the Exercise Price, Purchase Price and Phantom Share Value, and (D) performance-based criteria established in connection with Grants; provided that, in the discretion of the Committee, the foregoing clause (D) may also be applied in the case of any event relating to a Subsidiary if the event would have been covered under this Section 15(a) had the event related to the Company.

Notwithstanding the foregoing, in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Grants to reflect such equity restructuring.

To the extent that such action shall include an increase or decrease in the number of Shares (or units of other property then available) subject to all outstanding Grants, the number of Shares (or units) available under Section 6 above shall be increased or decreased, as the case may be, proportionately.

(b)                Any Shares or other securities distributed to a Grantee with respect to Restricted Stock or otherwise issued in substitution of Restricted Stock pursuant to this Section 15 shall be subject to the applicable restrictions and requirements imposed by Section 9, including depositing the certificates therefor with the Company together with a stock power and bearing a legend as provided in Section 9(c)(i).

(c)                 If the Company shall be consolidated or merged with another corporation or other entity, each Grantee who has received Restricted Stock that is then subject to restrictions imposed by Section 9(d) may be required to deposit with the successor corporation the certificates for the stock or securities or the other property that the Grantee is entitled to receive by reason of ownership of Restricted Stock in a manner consistent with Section 9(c)(ii), and such stock, securities or other property shall become subject to the restrictions and requirements imposed by Section 9(d), and the certificates therefor or other evidence thereof shall bear a legend similar in form and substance to the legend set forth in Section 9(c)(i).

(d)                The judgment of the Committee with respect to any matter referred to in this Section 15 shall be conclusive and binding upon each Grantee without the need for any amendment to the Plan.

(e)                 To the extent that the foregoing adjustment related to securities of the Company, such adjustments shall be made by the Committee, whose determination shall be conclusive and binding on all persons.

(f)                  Except as expressly provided in this Section 15, a Grantee shall have no rights by reason of subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger or consolidation or spin-off of assets or stock of another corporation, and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to a Grant or the Exercise Price of Shares subject to an Option.

(g)                Grants made pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business assets.

(h)                Upon the occurrence of a Change of Control:

(i)                  The Committee as constituted immediately before the Change of Control may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the Change of Control (including, without limitation, the substitution of stock other than stock of the Company as the stock optioned hereunder, and the acceleration of the exercisability of the Options, cancellation of any Options or stock appreciation rights in return for payment equal to the Fair Market Value of Shares subject to an Option or stock appreciation right as of the date of the Change of Control less the exercise price applicable thereto (which amount may be zero) and settling of each Phantom Share or, as applicable, other Grant under Section 12), provided that the Committee determines that such adjustments do not have a substantial adverse economic impact on the Grantee as determined at the time of the adjustments.

(ii)                Except as otherwise provided in an applicable Award Agreement, all restrictions and conditions on each DER shall automatically lapse and all Grants under the Plan shall be deemed fully vested.

(iii)              Notwithstanding the provisions of Section 10, the Settlement Date for Phantom Shares shall be the date of such Change of Control and all amounts due with respect to Phantom Shares to a Grantee hereunder shall be paid as soon as practicable (but in no event more than 30 days) after such Change of Control, unless such Grantee elects otherwise in accordance with procedures established by the Committee.

16.                EFFECT OF CERTAIN TRANSACTIONS. In the case of (i) the dissolution or liquidation of the Company, (ii) a merger, consolidation, reorganization or other business combination in which the Company is acquired by another entity or in which the Company is not the surviving entity, or (iii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, the Plan and the Grants issued hereunder shall terminate upon the effectiveness of any such transaction or event, unless provision is made in connection with such transaction for the assumption of Grants theretofore granted, or the substitution for such Grants of new Grants, by the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and the per share exercise prices, as provided in Section 15. In the event of such termination, all outstanding Options and Grants shall be exercisable in full for at least fifteen days prior to the date of such termination whether or not otherwise exercisable during such period.

17.                SECURITIES LAW REQUIREMENTS.

(a)                 Legality of Issuance. The issuance of any Shares pursuant to Grants under the Plan and the issuance of any Grant shall be contingent upon the following:

(i)                  the obligation of the Company to sell Shares with respect to Grants issued under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee;

(ii)                the Committee may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to stock options; and

(iii)              each grant of Options, Restricted Stock, Phantom Shares (or issuance of Shares in respect thereof) or DERs (or issuance of Shares in respect thereof), or other Grant under Section 12 (or issuance of Shares in respect thereof), is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Options, Shares of Restricted Stock, Phantom Shares, DERs, other Grants or other Shares, no payment shall be made, or Phantom Shares or Shares issued or grant of Restricted Stock or other Grant made, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Committee.

(b)                Restrictions on Transfer. Regardless of whether the offering and sale of Shares under the Plan has been registered under the Act or has been registered or qualified under the securities laws of any state, the Company may impose restrictions on the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Act, the securities laws of any state or any other law. In the event that the sale of Shares under the Plan is not registered under the Act but an exemption is available which requires an investment representation or other representation, each Grantee shall be required to represent that such Shares are being acquired for investment, and not with a view to the sale or distribution thereof, and to make such other representations as are deemed necessary or appropriate by the Company and its counsel. Any determination by the Company and its counsel in connection with any of the matters set forth in this Section 17 shall be conclusive and binding on all persons. Without limiting the generality of Section 6, stock certificates evidencing Shares acquired under the Plan pursuant to an unregistered transaction shall bear a restrictive legend, substantially in the following form, and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law:

“THE SALE OF THE SECURITIES REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). ANY TRANSFER OF SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL FOR THE ISSUER SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT.”

(c)                 Registration or Qualification of Securities. The Company may, but shall not be obligated to, register or qualify the issuance of Grants and/or the sale of Shares under the Act or any other applicable law. The Company shall not be obligated to take any affirmative action in order to cause the issuance of Grants or the sale of Shares under the Plan to comply with any law.

(d)                Exchange of Certificates. If, in the opinion of the Company and its counsel, any legend placed on a stock certificate representing Shares sold under the Plan is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but lacking such legend.

(e)                 Certain Loans. Notwithstanding any other provision of the Plan, the Company shall not be required to take or permit any action under the Plan or any Award Agreement which, in the good-faith determination of the Company, would result in a material risk of a violation by the Company of Section 13(k) of the Exchange Act.

18.                COMPLIANCE WITH SECTION 409A OF THE CODE.

(a)                 Any Award Agreement issued under the Plan that is subject to Section 409A of the Code shall include such additional terms and conditions as may be required to satisfy the requirements of Section 409A of the Code.

(b)                With respect to any Grant issued under the Plan that is subject to Section 409A of the Code, and with respect to which a payment or distribution is to be made upon a Termination of Service, if the Participant is determined by the Company to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and any of the Company’s stock (or the stock of a controlled group affiliate thereof) is publicly traded on an established securities market or otherwise, such payment or distribution may not be made before the date which is six months after the date of Termination of Service (to the extent required under Section 409A of the Code).

(c)                 Notwithstanding any other provision of the Plan, the Board and the Committee shall administer the Plan, and exercise authority and discretion under the Plan, to satisfy the requirements of Section 409A of the Code or any exemption thereto.

19.                AMENDMENT OF THE PLAN. The Board may from time to time, with respect to any Shares at the time not subject to Grants, suspend or discontinue the Plan or revise or amend it in any respect whatsoever. The Board may amend the Plan as it shall deem advisable, except that no amendment may adversely affect a Grantee with respect to Grants previously granted unless such amendments are in connection with compliance with applicable laws; provided, however, that the Board may not make any amendment in the Plan that would, if such amendment were not approved by the holders of the Common Stock, cause the Plan to fail to comply with any requirement of applicable law or regulation, or of any applicable exchange or similar rule, unless and until the approval of the holders of such Common Stock is obtained. Notwithstanding the foregoing, without stockholder approval, except as otherwise permitted under Section 15 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option; (ii) the Committee may not cancel any outstanding Option and replace it with a new Option (with a lower Exercise Price) or other Grant or cash payment that is greater than the intrinsic value (if any) of the cancelled Option; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

20.                APPLICATION OF FUNDS. The proceeds received by the Company from the sale of Common Stock pursuant to the exercise of an Option, the sale of Restricted Stock or in connection with other Grants under the Plan will be used for general corporate purposes.

21.                TAX WITHHOLDING. Each Grantee shall, no later than the date as of which the value of any Grant first becomes includable in the gross income of the Grantee for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of any federal, state or local taxes of any kind that are required by law to be withheld with respect to such income. A Grantee may elect to have such tax withholding satisfied, in whole or in part, by (i) authorizing the Company to withhold a number of Shares to be issued pursuant to a Grant equal to the Fair Market Value as of the date withholding is effected that would satisfy the withholding amount due, (ii) transferring to the Company Shares owned by the Grantee with a Fair Market Value equal to the amount of the required withholding tax, or (iii) in the case of a Grantee who is an Employee of the Company at the time such withholding is effected, by withholding from the Grantee’s cash compensation. Notwithstanding anything contained in the Plan to the contrary, the Grantee’s satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide Shares to the Grantee, and the failure of the Grantee to satisfy such requirements with respect to a Grant shall cause such Grant to be forfeited.

22.                NOTICES. All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Grantee, shall be delivered personally or mailed to the Grantee at the address appearing in the records of the Participating Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 22.

23.                RIGHTS TO EMPLOYMENT OR OTHER SERVICE. Nothing in the Plan or in any Grant issued pursuant to the Plan shall confer on any individual any right to continue in the employ or other service of the Participating Company (if applicable) or interfere in any way with the right of the Participating Company and its stockholders to terminate the individual’s employment or other service at any time.

24.                EXCULPATION AND INDEMNIFICATION. To the maximum extent permitted by law, the Company shall indemnify and hold harmless the members of the Board and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of such persons.

25.                NO FUND CREATED. Any and all payments hereunder to any Grantee under the Plan shall be made from the general funds of the Company (or, if applicable, a Participating Company), no special or separate fund shall be established or other segregation of assets made to assure such payments, and the Phantom Shares (including for purposes of this Section 25 any accounts established to facilitate the implementation of Section 10(d)(iii)) and any other similar devices issued hereunder to account for Plan obligations do not constitute Common Stock and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company (or a Participating Company) may establish a mere bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The obligations of the Company (or, if applicable, a Participating Company) under the Plan are unsecured and constitute a mere promise by the Company (or, if applicable, a Participating Company) to make benefit payments in the future and, to the extent that any person acquires a right to receive payments under the Plan from the Company (or, if applicable, a Participating Company), such right shall be no greater than the right of a general unsecured creditor of the Company (or, if applicable, a Participating Company). Without limiting the foregoing, Phantom Shares and any other similar devices issued hereunder to account for Plan obligations are solely a device for the measurement and determination of the amounts to be paid to a Grantee under the Plan, and each Grantee’s right in the Phantom Shares and any such other devices is limited to the right to receive payment, if any, as may herein be provided.

26.                NO FIDUCIARY RELATIONSHIP. Nothing contained in the Plan (including without limitation Section 10(e)(iii)), and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company, the Participating Companies, or their officers or the Committee, on the one hand, and the Grantee, the Company, the Participating Companies or any other person or entity, on the other.

27.                CAPTIONS. The use of captions in the Plan is for convenience. The captions are not intended to provide substantive rights.

28.                GOVERNING LAW. THE PLAN SHALL BE GOVERNED BY THE LAWS OF NEW YORK, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.

PROXY

RETAIL OPPORTUNITY INVESTMENTS CORP.

2022 Meeting of Stockholders – April 25, 2022

Offices of Clifford Chance US LLP

31 West 52nd St., New York, New York 10019

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned stockholder of Retail Opportunity Investments Corp., a Maryland corporation (the “Company”), hereby appoints Stuart A. Tanz and Michael B. Haines, or either of them, each with power to act without the other and with power of substitution, as proxies (the “Proxies”) and attorneys-in-fact and hereby authorizes them to attend the Annual Meeting of Stockholders (the “Meeting”) of the Company to be held on April 25, 2022, at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and to otherwise represent the undersigned at the Meeting with all powers which the undersigned would possess if present at the Meeting. By signing this proxy, the undersigned acknowledges receipt of the Notice of Annual Meeting and of the accompanying Proxy Statement, the terms of which are incorporated by reference herein, and revokes any proxy given with respect to the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THE PROXY STATEMENT AND “FOR” PROPOSALS 2, 3 AND 4. THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(Continued and to be marked, dated and signed on the reverse side)

See Reverse Side

▲TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE YOUR PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held at 1:30 p.m., EASTERN time, on April 25, 2022. The Proxy Statement and our 2021 Annual Report to Stockholders are available at: http://www.viewproxy.com/roireit/2022

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW AND “FOR” PROPOSALS 2, 3 AND 4.						Please mark your votes like this ☒
1. ELECTION OF DIRECTORS		FOR ALL	WITHHOLD FOR ALL	FOR ALL EXCEPT		FOR	AGAINST	ABSTAIN
Nominees:
01 Richard A. Baker 02 Angela K. Ho 03 Michael J. Indiveri 04 Zabrina M. Jenkins 05 Lee S. Neibart	06 Adrienne B. Pitts 07 Laura H. Pomerantz 08 Stuart A. Tanz 09 Eric S. Zorn	☐	☐	☐	2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2022.	☐	☐	☐
					3. Approval, on an advisory basis, of the compensation of the Company’s named executive officers as described in the 2022 Proxy Statement.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual, mark, “For All Except” and write the nominee’s name(s) on the line below.)					4. Approval of the Company’s Second Amended and Restated 2009 Equity Incentive Plan	☐	☐	☐
					I plan on attending the meeting			☐
DO NOT PRINT IN THIS AREA (Stockholder Name & Address Data)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE, “FOR” PROPOSALS 2, 3 AND 4 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Date: _____________________________________________________________________

__________________________________________________________________________

Signature

__________________________________________________________________________

Signature (if held jointly)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark the box.) ☐	NOTE: This proxy should be marked, dated and signed by each stockholder exactly as such stockholder’s name appears hereon, and returned promptly in the enclosed envelope. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian please give full title as such. If the signer is a corporation, please sign the full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in the partnership’s name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE

▲TO VOTE BY MAIL, PLEASE DETACH HERE, MARK, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED▲

TO AUTHORIZE YOUR PROXY BY TELEPHONE OR INTERNET QUICK ★ ★ ★ EASY ★ ★ ★ IMMEDIATE

Your telephone or internet proxy authorizes the Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

AUTHORIZE YOUR PROXY BY INTERNET: THE WEB ADDRESS IS www.proxyvoting.com/ROIC. You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

AUTHORIZE YOUR PROXY BY PHONE: You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

Call ★ ★ Toll Free ★ ★

(888) 698-8086

There is NO CHARGE to you for this call

OPTION A: You are encouraged to review each proposal and select a voting choice before you submit your proxy. Please press 0 in order to vote on each proposal separately.

OPTION B: If you prefer not to select a voting choice with respect to each proposal you may press 1 to submit a proxy. If you select this option, your shares will be voted in accordance with the recommendations made by the Company’s Board of Directors.

Internet and Telephone voting is available through 11:59 P.M. Eastern Time on April 24, 2022.	CONTROL NUMBER for Telephone/Internet Proxy Authorization